Exhibit 2.1

Execution Copy

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

Dated as of February 22, 2007

LINDE GAS INC.

LINDE AG

IKARIA HOLDINGS, INC.

IKARIA ACQUISITION INC.

IKARIA, INC.

SALE AND PURCHASE AGREEMENT

for the purchase and sale of 100% of the outstanding
limited liability company membership interests of

INO THERAPEUTICS LLC

FRESHFIELDS BRUCKHAUS DERINGER LLP

I

	5.8	Availability of Funds	31
	5.9	Ikaria Merger	32
	5.10	No Brokers or Finders	32
	5.11	Solvency	32

6.	Representations And Warrantees Relating To Ikaria And Its Business		32
	6.1	Organization and Standing; Books and Records	33
	6.2	Authority; Execution and Delivery; and Enforceability	33
	6.3	No Conflicts; Consents	33
	6.4	Financial Statements; No Undisclosed Liabilities; Absence of Changes	33
	6.5	Assets Other than Real Property Interests	34
	6.6	Real Property	35
	6.7	Intellectual Property	35
	6.8	Contracts	37
	6.9	Personal Property	37
	6.10	Permits	38
	6.11	Insurance	38
	6.12	Taxes	38
	6.13	Proceedings and Judgments	38
	6.14	Benefit Plans	39
	6.15	Compliance with Applicable Laws	39
	6.16	Employee and Labor Matters	40
	6.17	Environmental Matters	40
	6.18	Transactions with Affiliates	40
	6.19	Food and Drug Safety Matters	40
	6.20	No Knowledge of Misrepresentation or Omission	41

7.	Covenants		41
	7.1	Conduct of Business of the Company	41
	7.2	Conduct of Business of Ikaria	43
	7.3	Director and Officer Indemnification and Insurance Matters	43
	7.4	Access to Information	43
	7.5	Confidentiality	43
	7.6	Reasonable Best Efforts; Applicable Competition Laws; Consents	44
	7.7	Expenses; Transfer Taxes	47
	7.8	Employee Matters	47
	7.9	Post-Closing Cooperation	48
	7.10	Tax Matters	49
	7.11	Publicity	49
	7.12	Records	49
	7.13	Payment at Closing of Intra-Group Debt	50
	7.14	Notices of Certain Events	50
	7.15	Matters Relating to Insurance Following the Closing	50
	7.16	Disclaimers	50
	7.17	Efforts Related to Debt Financing	51
	7.18	Agreements Not to Compete	51
	7.19	Miscellaneous Covenants	53

8.	Conditions Precedent		54
	8.1	Conditions to Each Party’s Obligation	54
	8.2	Conditions to Obligation of Purchaser, Holdco and Ikaria	54
	8.3	Conditions to Obligation of Seller	55
	8.4	Frustration of Closing Conditions	56
	8.5	Effect of Certain Waivers of Closing Conditions	56

9.	Termination, Amendment And Waiver		57

II

	9.1	Termination	57
	9.2	Effect of Termination	58
	9.3	NMC Side Letter Related to Liquidated Damages	58

10.	Indemnification		59
	10.1	Indemnification by Seller	59
	10.2	Indemnification by Purchaser	60
	10.3	Calculation and Recovery of Losses; Other Limitations	61
	10.4	Termination of Indemnification	62
	10.5	Procedures	63
	10.6	Mitigation	64
	10.7	Survival of Representations	64

11.	Guaranteed Obligations		65
	11.1	Purchaser Guaranteed Obligations	65
	11.2	Seller Guaranteed Obligations	65

12.	Miscellaneous		66
	12.1	Assignment	66
	12.2	No Third-Party Beneficiaries	66
	12.3	Notices	66
	12.4	Counterpart Execution and Facsimile Delivery	67
	12.5	Entire Agreement	67
	12.6	Severability	68
	12.7	Specific Performance	68
	12.8	Consent to Jurisdiction	68
	12.9	Governing Law	68
	12.10	Waiver of Jury Trial	68
	12.11	Amendments and Waivers	69
	12.12	Certain Matters Related to Holdco, Purchaser and Ikaria	69

SCHEDULES

Company Disclosure Schedule

Holdco/Ikaria Disclosure Schedule

EXHIBITS

Exhibit A	–	List of Ancillary Agreements

Exhibit B	–	Illustrative Examples of Cash and Matters Related to the Cash Purchase Price; Certain Adjustments

Exhibit 1.1(a)	–	Forms of AGA Contracts Assignment Agreements

Exhibit 1.1(b)	–	Form of Commercial Agreement

Exhibit 1.1(c)	–	Discrepancy Amount (assuming December 31, 2005 Closing)

Exhibit 1.1(d)	–	Form of Existing ROW Amendment Agreement

Exhibit 1.1(e)	–	Form of Global IP Assignment

III

Exhibit 1.1(f)	–	Form of Investor Stockholders Agreement

Exhibit 1.1(f-1)	–	Form of MGH Assignment Agreement

Exhibit 1.1(g)	–	Form of MGH Partial Assignment Agreement

Exhibit 1.1(g-1)	–	Form of MGH Sub-License Agreement

Exhibit 1.1(h)	–	Form of Patent and Know-how License

Exhibit 1.1(i)	–	Form of Trademark Co-existence Agreement

Exhibit 1.1(j)	–	Terms of Transitional Services Agreement

Exhibit 1.1(k)	–	Form of Viasys Side Letter

Exhibit 5.8(a)	–	Executed Debt Commitment Letter

Exhibit 5.8(b)	–	Executed Equity Financing Agreement

Exhibit 8.3(c)	–	Restated Certificate of Incorporation of Holdco

Exhibit 8.3(d)	–	Amended and Restated Bylaws of Holdco

IV

Execution Copy

SALE AND PURCHASE AGREEMENT

This SALE AND PURCHASE AGREEMENT (this Agreement), dated as of February 22, 2007, by and among LINDE GAS INC., a Delaware corporation (Seller); LINDE AG, a German Aktiengesellschaft (Seller Guarantor); IKARIA HOLDINGS, INC., a Delaware corporation (Holdco); IKARIA ACQUISITION INC., a Delaware corporation and a wholly-owned Subsidiary of Holdco (Purchaser); and IKARIA, INC., a Delaware corporation (Ikaria).

W I T N E S S E T H

WHEREAS, Seller owns all of the issued and outstanding limited liability company membership interests (the Interests) of INO Therapeutics LLC, a Delaware limited liability company (the Company);

WHEREAS, AGA (or an Affiliate of AGA) is the owner of the AGA IP Transferred Rights used by the Company in connection with its business;

WHEREAS, Purchaser desires to (a) purchase the Interests from Seller and (b) have the Company acquire the AGA IP Transferred Rights from AGA (or an Affiliate of AGA) immediately following the transactions contemplated by Section 2.1(a)(i), and (i) Seller desires to sell the Interests to Purchaser and (ii) AGA (or an Affiliate of AGA at the direction of AGA) desires to transfer the AGA IP Transferred Rights to the Company immediately following the transactions contemplated by Section 2.1(a)(i), in consideration of the Cash Purchase Price and the Holdco Shares, upon the terms and subject to the conditions set forth in this Agreement (and, with respect to the AGA IP Transferred Rights, the terms and conditions of the IP Transfer Agreements); and

WHEREAS, immediately prior to the Closing, Holdco will acquire all the equity interests of Ikaria pursuant to and in accordance with the Ikaria Merger Agreement.

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the Parties hereby agree as follows:

1.             DEFINITIONS AND INTERPRETATION

1.1                               Definitions

As used herein, the following terms have the following meanings:

Accounting Firm means Pricewaterhouse Coopers LLP or, if such firm is unable or unwilling to so act, such other internationally-recognized firm of independent public accountants as shall be agreed upon in writing by Purchaser and Seller.

Acquisition has the meaning set forth in Section 2.1(a) of this Agreement.

Affiliate means, with respect to any Person, any other Person that controls, is controlled by or is under common control with such first Person (and for this purpose, the term control means the power to direct the management and policies of such Person (directly or indirectly), whether through ownership of voting securities, by Contract or otherwise (and the terms controlling and controlled have meanings correlative to the foregoing)).

AGA means AGA AB, a Swedish aktiebolag and a wholly-owned Subsidiary of Seller Guarantor.

AGA Contracts Assignment Agreements means those certain assignment agreements, by and between AGA and the Company, in the forms attached hereto as Exhibit 1.1(a).

AGA IP Transferred Rights means the rights and obligations (including rights under Contracts) and other assets and properties relating to Intellectual Property to be transferred by AGA (or by an Affiliate of AGA at the direction of AGA) to the Company pursuant to the IP Transfer Agreements.

Agreement has the meaning set forth in the Preamble.

Allegheny New Mountain Partners means Allegheny New Mountain Partners, L.P., a Delaware limited partnership.

Ancillary Agreements means those agreements, instruments, certificates and other documents (a) executed and delivered in connection with this Agreement and (b) to be executed and delivered in connection with the consummation of the transactions contemplated by this Agreement and the agreements, instruments, certificates and other documents contemplated by clause (a), in each case, listed on Exhibit A hereto; provided that five (5) Business Days prior to Closing, either (i) the MGH Assignment Agreement and the MGH Sub-License Agreement or (ii) the MGH Partial Assignment Agreement, shall be deemed removed from Exhibit A, as determined in accordance with Section 7.6(d).

Applicable Competition Laws has the meaning set forth in Section 7.6(b).

Applicable Law means any applicable U.S. or foreign federal, state or local statute, law, ordinance, regulation, rule, code, order (whether executive, legislative, judicial or otherwise), judgment, injunction, notice, decree or other requirement or rule of law or legal process (including common law), or any other order of, or agreement issued, promulgated or entered into by, any Governmental Entity.

ARCH Venture means ARCH Venture Fund VI, L.P., a Delaware limited partnership.

Benefit Plans has the meaning set forth in Section 4.14(a) of this Agreement.

Black Point means Black Point Group, LP, a Delaware limited partnership.

Business Day means any day on which banks are not required or authorized by Applicable Law to close in the State of New York.

Cash means, in relation to the Company, the aggregate of its cash (whether in hand or credited to any account in its name with any banking, financial, acceptance, credit, lending or other similar institution or organization) and its cash equivalents (which shall include, for the avoidance of doubt, cash and cash equivalents resulting from the settlement of any Intra-Group Debt Receivables), as of the close of business on the day immediately preceding the Closing Date, calculated in accordance with GAAP.  For illustrative purposes, Cash as of December 31, 2004, 2005 and 2006 is set forth on Exhibit B hereto.

Cash Purchase Price has the meaning set forth in Section 2.1(b)(ii) of this Agreement.

Clinical Trials has the meaning set forth in Section 4.21(h) of this Agreement.

Closing has the meaning set forth in Section 2.2 of this Agreement.

Closing Date has the meaning set forth in Section 2.2 of this Agreement.

Code means the U.S. Internal Revenue Code of 1986, as amended.

Commercial Agreement means that certain commercial agreement, by and among AGA, the Company and Holdco, in the form attached hereto as Exhibit 1.1(b).

Commercial and IP Agreements means the Commercial Agreement, the Existing ROW Amendment Agreement, the IP Transfer Agreements, the Patent and Know-how License, the Trademark Co-existence Agreement and the Viasys Side Letter.

Company has the meaning set forth in the Recitals.

Company Balance Sheet has the meaning set forth in Section 4.4(a) of this Agreement.

Company Benefit Plan has the meaning set forth in Section 4.14(a) of this Agreement.

Company Contracts has the meaning set forth in Section 4.8(a) of this Agreement.

Company Disclosure Schedule means that certain disclosure schedule delivered to Purchaser concurrently herewith and identified as the “Company Disclosure Schedule.”

Company Employee has the meaning set forth in Section 7.8(a) of this Agreement.

Company Employee Amounts means the aggregate amount of:

(i)                                     any incentive payments made or to be made by the Company to Company Employees in connection with the Acquisition;

(ii)                                  any payments made or to be made by the Company pursuant to the Company’s Long Term Incentive Plan on the Closing Date or within 180 days thereafter; and

(iii)                               any payments of annual incentive bonuses and commissions made or to be made to Company Employees with respect to performance in 2006;

provided that if (A) Holdco, Purchaser, Ikaria, any Investor or any of their Affiliates takes any action (or intentionally fails to take any action) following the Closing which (1) causes the Company Employee Amounts to be greater than the Scheduled Company Employee Amounts (including by virtue of any amendment or modification to any Contract or employee benefit plan referenced in the foregoing clause (ii) or (iii), but excluding actions required to be taken by an such Person pursuant to this Agreement or the Ancillary Agreements), or (2) in the case of clause (ii), causes an amount scheduled to be paid more than 180 days after the Closing Date to be paid or required to be paid within 180 days after the Closing Date, then neither such increased amount (in the case of clause (1)) nor such amount paid or required to be paid within 180 days after the Closing Date (in the case of clause (2)) shall be considered a Company Employee Amount hereunder (nor shall the exclusion of any such amount from such definition affect which Person is responsible for payment thereof, it being agreed that neither Seller, the Seller Guarantor nor any other member of Seller’s Group shall be responsible for any such amount)) and (B) to the extent that the Company has made any payment contemplated by clauses (i), (ii) or (iii) with amounts that would otherwise be Cash hereunder, no such amounts shall be considered part of the Company Employee Amount for the purposes of this Agreement.

Company Financial Statements has the meaning set forth in Section 4.4(a) of this Agreement.

Company Intellectual Property has the meaning set forth in Section 4.7(a) of this Agreement.

Company IP License Agreement has the meaning set forth in Section 4.7(c) of this Agreement.

Company Licensed-In Intellectual Property has the meaning set forth in Section 4.7(a) of this Agreement.

Company Permits has the meaning set forth in Section 4.10(a) of this Agreement.

Competitive Activities Binding Seller has the meaning set forth in Section 7.18(a) of this Agreement.

Competitive Activities Binding INO has the meaning set forth in Section 7.18(b) of this Agreement.

Confidentiality Agreement has the meaning set forth in Section 7.5(a) of this Agreement.

Contract means any written or legally binding oral contract, agreement, instrument, lease, license, indenture or promissory note.

Covox has the meaning set forth in the Commercial Agreement.

Current Assets means the current assets of the Company (other than any Intra-Group Debt Receivables and Cash) as of the close of business on the day immediately preceding the Closing Date, calculated in accordance with GAAP on a basis consistent with the Company Balance Sheet (provided that the Company Balance Sheet shall take precedence over GAAP if the Company Balance Sheet was not prepared in accordance with GAAP), subject only to adjustment in accordance with Exhibit B, which Exhibit B sets forth, for illustrative purposes, Current Assets as of December 31, 2004, 2005 and 2006.  In determining Current Assets and Current Liabilities, no reserves, liabilities or similar items that were reflected on the Company Balance Sheet shall be reversed (or reallocated to cover any other reserve, liability or similar items required to be provided by GAAP) to determine Current Assets or Current Liabilities (other than reversal of a reserve for a specific liability because it was fully satisfied prior to the Closing).

Current Liabilities means the current liabilities of the Company (other than any Intra-Group Debt Payables) as of the close of business on the day immediately preceding the Closing Date, calculated in accordance with GAAP on a basis consistent with the Company Balance Sheet (provided that the Company Balance Sheet shall take precedence over GAAP if the Company Balance Sheet was not prepared in accordance with GAAP), subject only to adjustment in accordance with Exhibit B, which Exhibit B sets forth, for illustrative purposes, Current Liabilities as of December 31, 2004, 2005 and 2006; provided that Current Liabilities shall not include the Company Employee Amounts or any amounts which Seller or its Affiliates are assuming pursuant to the first sentence of Section 7.8(a).

Delaware Limited Liability Company Act means the Delaware Limited Liability Company Act, 6 Del.C. §18-101 et seq. (as in effect from time to time).

Debt Commitment Letters has the meaning set forth in Section 5.8 of this Agreement.

Debt Financing has the meaning set forth in Section 7.17 of this Agreement.

Discrepancy Amount means the amount of any sales credit granted to a customer of the Company relating to billing disputes in connection with meter discrepancies, other than those sales credits granted in the Company’s normal (ELP) sales credit process (which ELP sales credits consist of those granted as a result of the 4-day cap on pricing in the Company’s customer Contracts), where such credit relates to services invoiced by the Company prior to Closing and is granted to such customer after the Closing.  For illustrative purposes, Exhibit 1.1(c) sets forth the calculation of the aggregate Discrepancy Amounts assuming a Closing Date of December 31, 2005.

DGCL means the General Corporation Law of the State of Delaware.

Effect has the meaning set forth in the definition of Material Adverse Effect.

Enforceability Exceptions has the meaning set forth in Section 3.2 of this Agreement.

Environmental Law means any Applicable Law relating to pollution, contamination, protection of the environment or natural resources, employee health or safety, or the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Substances.

Equity Financing Agreement has the meaning set forth in Section 5.8 of this Agreement.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate means any Person that has ever been considered a single employer with the Company under Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

Estimated Cash Purchase Price has the meaning set forth in Section 2.1(c) of this Agreement.

Existing ROW Amendment Agreement means that certain amendment agreement, by and among the Company, AGA S.A. (an Argentinean corporation), BOC Limited (an Australian corporation), AGA S.A. (a Chilean corporation), AGA FANO, Fabrica Nacional De Oxígeno S.A. (a Colombian corporation) and AGA S.A. (a Uruguayan corporation), in the form attached hereto as Exhibit 1.1(d).

External Debt means the aggregate of the Financial Debt owed by the Company immediately prior to the Closing (together with accrued interest, fees, and, to the extent such Financial Debt is discharged as of the Closing, any other amounts necessary to discharge such Financial Debt in full as of the Closing), as such amount is finally determined in accordance with Section 2.4; provided that (i) External Debt shall not include any Intra-Group Debt Payables (and any interest thereon) and (ii) no items categorized as External Debt shall be treated as a liability in Working Capital.  For illustrative purposes, External Debt as of December 31, 2004, 2005 and 2006 is set forth on Exhibit B hereto.

FDA means the United States Food and Drug Administration (in respect of the Company’s activities in the United States) and any other equivalent Governmental Entity in Canada (in respect of the Company’s activities in Canada).

FDA Law means any Applicable Law promulgated as a federal law as of the date hereof by a United States Governmental Entity (in respect of the Company’s activities in the United States) or Canadian Governmental Entity (in respect of the Company’s activities in Canada) and regulating any FDA Regulated Product (including the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301 et seq., the United States FDA Modernization Act of 1997, Stand Alone Provisions, Pub. L. No. 105-115, 111 Stat. 2295 (1997), the United States Public Health Service Act, 42 U.S.C. § 201 et seq.), and all regulations promulgated under such statutes, but excluding (i) any Applicable Law adopted by any countries, international bodies and jurisdictions other than the United States of America and Canada and (ii) any non-federal Applicable Law promulgated by a Governmental Entity in the United States or Canada.

FDA Regulated Product means any drug, medical device or combination product produced, sold, distributed or marketed by the Company as of the date of this Agreement, that is or is required to be cleared or approved (including approval for research, investigation or clinical use) by the FDA, and that is studied, used, held or offered for sale for human use, including for human research or investigation or clinical use (provided that the term FDA Regulated Product shall not include INFASURF, which was marketed by the Company pursuant to the co-promotion agreement by and between Forest Laboratories, Inc. and the Company.

FDA Regulated Ikaria Product means any drug, medical device or combination product produced or undergoing pre-clinical development by Ikaria as of the date of this Agreement that is or is required to be cleared or approved (including approval for research, investigation or clinical use) by the FDA, and that is studied, used, or held for potential human research or investigation or clinical use.

Finally Determined Cash Purchase Price has the meaning set forth in Section 2.4(c) of this Agreement.

Financial Debt means (a) all indebtedness of the Company for borrowed money, (b) all obligations of the Company to pay the deferred and unpaid purchase price of property, equipment and services that have been delivered to the Company (other than trade payables incurred in the ordinary course of business that are payable within 120 days), (c) all capital leases of the Company classified as such on the Company Balance Sheet and similar capital leases of the Company entered into since the date of the Company Balance Sheet, (d) all reimbursement or similar obligations of the Company in respect of letters of credit, bank guarantees or similar obligations, (e) all payment obligations of the Company under any swap, futures, forward contracts, hedges or any other similar risk management arrangement, but only to the extent of the market value thereof as of the date of measurement and (f) all Financial Debt of another Person referred to in clauses (a) through (e) above guaranteed, directly or indirectly, jointly or severally, in any manner by the Company (other than with respect to Financial Debt otherwise included in clauses (a) through (e) above).

5AM Ventures means 5AM Ventures II, L.P., a Delaware limited partnership.

GAAP means generally accepted accounting principles of the United States.

Global IP Assignment means that certain assignment agreement, by and between AGA and the Company, in the form attached hereto as Exhibit 1.1(e).

Governmental Entity means any United States or foreign federal, state, county, local, municipal or other governmental, regulatory or administrative authority, agency, commission or other instrumentality, any court, tribunal or arbitral body with competent jurisdiction.

Governing Documents means the charter, organizational and other documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, and shall include: (a) in respect of a corporation, its certificate or articles of incorporation or association and/or its by-laws; (b) in respect of a partnership, its certificate of partnership and its partnership agreement; and (c) in respect of a limited liability company, its certificate of formation and operating or limited liability company agreement.

Hazardous Substances means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, gases, constituents, compounds, chemicals (including petroleum or any by-products thereof, any form of natural gas, lead, asbestos and asbestos-containing materials, polychlorinated biphenyls (PCBs) and PCB-containing equipment), that is regulated by a Governmental Entity under Environmental Law.

Holdco has the meaning set forth in the Preamble.

Holdco/Ikaria Disclosure Schedule means that certain disclosure schedule delivered to Seller concurrently herewith and identified as the “Holdco/Ikaria Disclosure Schedule.”

Holdco Shares means (a) that number of shares of Series B Preferred Stock as is equal to: (i) 20.68% of the total amount of Series B Preferred Stock and (ii) 17.00% of the total amount of all capital stock of Holdco, in each case of (i) and (ii), issued and outstanding immediately following the Closing after giving effect to the transactions contemplated by this Agreement and the Ancillary Agreements (including giving effect to the issuances of capital stock of Holdco pursuant to the Ikaria Merger Agreement and the Series B Purchase Agreement, and the agreements, instruments and documents entered into in connection therewith), and, in the case of clause (ii), after taking into account the total amount of all shares of capital stock of Holdco underlying all securities issued and outstanding immediately following the Closing that are convertible into, or exercisable or exchangeable for, such shares of capital stock of Holdco (including shares of capital stock of Holdco underlying options that will be granted under Holdco’s 2007 Stock Option Plan in connection with the Ikaria Merger in exchange for options to acquire Ikaria capital stock, but not including any other shares of the capital stock of Holdco underlying securities to be issued pursuant to Holdco’s 2007 Stock Option Plan) and (b) 100 shares of Series C-4 Preferred Stock, par value $0.01 per share, of Holdco.  For illustrative purposes, Part II of Exhibit B hereto sets forth the capitalization of Holdco based on the capitalization of Ikaria as of the date indicated thereon.

Holdco’s 2007 Stock Option Plan means the stock option plan to be adopted by Holdco prior to the Closing, which plan shall initially reserve for issuance a total number of shares of Holdco common stock equal to the sum of (i) the total number of shares of the capital stock of Holdco underlying the Holdco options to be granted under Holdco’s 2007 Stock Option Plan in exchange for Ikaria stock options pursuant to the Ikaria Merger Agreement plus (ii) the number of shares of Holdco capital stock equal to seven percent (7%) of the total number of shares of Holdco capital stock outstanding immediately following the Closing (assuming conversion, exercise or exchange of all convertible securities that are outstanding immediately following the Closing, including the options referred to in clause (i)).

HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Ikaria has the meaning set forth in the Preamble.

Ikaria Audited Financial Statements has the meaning set forth in Section 6.4(a) of this Agreement.

Ikaria Balance Sheet has the meaning set forth in Section 6.4(a) of this Agreement.

Ikaria Benefit Plan means each Pension Plan, Welfare Plan and each other material plan, program, arrangement and agreement relating to compensation or employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by Ikaria for the benefit of any present or former officers, employees, agents, directors, consultants or independent contractors of Ikaria.

Ikaria Certificate of Merger means the certificate of merger to be filed with the Delaware Secretary of State in connection with the Ikaria Merger, in the form attached as an exhibit to the Ikaria Merger Agreement.

Ikaria Confidentiality Agreement has the meaning set forth in Section 7.5(b) of this Agreement.

Ikaria Contracts has the meaning set forth in Section 6.8(a) of this Agreement.

Ikaria Financial Statements has the meaning set forth in Section 6.4(a) of this Agreement.

Ikaria Intellectual Property has the meaning set forth in Section 6.7(a) of this Agreement.

Ikaria IP License Agreement has the meaning set forth in Section 6.7(c) of this Agreement.

Ikaria Leased Real Property has the meaning set forth in Section 6.6 of this Agreement.

Ikaria Licensed-In Intellectual Property has the meaning set forth in Section 6.7(a) of this Agreement.

Ikaria Merger means the merger of Ikaria Merger Sub, Inc. with and into Ikaria, with Ikaria being the surviving corporation, upon the terms and subject to the conditions of the Ikaria Merger Agreement and in accordance with the DGCL.

Ikaria Merger Agreement means the agreement and plan of merger by and among Holdco, Ikaria and Ikaria Merger Sub, Inc., executed as of the date hereof, an executed copy of which has been provided to Seller.

Ikaria Permits has the meaning set forth in Section 6.9(a) of this Agreement.

Ikaria Permitted Liens has the meaning set forth in Section 6.5 of this Agreement.

Ikaria Product Permits has the meaning set forth in Section 6.9(b) of this Agreement.

Ikaria Unaudited Financial Statements has the meaning set forth in Section 6.4(a) of this Agreement.

Indemnified Person means a Purchaser Indemnitee or a Seller Indemnitee, insofar as such Person is being indemnified hereunder.

Indemnifying Person means Seller, insofar as it is indemnifying a Purchaser Indemnitee hereunder, or Purchaser, insofar as it is indemnifying a Seller Indemnitee hereunder.

INOvent has the meaning set forth in the Commercial Agreement.

Interests has the meaning set forth in the Recitals.

Intellectual Property means all intellectual property anywhere in the world, including but not limited to: patents, design rights, trademarks (whether or not registered), service marks (whether or not registered), trade names, trade dress, internet domain names, corporate names, copyrights and any renewal rights therefor; proprietary rights in copyrighted works; registrations thereof and applications therefor; derivatives, continuations, continuations-in-part, extensions, reissues and renewals thereof; inventions (whether or not patentable), trade secrets and know-how; and any other rights in computer software (in any form, including source code and object code), data, firmware, mask works, discoveries, processes, flow charts, databases, technical documentation of programs and databases, utility models, projections, analyses, and market studies; all common law, statutory, treaty and convention rights with respect to any thereof; all property rights, moral rights, ownership and other rights in any thereof; and all worldwide forms of protection and rights in, to and under all of the foregoing.

Intra-Group Debt means Intra-Group Debt Payables and Intra-Group Debt Receivables.

Intra-Group Debt Payables means any amounts owed immediately prior to the Closing by the Company to any member of Seller’s Group (other than amounts so owed immediately prior to the Closing by the Company to any member of Seller’s Group in respect of trade payables (which term shall include trade payables, advance payments received for customer orders, lease liabilities and sundry liabilities)).

Intra-Group Debt Receivables means any amounts owed immediately prior to the Closing to the Company by any member of Seller’s Group (other than amounts so owed immediately prior to the Closing to the Company by any member of Seller’s Group in respect of trade receivables (which term shall include trade receivables, payments in advance, lease receivables and other receivables / assets)).

Investors means New Mountain Partners, New Mountain Affiliated Investors, Allegheny New Mountain Partners, ARCH Venture, Venrock Partners, Venrock Associates, Venrock Entrepreneurs, 5AM Ventures and Black Point.

Investor Expenses means [**]% of the amount of fees, costs and expenses incurred by the Investors, and payable to Persons other than the Investors and their Affiliates, in connection with the negotiation, execution and delivery of this Agreement and the Ancillary Agreements (including the Series B Purchase Agreement and the Ikaria Merger Agreement), and the financing documents entered into in connection with the Acquisition and the Ikaria Merger and the transactions contemplated thereby, whether pursuant to the debt instruments entered into pursuant to the Debt Commitment Letters, the Equity Financing Agreement or otherwise, and the consummation of the transactions contemplated hereby and thereby, to the extent the aggregate amount of such fees, costs and expenses paid or to be paid by Holdco or any Subsidiary of Holdco exceeds $[**].

Investor Stockholders Agreement means the Investor Stockholders Agreement, by and among Seller, the Investors, Holdco and the other holders of preferred stock of Holdco named therein, in the form attached hereto as Exhibit 1.1(f).

IP Transfer Agreements means:

(a)           the Global IP Assignment;

(b)           the AGA Contracts Assignment Agreements; and

(c)           either (i) the MGH Assignment Agreement and the MGH Sub-License Agreement; or (ii) in the event that the MGH Sub-License Agreement has not been executed by MGH by the date five (5) Business Days prior to Closing in accordance with Section 7.6(d) of this Agreement, the MGH Partial Assignment Agreement.

Judgment means any judgment, order or decree of any Governmental Entity.

Knowledge of a Person means that any officer, director or employee of such Person is actually aware of a fact or other matter; provided that (a) the term Knowledge of Seller shall mean that any of the following individuals is actually aware of a fact or other matter:  Lars Kallsater, Dennis L. Smith, Elizabeth Larkin, Richard Straube, William Cordivari and Todd Dixon, and, solely to the extent that the fact or other matter relates to the Company’s human resources facts or matters, Pamela Cantor and (b) the term Knowledge of Ikaria shall mean that any of the following individuals is actually aware of a fact or other matter:  Steve Gillis, Mark Roth, Csaba Szabo and Kevin Tomaselli.

Last Regular Day has the meaning set forth in Section 2.2(b) of the Agreement.

Leased Property has the meaning set forth in Section 4.6 of this Agreement.

Lien has the meaning set forth in Section 3.5 of this Agreement.

Linde Benefit Plans has the meaning set forth in Section 4.14(a) of this Agreement.

Linde Territories has the meaning set forth in the Commercial Agreement.

Liquidated Damages has the meaning set forth in Section 9.3(a) of this Agreement.

Losses has the meaning set forth in Section 10.1(a) of this Agreement.

Material Adverse Effect means with respect to a Person, a change or effect on the business of such Person that, or state of facts, circumstance, development or occurrence (any such item, an Effect) that, is materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of such Person; provided that the term Material Adverse Effect shall not include any Effect to the extent resulting from: (i) a change in Applicable Law or GAAP (or the interpretation thereof) that occurs after the date hereof or (ii) any change, occurrence, development, event, series of events or circumstances:  (A) affecting the industries in which such Person operates, (B) affecting the general economy of any nation or region in which such Person operates, (C) affecting national or international political conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack or (D) arising from the execution of or performance under this Agreement or the announcement of the Acquisition (including:  (1) cancellations in customer orders or the other loss of customers, (2) reduction in sales or revenue, (3) disruption in suppliers, distributors, partners or similar relationships, (4) the loss of employees and (5) any litigation brought in connection with the Acquisition), except, in the case of clauses (A), (B) and (C), if such Effect materially and disproportionately affects such Person, as compared to the other Persons operating in such industries, nations or regions, respectively; and (iii) any change, occurrence, development, event, series of events or circumstances resulting from compliance with the terms of, or the taking of any action required or permitted by, this Agreement.

MGH means The General Hospital Corporation, a not-for-profit corporation doing business as Massachusetts General Hospital, having a place of business at Fruit Street, Boston, Massachusetts 02114.

MGH Assignment Agreement means that certain assignment agreement, by and between AGA and the Company, in the form attached hereto as Exhibit 1.1(f-l).

MGH Partial Assignment Agreement means that certain partial assignment agreement, by and between AGA and the Company, in the form attached hereto as Exhibit 1.1(g).

MGH Sub-License Agreement means that certain sub-license agreement, by and between AGA, the Company and MGH, in the form attached hereto as Exhibit 1.1(g-l).

Minimum Amount has the meaning set forth in Section 10.1(c)(i) of this Agreement.

New Mountain Partners means New Mountain Partners II, L.P., a Delaware limited partnership.

New Mountain Affiliated Investors means New Mountain Affiliated Investors II L.P., a Delaware limited partnership.

NMC Side Letter means the NMC Side letter, dated as of the date hereof, from New Mountain Partners, New Mountain Affiliated Investors and Allegheny New Mountain Partners addressed to Seller.

NO means nitric oxide.

Notice of Disagreement has the meaning set forth in Section 2.4(b) of this Agreement.

Owned Property has the meaning set forth in Section 4.6 of this Agreement.

Party means a party to this Agreement.

Patent and Know-how License means that certain patent and know-how license, by and between AGA and the Company, in the form attached hereto as Exhibit 1.1(h).

PBGC means the Pension Benefit Guaranty Corporation.

Pension Plan means an “employee pension benefit plan” (as defined in Section 3(2) of ERISA).

Permitted Lien has the meaning set forth in Section 4.5 of this Agreement.

Person means any individual or any corporation, limited liability company, partnership, trust, association or other entity of any kind.

Preamble means the preamble to this Agreement.

Price Adjustments has the meaning set forth in Section 2.4(a) of this Agreement.

Proceeding means any suit, claim, investigation, arbitration, action or proceeding.

Product Permits has the meaning set forth in Section 4.10(b) of this Agreement.

Purchase Price has the meaning set forth in Section 2.1 of this Agreement (as modified by the final paragraph of Section 10.1(b) for the purposes of the limitations in Section 10.1(b)(i) and (iv)).

Purchaser has the meaning set forth in the Preamble.

Purchaser Guaranteed Obligations has the meaning set forth in Section 11.1 of this Agreement.

Purchaser Indemnitees means Purchaser, its Affiliates and each of its and their respective officers, directors, employees, stockholders, agents and representatives.

Purchaser Material Adverse Effect means a material adverse effect on the ability of Holdco or Purchaser to perform its obligations under this Agreement or any Ancillary Agreement to which it is specified to be a party, or to consummate the Acquisition and the other transactions contemplated hereby and thereby.

Recitals means the recitals to this Agreement.

Records has the meaning set forth in Section 7.12 of this Agreement.

Scheduled Company Employee Amounts has the meaning set forth in Section 7.8(a) of this Agreement.

Section 4.21 Third Person has the meaning set forth in Section 4.21(e) of this Agreement.

Section 6.19 Third Person has the meaning set forth in Section 6.19(e) of this Agreement.

Section 7.18 Business means the manufacture, promotion and sale of pharmaceutical products which are based on: (i) the use of NO for inhalation (provided that, for the avoidance of doubt, the term “use of NO” hereunder shall not include sales of NO for use as an input in pharmaceutical products that do not contain molecules of NO but may contain other molecules that include nitrogen and oxygen atoms), (ii) the anti-inflammatory properties of Carbon Monoxide as an inhalation gas or (iii) any other use of Carbon Monoxide that concerns, exclusively or predominantly, the Intellectual Property licensed under the (I) license agreement dated 1 September 2003 between The Beth Israel Deaconess Medical Center, Inc., Yale University, Johns Hopkins University and University of Pittsburgh-of the Commonwealth System of Higher Education and AGA, which will be assigned by AGA to the Company under the relevant AGA Contracts Assignment Agreement; and/or (II) the license agreement between The Trustees of Columbia University in the City of New York and AGA dated December 18, 2002, which will be assigned by AGA to the Company under the relevant AGA Contracts Assignment Agreement.

Section 10.1 Documents has the meaning set forth in Section 10.1(c) of this Agreement.

Section 10.2 Documents has the meaning set forth in Section 10.2(c) of this Agreement.

Securities Act has the meaning set forth in Section 4.20 of this Agreement.

Seller has the meaning set forth in the Preamble.

Seller Indemnitees means Seller, its Affiliates and each of its and their respective officers, directors, employees, stockholders, agents and representatives.

Seller’s Group means Seller and its Affiliates from time to time, other than the Company.

Seller Guaranteed Obligations has the meaning set forth in Section 11.2 of this Agreement.

Seller Guarantor has the meaning set forth in the Preamble.

Seller Material Adverse Effect means a material adverse effect on the ability of Seller, AGA or Seller Guarantor to perform its obligations under this Agreement or any Ancillary Agreement to which it is specified to be a party, or to consummate the Acquisition and the other transactions contemplated hereby and thereby.

Series B Preferred Stock means the Series B Convertible Preferred Stock, par value $0.01 per share, of Holdco.

Series B Purchase Agreement means the Preferred Stock Purchase Agreement, dated as of the date hereof, by and among New Mountain Partners, New Mountain Affiliated Investors, Allegheny New Mountain Partners, Ikaria, Holdco and the investing shareholders who are signatories thereto, pursuant to which Holdco will issue, and such other Persons will acquire and subscribe for, the Series B Preferred Stock to be issued on the Closing Date (other than the Series B Preferred Stock to be issued to Seller hereunder), an executed copy of which has been provided to Seller.

Stated Value of the Holdco Shares has the meaning set forth in Section 2.1(b)(i) of this Agreement.

Statement has the meaning set forth in Section 2.4(a) of this Agreement.

Subsidiary means, in respect of a Person, any other Person of which (a) more than fifty percent (50%) of the securities (or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization) is directly or indirectly owned by such first Person or (b) such first Person (or any other Subsidiary of such first Person) is a general partner.

Surviving Sections has the meaning set forth in Section 9.2 of this Agreement.

Target Working Capital means: (i) in the event that the Closing Date occurs during the month of March 2007, $33,700,000; (ii) in the event that the Closing Date occurs during the month of April 2007, $31,600,000; (iii) in the event that the Closing Date occurs during the month of May 2007, $30,800,000; and (iv) in the event that the Closing Date occurs during the month of June 2007 or later, $29,300,000.

Tax or Taxes shall mean all U.S. and foreign federal, state, county, local, municipal and other taxes, assessments, duties or similar charges, and including all interest, penalties and additions imposed with respect to such amounts, and all amounts payable pursuant to any agreement or arrangement with respect to Taxes and any liability for Taxes of another Person as a transferee or successor (including any liability of that other person pursuant to U.S. Treasury Regulation 1.1502-6 or any analogous provision of Applicable Law).

Taxing Authority means any Governmental Entity exercising tax regulatory authority.

Tax Liability Issue has the meaning set forth in Section 10.5(d) of this Agreement.

Tax Proceeding has the meaning set forth in Section 10.5(e) of this Agreement.

Tax Return or Tax Returns means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

Termination Fee Event has the meaning set forth in Section 9.3(a) of this Agreement.

Third Party Claim has the meaning set forth in Section 10.5(a) of this Agreement.

Trademark Co-existence Agreement means that certain trademark co-existence agreement, by and between the Company and AGA, in the form attached hereto as Exhibit 1.1(i).

Transfer Taxes means all sales, use, transfer, real property transfer, documentary, recording, stock transfer and similar Taxes (but not (a) any Taxes on income or gains or (b) any Taxes imposed on a Person (or its Affiliate or direct or indirect owner) by reason of such Person being resident in or otherwise having a taxable presence in a Taxing jurisdiction, such Taxes referred to in clauses (a) and (b), if any, to be paid and borne by such Person) and any deficiency, interest or penalty with respect thereto.

Transitional Services Agreement means that certain transitional services agreement, by and among the Company, Holdco and Seller and/or certain members of Seller’s Group, in a form to be agreed in good faith prior to the Closing, which agreement shall include the terms set forth on Exhibit 1.1(j).

Venrock Associates means Venrock Associates IV, L.P., a Delaware limited partnership.

Venrock Entrepreneurs means Venrock Entrepreneurs Fund IV, L.P., a Delaware limited partnership.

Venrock Partners means Venrock Partners, L.P., a Delaware limited partnership.

Viasys Side Letter means that certain side letter from AGA to the Company, in the form attached hereto as Exhibit 1.1(k).

Waiving Party has the meaning set forth in Section 8.5 of this Agreement.

Welfare Plan means an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA).

Working Capital means Current Assets minus Current Liabilities.

Working Capital Statement means a statement of Working Capital, calculated as if the day preceding the Closing Date was the Company’s normal year end; provided that a physical inventory shall not be required to be conducted in connection with the preparation of the Working Capital Statement.  For illustrative purposes, a Working Capital Statement as if the Closing had occurred on each of December 31, 2004, 2005 and 2006, is set forth on Exhibit B hereto.

1.2          In this Agreement:

(a)           the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

(b)           any pronoun shall include the corresponding masculine, feminine and neuter forms;

(c)           the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(d)           the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(e)           any definition of or reference to any Contract or other record herein shall be construed as referring to such Contract or other record as from time to time amended, supplemented, restated or otherwise modified (subject to any applicable restrictions on such amendments, supplements or modifications);

(f)            any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns;

(g)           the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(h)           all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement;

(i)            the headings, captions and defined terms used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement;

(j)            the inclusion of any fact or item referenced in one Section or sub-Section of the Company Disclosure Schedule or the Holdco/Ikaria Disclosure Schedule shall be considered disclosed in each and every other Section or sub-Section of the Company Disclosure Schedule or the Holdco/Ikaria Disclosure Schedule, as the case may be, (whether or not an explicit cross-reference appears) if the applicability of such matter to the other Section or sub-Section is reasonably apparent on the face of the Company Disclosure Schedule or the Holdco/Ikaria Disclosure Schedule, as the case may be, except for the representations and warranties in (i) Sections 3.5 and 4.2, each of which shall be qualified only to the extent set forth in Sections 3.5 and 4.2, respectively, of the Company Disclosure Schedule, and (ii) Section 5.5 and the first two sentences of Section 5.9, each of which shall be qualified only to the extent set forth in Sections 5.5 and 5.9, respectively, of the Holdco/Ikaria Disclosure Schedule; each of the Company Disclosure Schedule or the Holdco/Ikaria Disclosure Schedule is hereby incorporated by reference into this Agreement;

(k)           if any period referred to herein expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day; and

(l)            in order to avoid duplication of amounts, amounts included as components of any of External Debt, Working Capital or Company Employee Amounts hereunder shall be included as components of only one such defined term and not of multiple defined terms hereunder.

2.             PURCHASE AND SALE OF INTERESTS; CLOSING

2.1          Purchase and Sale of the Interests

(a)           On the terms and subject to the conditions of this Agreement (and in respect of (iii) below, the IP Transfer Agreements), at the Closing:  (i) Seller shall sell, assign, transfer, convey and deliver the Interests to Purchaser, and Purchaser shall purchase, acquire and accept the Interests from Seller and (ii) AGA (or an Affiliate of AGA at the direction of AGA) shall, pursuant to the IP Transfer Agreements, transfer the AGA IP Transferred Rights to the Company.  The purchase and sale of the Interests and transfer of the AGA IP Transferred Rights pursuant to the IP Transfer Agreements in consideration of the Cash Purchase Price and the Holdco Shares is referred to in this Agreement as the Acquisition.  The transactions contemplated by Section 2.1(a)(ii) shall occur immediately subsequent to, and be conditioned upon, the consummation of the transactions contemplated by Sections 2.1(a)(i).

(b)           The aggregate purchase price for the Interests and the AGA IP Transferred Rights shall be:

(i)            Holdco Shares to be transferred by Purchaser to Seller hereunder (it being agreed and understood that for purposes of the Acquisition, the Holdco Shares shall have a stated value equal to:  the sum of (A) the “Stated Value” (as defined in the Restated Certificate of Incorporation of Holdco) of each share of Series B Preferred Stock multiplied by the number of shares of Series B Preferred Stock included in the Holdco Shares, plus (B) $100 (the Stated Value of the Holdco Shares), with $100 of such amount related to the Series C-4 Convertible Preferred Stock, par value $0.01 per share of Holdco, referred to in clause (b) of the definition of Holdco Shares, and the balance related to the Series B Preferred Stock referred to in clause (a) of the definition of Holdco Shares); and

(ii)           $500,000,000, minus (A) External Debt, plus (B) the amount of the difference between Working Capital and Target Working Capital, if Working Capital is greater than the Target Working Capital (or minus the amount of such difference, if Working Capital is less than Target Working Capital), plus (C) the Investor Expenses and minus (D) the Company Employee Amounts (in each case in this clause (b)(ii), as such amounts or sums are finally determined in accordance with Section 2.4).  The amount calculated pursuant to this Section 2.1(b)(ii) is referred to herein as the Cash Purchase Price, and the Cash Purchase Price together with the Holdco Shares is referred to herein as the Purchase Price.  For illustrative purposes, a calculation of the Cash Purchase Price as of December 31, 2004, 2005 and 2006, is set forth on Exhibit B hereto.

(c)           At least five Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser, a statement containing Seller’s good faith estimate of the Cash Purchase Price (the Estimated Cash Purchase Price), with a calculation showing Seller’s estimate of each of the items set forth in Section 2.1(b)(ii)(A) through (D)).

(d)           The Parties agree that $[**] of the Cash Purchase Price shall be allocated to the AGA IP Transferred Rights, and the Parties agree that for all purposes following the Closing, including all Tax purposes, each Party shall report the Acquisition (and, to the extent applicable, the other transactions contemplated hereby and by the Ancillary Agreements (including the Series B Purchase Agreement and the Ikaria Merger Agreement), and the financing documents to be entered into in connection herewith and therewith) in a manner consistent with the terms of this Agreement, including the allocation contemplated by this Section 2.1(d) and Section 7.10, and no Party will take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation or otherwise, except as may be required by any Taxing Authority under Applicable Law.

(e)           Seller shall be entitled to all Cash (as finally determined in accordance with Section 2.4), and, on or prior to the day before the Closing Date, Seller shall be permitted to cause the Company to distribute all Cash to Seller or Seller may utilize all or any portion of the Cash (but not any cash or cash equivalent received by the Company after the close of business on the day preceding the Closing Date) to repay any External Debt; provided that in the event that the Seller shall have failed to cause the Company to so distribute such Cash or failed to utilize such Cash as provided herein, an amount equal to the amount of such Cash shall be the property of the Seller and shall be held by the Company for the benefit of the Seller, and the Company shall, and Holdco and the Purchaser shall cause the Company to, pay an amount equal to the amount of such Cash (together with any interest earned thereon from the Closing Date) to Seller as promptly as practicable (and in any event within 3 Business Days of demand).

2.2          Closing

The closing of the Acquisition (the Closing) shall take place at the offices of Freshfields Bruckhaus Deringer LLP, 520 Madison Avenue, 34th Floor, New York, NY 10022, at 10:00 a.m. on the later to occur of:

(a)           the fifth Business Day following the satisfaction or, to the extent permitted, waiver (in writing by the Person entitled to the benefit thereof) of the conditions to the Closing set forth in Section 8 (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction of those conditions) or

(b)           the 60th calendar day following the date hereof (such 60th day, the Last Regular Day); provided that upon the written request of Purchaser to Seller that an extension is required in order to consummate the Debt

Financing, the date of the Closing shall be extended beyond the Last Regular Day, for a period not to exceed 15 calendar days,

or at such other place, time and date as shall be agreed between Seller and Purchaser.  The date on which the Closing occurs is referred to in this Agreement as the Closing Date.

2.3          Transactions To Be Effected at the Closing

At the Closing:

(a)           Seller shall deliver to Purchaser:

(i)            the certificate representing the Interests, duly endorsed in blank or accompanied by interest powers duly endorsed in blank in proper form for transfer, with appropriate Transfer Tax stamps, if any, affixed thereto; and

(ii)           the deliverables contemplated by Section 8.2 (subject to the last sentence of Section 2.1(a) in respect of the timing of the transfer of the AGA IP Transferred Rights).

(b)           Purchaser shall deliver:

(i)            (A) to Seller, payment, by wire transfer to a bank account designated in writing by Seller (such designation to be made at least two Business Days prior to the Closing Date), of immediately available funds in an amount equal to the Estimated Cash Purchase Price less the amount allocated to the AGA IP Transferred Rights pursuant to the first sentence of Section 2.1(d), and (B) on behalf of the Company (as required in order to give effect to the timing contemplated by the final sentence of Section 2.1(a)), to AGA (or another entity designated by Seller Guarantor) payment, by wire transfer to a bank account designated in writing by Seller Guarantor (such designation to be made at least two Business Days prior to the Closing Date) of immediately available funds of the amount allocated to the AGA IP Transferred Rights pursuant to the first sentence of Section 2.1(d);

(ii)           to Seller, stock certificates in respect of the Holdco Shares in the name of Seller (or another Person which is a Subsidiary of Seller Guarantor designated by Seller to Purchaser in writing at least 2 Business Days prior to the Closing Date); and

(iii)          to Seller, the deliverables contemplated by Section 8.3.

2.4          Purchase Price Adjustment

(a)           For the purposes of finally determining External Debt, Working Capital, Investor Expenses (which shall be based on the certificate provided by Purchaser pursuant to Section 8.3(g)(v)) and the Company Employee Amounts (the Price Adjustments) and the purposes of finally determining Cash for purposes of Section 2.1(e), within [**] days after the Closing Date, Seller shall prepare and deliver to Purchaser a statement (the Statement), setting forth Cash, External Debt, Working Capital, Investor Expenses and the Company Employee Amounts and accompanied by the Working Capital Statement (with references herein to the Statement deemed to include reference to the Working Capital Statement).  As reasonably requested by Seller, Purchaser shall cause the Company to assist Seller in the preparation of the Statement, and shall provide Seller access at all reasonable times to the personnel, properties, books and records of the Company for such purposes.  The Statement shall be delivered to Purchaser pursuant to the provisions of Section 12.3 of this Agreement and shall be accompanied by a certificate of Seller that it has complied with the provisions of this Agreement in preparing the Statement.

(b)           During the [**]-day period following Purchaser’s receipt of the Statement, Purchaser and its independent auditors (and Deloitte & Touche USA LLP) shall be permitted to review the work papers of Seller relating to the Statement (which shall include trial balances and other information as to any assumptions used in making any calculation therein, where such is not apparent on its face); provided that (i) neither Purchaser nor any such independent auditors shall be permitted to review or have access to any documents, the disclosure of which would: (A) violate Applicable Law, (B) result in a breach of attorney-client, work product or similar privilege of any member of Seller’s Group or (C) violate any applicable confidentiality or nondisclosure agreement (or any other agreement with similar restrictions on use or disclosure of information) to the extent applicable to any member of Seller’s Group (provided that to the extent any such information is required to verify the accuracy of the Statement, the Seller shall (in its discretion) either make such information available to Purchaser or to Deloitte & Touche USA LLP or make such other information available to Purchaser or to Deloitte & Touche USA LLP so as to enable Purchaser to reasonably verify the accuracy of the Statement); and (ii) access to any such work papers shall be conditioned upon Purchaser (and any such independent auditor) agreeing to keep confidential, to the extent such information relates to any member of Seller’s Group, all such information provided in connection therewith (in a form reasonably required by Seller).  The Statement shall become final and binding upon Seller and Purchaser on the [**] day following receipt by Purchaser thereof, unless Purchaser gives written notice of its disagreement with the Statement (a Notice of Disagreement) to Seller prior to such date.  Any Notice of Disagreement shall (i) specify in reasonable detail either (A) the nature of any disagreement so asserted or (B) the inability of the Purchaser to verify the accuracy of an item in the Statement (provided that to the extent Seller has provided or made available all work papers and other information in its possession relating to the item at issue, Purchaser shall not be permitted to claim an inability to verify the accuracy of such an item in the Statement), (ii) only include disagreements based on: (A) one or more mathematical errors or based on the Price Adjustments or Cash not being calculated or determined in accordance with this Agreement or (B) the Purchaser’s inability to, acting reasonably, verify the accuracy of any item in the Statement, and (iii) be accompanied by a certificate of Purchaser that it has complied with Section 2.4(b) in preparing the Notice of Disagreement.  If a Notice of Disagreement is received by Seller in a timely manner, then the Statement (as revised in accordance with this Section 2.4(b)) shall become final and binding upon Seller and Purchaser on the earlier of (A) the date Seller and Purchaser resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date any disputed matters are finally resolved in writing by the Accounting Firm.  During the [**]-day period following the delivery of a Notice of Disagreement, Seller and Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement.  At the end of such [**]-day period, Seller and Purchaser shall submit to the Accounting Firm for final determination any and all matters that remain in dispute and were properly included in the Notice of Disagreement.  The Accounting Firm shall be instructed by Purchaser and Seller to render its determination regarding such disputed matters within [**] Business Days following such submission, which determination, in respect of the amount of any individual disputed matter, shall not be less than the lesser of the amounts proposed, nor greater than the greater of the amounts proposed, in each case, as proposed at the time such disputed matter is so submitted to the Accounting Firm.  No adjustment shall be made to the Price Adjustments unless such determination by the Accounting Firm results in an aggregate adjustment that exceeds $[**] and if such aggregate amount is exceeded, the entire amount of the adjustment to the Price Adjustments shall be made in finally determining the Price Adjustments (it being agreed and understood that adjustments to Cash shall not be subject to such limitation).  Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced.  The costs of the Accounting Firm (including fees and expenses) shall be borne [**] percent ([**]%) by Purchaser and [**] percent ([**]%) by Seller.  Seller and Purchaser shall each be solely responsible for its own expenses (including any fees and disbursements of its independent auditors and attorneys) incurred in connection with the matters contemplated by this Section 2.4.

(c)                                  No later than [**] Business Days after the Price Adjustments are finally determined in accordance with this Section 2.4, (i) if the Cash Purchase Price, as adjusted in accordance with Section 2.1(b) by such finally determined Price Adjustments (the Finally Determined Cash Purchase Price), exceeds the Estimated Cash Purchase Price, Purchaser shall deliver to Seller payment of the amount of such excess by wire transfer in immediately available funds to a bank account designated in writing by Seller (such designation to be made at least two Business Days prior to such payment) or (ii) if the Estimated Cash Purchase Price exceeds the Finally Determined Cash Purchase Price, Seller shall deliver to Purchaser payment of the amount of such excess by wire transfer in immediately available funds to a bank account designated in writing by Purchaser (such designation to be made at least two Business Days prior to such payment).

(d)                                 In the event that following the Closing, Purchaser or the Company takes any action with respect to the accounting books and records of the Company on which the Statement is to be based that are not consistent with the Company’s past practices, no such action (or resulting changes to the accounting books and records of the Company) shall have any effect for purposes of calculating the Purchase Price and Cash hereunder, and physical and electronic copies of such accounting books and records prior to such action or resulting changes shall be retained by the Company until the Price Adjustments and Cash are finally determined in accordance with this Section 2.4.  Without limiting the penultimate sentence of Section 2.4(a), during the period of time from and after the Closing Date through the resolution of any adjustment to the Cash Purchase Price (or Cash) contemplated by this Section 2.4, Purchaser shall afford, and shall cause the Company to afford, to Seller and any accountants, counsel or financial advisers retained by Seller in connection with any adjustment to the Cash Purchase Price (or Cash) contemplated by this Section 2.4, reasonable access during normal business hours to all the properties, books, contracts, personnel and records of the Company to the extent relevant to the adjustment contemplated by this Section 2.4.

3.             REPRESENTATIONS AND WARRANTIES RELATING TO SELLER, SELLER GUARANTOR AND THE INTERESTS

Seller hereby represents and warrants to Holdco and Purchaser, as of the date hereof in respect of the representations and warranties set forth in Sections 3.1 through 3.4, and as of the date hereof and as of the Closing Date in respect of the representations and warranties set forth in Sections 3.5 and 3.6, in each case except as set forth in the Company Disclosure Schedule, as follows:

3.1                               Organization, Standing and Power

Each of Seller and Seller Guarantor is duly organized, validly existing and, to the extent applicable under the laws of its jurisdiction of organization, in good standing, under the laws of the jurisdiction in which it is organized.  Seller has full corporate power and authority, and Seller Guarantor has full corporate power and authority, to own, lease or otherwise hold its properties and assets (including, in the case of Seller, the Interests), and to conduct its business as presently conducted.  AGA (or its Affiliate that is to sell the applicable AGA IP Transferred Rights) has full corporate power and authority to own the AGA IP Transferred Rights.

3.2                               Authority; Execution and Delivery; Enforceability

Seller has full corporate power and authority, and AGA and Seller Guarantor have full corporate power and authority, to execute this Agreement and each Ancillary Agreement to which it is specified to be a party, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each of Seller, AGA and Seller Guarantor of this Agreement and each Ancillary Agreement to which it is specified to be a party, and the consummation by each of Seller, AGA and Seller Guarantor of the transactions contemplated hereby and thereby have been duly authorized and no further corporate action on the part of Seller, or corporate action on the part of AGA or Seller Guarantor, is required in connection therewith.  Each of Seller, AGA and Seller Guarantor has duly executed and delivered this Agreement and each Ancillary Agreement to which it is specified to be a party, and each of this Agreement and such Ancillary Agreement constitutes such Person’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and by principles of equity regarding the availability of remedies, whether in a proceeding at law or in equity (the Enforceability Exceptions).

3.3                               No Conflicts; Consents

The execution and delivery by each of Seller and Seller Guarantor of this Agreement does not, the execution and delivery by each of Seller, AGA and Seller Guarantor of each Ancillary Agreement to which it is specified to be a party will not, and the consummation of the transactions contemplated hereby and thereby, and compliance by each of Seller, AGA and Seller Guarantor with the terms hereof and thereof will not, conflict with or result in any breach, violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of approval, authorization, termination, acceleration or cancellation under, or result in the creation of any Lien upon any of the material properties or assets of Seller, AGA or Seller Guarantor (as the case may be) under, any provision of (a) the Governing Documents of Seller, AGA or Seller Guarantor (as the case may be), (b) any Contract to which Seller, AGA or Seller Guarantor (as the case may be) is a party or by which any of its properties or assets is bound or (c) any Judgment or Applicable Law applicable to Seller, AGA or Seller Guarantor (as the case may be) or its properties or assets, other than, in the case of clauses (b) and (c) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Seller Material Adverse Effect.  No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Seller, AGA or Seller Guarantor in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement to which it is specified to be a party or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than (i) compliance with and filings under the HSR Act and the Applicable Competition Laws, (ii) those set forth in Section 3.3(ii) of the Company Disclosure Schedule and (iii) those that may be required solely by reason of Purchaser’s (as opposed to any other Person’s) participation in the Acquisition and the other transactions contemplated hereby.  In making this representation, Seller is relying on the accuracy of the representations of (x) each of Holdco and Purchaser in Section 5.3 of this Agreement and (y) each of Holdco, Purchaser and Ikaria in Section 6.3 of this Agreement.

3.4                               Litigation

There are not any (a) outstanding Judgments against Seller, AGA or Seller Guarantor, (b) Proceedings pending or, to the Knowledge of Seller, threatened, against Seller, AGA or Seller Guarantor or (c) investigations by any Governmental Entity that are pending, or to the Knowledge of Seller threatened, against Seller, AGA or Seller Guarantor that, in any case, individually or in the aggregate, have had, or could reasonably be expected to have, a Seller Material Adverse Effect.

3.5                               The Interests

Seller has good and valid title to the Interests, free and clear of all mortgages, liens, security interests, charges, easements, or encumbrances (collectively, Liens).  At the Closing, Seller shall transfer and convey to Purchaser the Interests and, assuming Purchaser has the requisite power and authority to be the lawful owner of the Interests, Purchaser will receive the Interests, free and clear of any Liens, other than those arising from acts of Purchaser or its Affiliates (for the avoidance of doubt, not including the Company for this purpose).  Other than this Agreement, the Interests are not subject to any Contract restricting the transfer of the Interests, and other than the Company’s Governing Documents, the Interests are not subject to any Contract relating to the voting, dividend rights or disposition of the Interests.

3.6                               The AGA IP Transferred Rights

Except as set forth in Section 3.6 of the Company Disclosure Schedule, the AGA IP Transferred Rights are not subject to any Contract restricting the transfer of the AGA IP Transferred Rights to the Company in accordance with the IP Transfer Agreements.

3.7                               No Knowledge of Misrepresentation or Omission

As of the date of this Agreement, none of Seller or Seller Guarantor has any Knowledge that the representations and warranties of Holdco, Purchaser or Ikaria made in this Agreement are not true and correct, in all material respects.  None of Seller or Seller Guarantor has any Knowledge of any material errors in, or material omissions from, any disclosure contained in the Holdco/Ikaria Disclosure Schedule.

4.             REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY AND ITS BUSINESS

Seller hereby represents and warrants to Holdco and Purchaser, as of the date hereof in respect of the representations and warranties set forth in this Section 4 other than Section 4.2, and as of the date hereof and as of the Closing Date in respect of the representations and warranties set forth in Section 4.2, in each case except as set forth in the Company Disclosure Schedule, as follows:

4.1                               Organization and Standing; Books and Records

(a)                                  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has full limited liability company power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.  The Company is duly qualified and in good standing to do business as a foreign limited liability company in each jurisdiction in which the conduct or nature of its business, or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on the Company.

(b)                                 True and complete copies of the Company’s Governing Documents as in effect on the date of this Agreement have been made available to Purchaser.

4.2                               Interests in the Company

(a)                                  Seller is the sole beneficial and record owner of the Interests, which constitute 100 percent of the limited liability company interests of the Company.  Except for the Interests, there are no other equity securities of the Company issued, reserved for issuance or outstanding.  The Interests are duly authorized and validly issued and not subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Limited Liability Company Act, the Company’s Governing Documents or any Contract to which the Company is a party or by which the Company or its assets are bound.  There are no outstanding commitments, convertible securities, options or Contracts to which the Company is a party or that obligates the Company to (i) issue or sell or cause to be issued or sold any equity securities of the Company or any other securities convertible into, or exchangeable or exercisable for, any equity securities of the Company, or (ii) purchase or otherwise acquire any equity securities of the Company.  There are no equity appreciation, phantom equity or other similar rights with respect to the Company’s equity securities.

(b)                                 The Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

4.3                               No Conflicts; Consents

Except as set forth in Section 4.3 of the Company Disclosure Schedule, none of (1) the execution and delivery by the Company of this Agreement, (2) the execution and delivery by the Company of any Ancillary Agreement to which it is specified to be a party, (3) the consummation of the transactions contemplated hereby and thereby and (4) compliance by Company with the terms hereof and of any Ancillary Agreement to which it is specified to be a party, will conflict with, or result in any breach, violation of or default (with or without notice or lapse of time or both) under, or give rise to a right of approval, authorization, termination, acceleration or cancellation under, or result in the creation of any Lien upon any of the properties or assets of the Company under (a) any provision of the Company’s Governing Documents, (b) any Contract to which the Company is a party or by which the Company or its properties or assets are bound or (c) any Judgment or Applicable Law applicable to the Company or its properties or assets, other than, in the case of clauses (b) and (c) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect on the Company.  No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement to which it is specified to be a party or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than (i) compliance with and filings under the HSR Act and the Applicable Competition Laws, (ii) those set forth in Section 4.3(ii) of the Company Disclosure Schedule and (iii) those that may be required solely by reason of Purchaser’s (as opposed to any other Person’s) participation in the Acquisition and the other transactions contemplated hereby.  In making this representation, Seller is relying on the accuracy of the representations of (x) each of Holdco and Purchaser in Section 5.3 of this Agreement and (y) each of Holdco, Purchaser and Ikaria in Section 6.3 of this Agreement.

4.4                               Financial Statements; No Undisclosed Liabilities; Absence of Changes

(a)                                  Section 4.4(a) of the Company Disclosure Schedule sets forth a copy of the Company’s audited balance sheet as of December 31, 2006 (the Company Balance Sheet), December 31, 2005 and December 31, 2004, together with the related audited statements of income, stockholder’s equity and cash flows for the twelve-months ending December 31, 2006, December 31, 2005 and December 31, 2004, together with all notes thereto, and the report of KPMG LLP, the Company’s independent auditors certifying such financial statements (the Company Financial Statements).  The Company Financial Statements were prepared in accordance with GAAP, consistently applied, and fairly present, in all material respects, the financial condition, results of operations and cash flows, and changes in financial position of the Company as of the dates indicated and for the periods then ended, except in each case, as set forth in the notes thereto.

(b)                                 The Company does not have any material liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected on a balance sheet of the Company or in the notes thereto and that (individually or in the aggregate) have had or could reasonably be expected to have a Material Adverse Effect on the Company, except (i) as disclosed, reflected or reserved against in the Company Balance Sheet and the notes thereto, (ii) for items set forth in Section 4.4(b)(ii) of the Company Disclosure Schedule and (iii) for liabilities and obligations incurred in the ordinary course of business since the date of the Company Balance Sheet, consistent with past practice.

(c)                                  Except as set forth in Section 4.4(c) of the Company Disclosure Schedule, since the date of the Company Balance Sheet, the Company has conducted its business (i) in the ordinary course consistent with past practice, and there have not been any Effects that, individually or in the aggregate, have had or would reasonably be expected to have, a Material Adverse Effect on the Company and (ii) in compliance with Sections 7.1(d), (e), (f), (g)(i), (h), (k) and (1) hereof (as if such provisions applied with respect to actions prior to the date of this Agreement), except where the failure to so comply with such provisions would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

4.5                               Assets Other than Real Property Interests

The Company has good and valid title to each of the assets reflected on the Company Balance Sheet or thereafter acquired, other than those set forth in Section 4.5 of the Company Disclosure Schedule or otherwise disposed of since the date of the Company Balance Sheet in the ordinary course of business, in each case free and clear of all Liens, except for the Liens described in clauses (i) through (x) below (such Liens being referred to herein collectively as Permitted Liens):

(i)                                     such Liens as are set forth in Section 4.5 of the Company Disclosure Schedule;

(ii)                                  mechanics’, carriers’, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business;

(iii)                               Liens arising under (x) original purchase price conditional sales contracts entered into in the ordinary course of business or (y) equipment, furniture and fixture leases with third parties, which leases are entered into in the ordinary course of business and do not constitute Financial Debt;

(iv)                              Liens for Taxes that are not due and payable or that are being contested in accordance with appropriate procedures and that may thereafter be paid without penalty;

(v)                                 easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on use, encroachments and other imperfections of title or encumbrances, if any, on real property that, individually or in the aggregate, do not materially impair, and could not reasonably be expected materially to impair, the continued use and operation of the real property to which they relate in the conduct of the business operations of the Company;

(vi)                              deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (that do not constitute Financial Debt) incurred in the ordinary course of business;

(vii)                           pledges or deposits under worker’s compensation, unemployment insurance and other employee retirement or other social security legislation;

(viii)                        statutory and contractual landlords’ liens under leases and any interest or title of a lessor, sub-lessor, licensee or licensor under any lease or license agreement;

(ix)                                Liens in favor of a banking institution arising as a matter of Applicable Law encumbering deposits (including the right of set-off) held by such banking institutions in the ordinary course of business; and

(x)                                   Liens in favor of customs and revenue authorities arising as a matter of Applicable Law to secure the payment of customs’ duties.

Except as set forth on the Company Disclosure Schedule and for any assets to be used by the Company pursuant to the Transitional Services Agreement or any other Ancillary Agreement, the tangible assets used by the Company in the conduct of its business operations as of the date hereof are either owned by the Company or used by the Company pursuant to a lease, license or similar Contract to which the Company is a party.

4.6                               Real Property

Section 4.6(a) of the Company Disclosure Schedule sets forth a complete list of all real property owned by the Company (each, Owned Property).  Section 4.6(b) of the Company Disclosure Schedule sets forth a complete list of all real property leased by the Company (each, Leased Property).  The Company has good and marketable title to all Owned Property and valid leasehold interests in respect of all Leased Property, in each case free and clear of all Liens, except (i) Permitted Liens and (ii) such Liens as are set forth in Section 4.6(a) and (b) of the Company Disclosure Schedule.  There are no outstanding options or rights of first refusal in favor of any other Person to purchase any of the Owned Property.  There are no leases, subleases, licenses, options to purchase or other similar rights or agreements materially affecting the Company’s ownership and use of any Owned Property.  No material default by the Company or, to the Knowledge of Seller, the applicable landlord, exists under any lease Contract with respect to the Leased Property, and each such lease Contract is legal, valid, binding and enforceable against the Company, and, to the Knowledge of Seller, enforceable against the other party or parties thereto, except in respect of the Enforceability Exceptions and other than as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

4.7                               Intellectual Property

(a)                                  For purposes of this Agreement, the term Company Intellectual Property means (i) Intellectual Property owned by the Company; and (ii) the AGA IP Transferred Rights that consist of Intellectual Property owned by a member of the Seller’s Group; and Company Licensed-In Intellectual Property means Intellectual Property (A) licensed to the Company by a third party; and (B) the AGA IP Transferred Rights that consist of Intellectual Property licensed to a member of the Seller’s Group by a third party.

(b)                                 Section 4.7(b) of the Company Disclosure Schedule contains a complete and accurate list of all the registered patents and patent applications, registered trademarks and trademark applications, registered service marks and applications therefor, registered trade names, internet domain names and applications therefor, registered copyrights and applications therefor, and, as applicable, all registered derivatives, divisions, continuations, continuations-in-part, extensions, reissues and renewals of all of the foregoing, in each case, that (i) are Company Intellectual Property; or (ii) to the Knowledge of Seller, are Company Licensed-In Intellectual Property that directly concerns the medical use of inhaled NO or Covox or are material to the business operations of the Company.

(c)                                  Section 4.7(c) of the Company Disclosure Schedule identifies all Contracts to which the Company or a member of the Seller’s Group is a party relating to the Company Intellectual Property and/or Company Licensed-In Intellectual Property that (i) relates to the use of NO or Covox as a drug; or (ii) is otherwise material to the business operations of the Company (a Company IP License Agreement).

(d)                                 All Company Intellectual Property and, to the Knowledge of Seller, all Company Licensed-In Intellectual Property that is set forth in Section 4.7(b) of the Company Disclosure Schedule is subsisting.  All Company Intellectual Property is in compliance with all formal requirements necessary, and the Company has paid all maintenance and other fees and made all filings necessary, to keep such Company Intellectual Property in force.  To the Knowledge of the Seller, other than in relation to a decision to abandon any Company Licensed-In Intellectual Property, there has been no material failure to pay any material necessary maintenance or other fee, or make any material necessary filings, to keep material Company Licensed-In Intellectual Property (other than inventions that are not the subject of a registered patent or patent application) in force.

(e)

(i)                                     (A) Except as set forth in Section 4.7(e)(i) of the Company Disclosure Schedule, (B) except as set forth in the Commercial and IP Agreements, (C) except by virtue of any act of, or caused by, the Purchaser and/or its Affiliates, (D) except as to claims of ownership and/or inventorship by Persons not currently or previously employed or retained by the Seller’s Group and/or the Company, and (E) after the transfer of the Company Intellectual Property to be transferred to the Company pursuant to the IP Transfer Agreements, the Company will, on the Closing Date, be the sole owner of all right, title and interest in and to all Company Intellectual Property free and clear of all Liens;

(ii)                                  Except: (A) as set forth in Section 4.7(e)(ii) of the Company Disclosure Schedule and (B) as set forth in the Commercial and IP Agreements, there are no existing obligations, covenants or restrictions from third parties affecting in any material respect the Company’s use, disclosure, enforcement, transfer or licensing of the Company Intellectual Property following the Closing (except by virtue of any act of, or caused by, the Purchaser and/or its Affiliates);

(iii)                               To the Knowledge of Seller:  (A) except as set forth in Section 4.7(e)(iii) of the Company Disclosure Schedule, (B) except as set forth in the Commercial and IP Agreements, (C) except by virtue of any act of, or caused by, the Purchaser and/or its Affiliates, and (D) after giving effect to the transfer of AGA IP Transferred Rights to the Company, the Company will on the Closing Date own or have the right to use all Company Intellectual Property and Company Licensed-In Intellectual Property that is material to the operation of the Company as it is presently conducted (including for the current design of inhaled NO delivery devices intended to replace INOvent that are presently under development but not yet commercialized) free and clear of all Liens;

(iv)                              To the Knowledge of Seller, except as set forth in Section 4.7(e)(iv) of the Company Disclosure Schedule, there:  (A) is not and has not been any material infringement, misappropriation or other violation of any Company Intellectual Property by a third party, and (B) are no presently known facts raising a likelihood of material infringement, misappropriation or other violation by the Company of the Intellectual Property of any third party, except, in each case, that would not have a Material Adverse Effect on the Company, individually or in the aggregate;

(v)                                 To the Knowledge of Seller, the Company has not, in the conduct of its business operations as have been conducted, and as are presently conducted, infringed, misappropriated, or violated any Intellectual Property of any third party.  No written infringement threat, allegation, or offer of license in respect thereof has been received by the Company that as of the date hereof, remains unresolved;

(vi)                              The Company, or a member of the Seller’s Group, has taken all reasonable steps to protect and maintain the Company Intellectual Property that is material to the business operations of the Company and to avoid infringement of the Intellectual Property of third parties; and

(vii)                           Except as set forth in Section 4.7(e)(vii) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not materially alter, impair or extinguish any rights in the Company Intellectual Property or the Company Licensed-In Intellectual Property.

4.8                               Contracts

(a)                                  Except as set forth in Section 4.8(a) of the Company Disclosure Schedule and pursuant to the Company IP License Agreements set forth in Section 4.7(c) of the Company Disclosure Schedule, the Company is not a party to or bound by any:

(i)                                     Contract providing for the employment of any individual with the Company;

(ii)                                  covenant not to compete or other covenant restricting the development, manufacture, marketing or distribution of the products and services of the Company that materially limits the conduct of its business;

(iii)                               Contract with any labor organization, union or other similar association;

(iv)                              Contract with Seller or any member of Seller’s Group;

(v)                                 Contract relating to the establishment of a joint venture or partnership;

(vi)                              Contract relating to an acquisition, divestiture, merger or similar transaction that has not been consummated, or that has been consummated but contains representations, covenants, indemnities or other obligations that are still in effect;

(vii)                           Contract that grants exclusivity rights to a sales representative, distributor, broker or similar person;

(viii)                        Contract not made in the ordinary course of business; or

(ix)                                Contract other than as described above to which the Company is a party or by which it or any of its assets or properties is bound or subject that if breached, terminated or not renewed, could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

The Contracts disclosed in Section 4.8(a) of the Company Disclosure Schedule and the Company IP License Agreements referred to in Section 4.7(c) are collectively referred to herein as the Company Contracts.

(b)                                 Except as set forth in Section 4.8(b) of the Company Disclosure Schedule, all Company Contracts are valid, binding and in full force and effect and are enforceable by the Company immediately following the Closing in accordance with their terms, except for the Enforceability Exceptions and for such failures to be valid, binding, in full force and effect or enforceable that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect on the Company.  Copies of all Company

Contracts, together with all modifications and amendments thereto, have been made available to Purchaser.  The Company is not (with or without the lapse of time or the giving of notice, or both) in breach or default of or under any Company Contract and, to the Knowledge of Seller, no other party to any such Company Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, except for breaches and defaults that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.  The Company has not received any written notice of the intention of any Person to terminate, nor has there been any termination of, any Company Contract, except for such notices and terminations that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

4.9                               Personal Property

Each material item of personal property (which term does not include, for the avoidance of doubt, Intellectual Property) of the Company is in good working order (ordinary wear and tear excepted), is free from any material defect and has been maintained in all material respects in accordance with the past practice of the Company.

4.10                        Permits

Except as set forth in Section 4.10 of the Company Disclosure Schedule:

(a)                                  All material certificates, licenses, permits, authorizations and approvals from Governmental Entities issued or granted to the Company (collectively, Company Permits) including Product Permits, are validly held by the Company, are in full force and effect in all material respects and the Company has complied, in all material respects, with the terms and conditions thereof.  There are no material certificates, licenses, permits, authorizations or approvals from United States or Canadian Governmental Entities that are necessary for the conduct of the Company’s business as currently conducted, other than the Company Permits.

(b)                                 The Company is in material compliance with the respective requirements, conditions and provisions of all Company Permits relating to the manufacture, distribution or sale of any FDA Regulated Product (collectively, Product Permits) and the Company has not received written notification from any Governmental Entity of any material deficiency with respect to any Product Permit, nor is any Proceeding pending or, to the Knowledge of Seller, threatened, that seeks to revoke or amend any of such Product Permits.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a revocation, suspension or material limitation, modification or impairment of any Product Permit.  No Product Permit by its terms requires the consent of its issuing authority in order to remain in full force and effect as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

4.11                        Insurance

As of the date hereof, the Company maintains policies of fire and casualty, liability (including products liability) and other forms of insurance (including through coverage provided by Seller or members of Seller’s Group) in such amounts, with such deductibles and against such risks and losses as are, in the Company’s judgment, reasonable for the business operations and for the assets and properties of the Company (it being understood that following the Closing any coverage (including product liability coverage for claims made related to products of the Company produced prior to the Closing) so provided by Seller or any member of Seller’s Group shall terminate).

4.12                        Taxes

(a)                                  Except as set forth in Section 4.12(a) of the Company Disclosure Schedule, (i) the Company has filed or caused to be filed in a timely manner (within any applicable extension periods) all material Tax Returns required to be filed by Applicable Law, (ii) all such Tax Returns are correct and complete in all material respects, (iii) all material Taxes due and payable by the Company or by Seller on behalf of the Company have been timely paid in full or will be timely paid in full by the due date thereof and (iv) the Company has, in accordance with Applicable Law, withheld and paid all material Taxes that it was required to withhold or pay in connection with any amounts paid or owing to any employee, independent contractor, creditor or other third party.

(b)                                 The Company is not a party to or bound by any Contract relating, in whole or in part, to the sharing of or responsibility for Taxes that will remain in effect, or with respect to which the Company will have any obligation to make any payments, subsequent to the Closing.

(c)                                  Except as set forth in Section 4.12(c) of the Company Disclosure Schedule: (i)  no written notice of deficiency or assessment with respect to Taxes of the Company has been received by the Company or the Seller and (ii) no audit or other proceeding with respect to Taxes of the Company, as notified in writing to the Company by any Taxing Authority, is pending, or to the Knowledge of Seller, threatened.

(d)                                 Copies of all material Tax Returns of the Company relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired have been made available to Purchaser for inspection.

(e)                                  Except as set forth in Section 4.12(e) of the Company Disclosure Schedule: (i) Company has been at all times since its formation as a limited liability company on November 5, 2003, been treated for U.S. federal income tax purposes (and all material state income tax purposes) as an entity that is disregarded as separate from its owner; and (ii) no election has been made to treat the Company as other than a disregarded entity for U.S. federal income tax purposes (or any state income tax purpose).

4.13                        Proceedings and Judgments

(a)                                  Except as set forth in Section 4.13(a) of the Company Disclosure Schedule, as of the date hereof, there is no pending or, to the Knowledge of Seller, threatened, Proceeding with respect to which the Company is a party and that, if adversely determined, is (individually or in the aggregate) reasonably likely to result in a Material Adverse Effect on the Company.

(b)                                 Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, as of the date hereof, the Company has not received written notification of any pending investigation of the Company by any Governmental Entity.

(c)                                  Except as set forth in Section 4.13(c) of the Company Disclosure Schedule, the Company is not a party, or, to the Knowledge of Seller, subject to or in default under any Judgment, other than for such Judgments that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect on the Company.

4.14                        Benefit Plans

(a)                                  True and complete copies of each Pension Plan, Welfare Plan, and each other plan, program, arrangement and agreement relating to compensation or employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or any of its Affiliates for the benefit of any present or former officers, employees, agents, directors, consultants or independent contractors of the Company (all the foregoing, collectively, Benefit Plans) have been made available to Purchaser.  Section 4.14(a) of the Company Disclosure Schedule sets forth the name of each material Benefit Plan.  Section 4.14(a) of the Company Disclosure Schedule also separately denotes those Benefit Plans which are maintained or contributed to solely by the Company (the Company Benefit Plans) and those which are maintained or contributed to (i) jointly by the Company and the Seller or any of its Affiliates or (ii) by the Seller or any of its Affiliates but not by the Company (the Linde Benefit Plans).

(b)                                 Each Benefit Plan has been administered in all material respects in accordance with its terms.  The Company and all the Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA, the Code (including Section 409A of the Code to the extent such arrangements are subject to Section 409A of the Code) and all other Applicable Laws.  Except as set forth in Section 4.14(b) of the

Company Disclosure Schedule, all Company service providers have been properly classified as employees or independent contractors for the purposes of employment Taxes, Company Benefit Plan participation, and all other Purposes under Applicable Law.  All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any Governmental Entity or distributed to any Benefit Plan participant have been, in all material respects, timely filed or distributed and all reports, returns and similar documents actually filed or distributed were correct in all material respects.

(c)                                  Except as set forth in Section 4.14(c) of the Company Disclosure Schedule, all contributions to, and payments from, the Benefit Plans that may have been required to be made in accordance with the terms of the Benefit Plans, any applicable collective bargaining agreement and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made.

(d)                                 None of the Benefit Plans is a “multiemployer plan” as such term is defined in Section 3(37) of ERISA.  Each Benefit Plan which is intended to be qualified under Section 401(a) of the Code is so qualified.  No liability under Title IV of ERISA (other than PBGC premiums due and timely paid in the ordinary course) has been or could reasonably be expected to be incurred by the Company or any of its Affiliates.

(e)                                  Except as set forth in Section 4.14(e) of the Company Disclosure Schedule, the execution and delivery of, and performance of the transactions contemplated in, this Agreement will not either alone or in connection with another event (1) constitute an event under any Benefit Plan or loan to a Company Employee that will result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee or (2) result in the triggering or imposition of any restrictions or limitations on the right of the Company to amend or terminate any Benefit Plan (or result in any adverse consequence for any such action).

(f)                                    Except as set forth in Section 4.14(f) of the Company Disclosure Schedule, no payment or benefit that will or may be made by the Seller or any of its Affiliates, or under any Benefit Plan (as in effect as of the Closing), will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(l) of the Code.

4.15                        Compliance with Applicable Laws

Except as set forth in Section 4.15 of the Company Disclosure Schedule, the Company is in compliance with all Applicable Laws, except for instances of noncompliance that, individually or in the aggregate, have not had, and could not reasonably be expected to have, a Material Adverse Effect on the Company.  Except as set forth in Section 4.15 of the Company Disclosure Schedule, since December 31, 2005, neither Seller nor the Company has received any written communication from any Person that alleges that the Company is not in compliance with any Applicable Law where such noncompliance could have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

4.16                        Employee and Labor Matters

Except as set forth in Section 4.16 of the Company Disclosure Schedule:  (a) there is not currently any, and since December 31, 2005, there has not been any labor strike, dispute, work stoppage or lockout pending, or, to the Knowledge of Seller, threatened, against the Company and (b) no Company Employees are covered by a collective bargaining agreement or similar Contract.

4.17                        Environmental Matters

Except as set forth in Section 4.17 of the Company Disclosure Schedule:

(a)                                  The Owned Property and Leased Property and, to the Knowledge of Seller, any real property formerly owned, leased or operated by the Company, are free of any Hazardous Substances in violation of, or requiring investigation, remediation or other response action pursuant to, Environmental Law, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(b)                                 To the Knowledge of Seller, there are no past or present conditions, events, or circumstances that could reasonably be expected to (i) interfere with or prevent continued compliance by the Company with Environmental Laws or (ii) give rise to any liability or other obligation of the Company under any Environmental Laws, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(c)                                  Seller has made available to Purchaser true and complete copies and results of any material written reports, studies, site assessments, tests, or monitoring possessed or initiated by the Seller or the Company pertaining to Hazardous Substances (i) at, on, about, under or within any (A) Owned Property or Leased Property or (B) real property formerly owned, leased or operated by the Company where the Company is or may reasonably be held responsible under Environmental Laws or (ii) concerning compliance by the Company or any other Person for whose conduct the Company is or may reasonably be held responsible under Environmental Laws.

4.18                        Transactions with Affiliates

Except as set forth on Section 4.18 of the Company Disclosure Schedule and as contemplated by this Agreement and the Ancillary Agreements, none of the Company Contracts set forth on Section 4.8(a)(iv) of the Company Disclosure Schedule between the Company (on the one hand) and Seller or any members of Seller’s Group (on the other hand) will continue in effect subsequent to the Closing.  Except as set forth on Section 4.8(a)(i) or Section 4.18 of the Company Disclosure Schedule, no current or former, director, officer or employee of the Company or Seller (or any Affiliate of the foregoing) is currently, or since December 31, 2005 has been, a party to any Contract with the Company, other than, in the case of such Person, ordinary course employment and benefit agreements entered into in connection with any such Person’s duties as a director, officer or employee of the Company.

4.19                        No Brokers or Finders

No agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby based on arrangements made by Seller or its Affiliates, other than fees and expenses payable by Seller or its Affiliates (other than the Company) to Morgan Stanley.

4.20                        Investment Intent

The Holdco Shares to be purchased by Seller pursuant to this Agreement (and the securities acquired upon the conversion thereof) are being acquired for Seller’s account, for investment only and not with a view to any unlawful public distribution thereof, and Seller shall not offer to sell or otherwise dispose of the Holdco Shares so acquired (or the securities acquired upon conversion thereof) in violation of any of the registration requirements of the U.S. federal or any State’s securities laws.  Seller is an “accredited investor” within the meaning of Rule 501 of Regulation D under the U.S. Securities Act of 1933, as amended (the Securities Act), has evaluated the merits and risk of its investment in Holdco and can bear the economic risk thereof.  Seller understands that such Holdco Shares (and the securities acquired upon conversion thereof) are characterized as “restricted securities” under the Securities Act.

4.21                        Food and Drug Safety Matters

(a)                                  The Company is in compliance in all material respects with the FDA Law applicable to the development, manufacture, sale or distribution of its products and services and the operation or conduct of, or ownership of the property relating to, its business as currently conducted.  Since December 31, 2003, the Company has not been required by any Governmental Entity in the United States or Canada to make, nor has the Company voluntarily undertaken, any product recall.

(b)                                 The Company has not received notice of, and is not, to the Knowledge of Seller, subject to, any adverse inspection, finding of deficiency, finding of non-compliance, compelled or voluntary recall, investigation, penalty, fine, sanction, assessment, request for corrective or remedial action, audit, or other compliance or enforcement action, relating to any FDA Regulated Product or to the facilities in which any FDA Regulated Product is manufactured or handled, by the FDA.

(c)                                  The Company has obtained all material approvals, registrations and authorizations from and has maintained or procured all records, studies and other documentation needed to reasonably satisfy and demonstrate compliance in all material respects with the requirements of the FDA for their current and past business activities relating to FDA Regulated Products and for the sale of FDA Regulated Products.

(d)                                 Except to the extent that the statements therein are made by or in reliance on data or information provided by any Section 4.21 Third Person (as to which no warranty in respect thereof is made by this Section 4.2 l(d)), the Company has not made any material false statement in, or material omission from, the applications, approvals, reports, or other submissions to the FDA or in or from any other records and documentation prepared or maintained to comply with the requirements of the FDA relating to any FDA Regulated Product.

(e)                                  To the Knowledge of Seller, no third Person, contractor, investigator, or researcher employed or retained by the Company or otherwise acting on behalf of the Company (any such Person, a Section 4.21 Third Person) has made any material false statement in, or material omission from, any report, study or other documentation prepared in conjunction with the applications, approvals, reports, or records submitted to or prepared for the FDA relating to any FDA Regulated Product.

(f)                                    The Company has not made or offered any payment, gratuity, or other thing of value that is prohibited by Applicable Law to personnel of the FDA in connection with the approval or regulatory status of the Company’s products or the facilities in which the Company’s products are manufactured or handled.

(g)                                 The Company has not received any written notification which remains unresolved, from the FDA indicating that any of its products are unsafe or ineffective for their approved use (it being agreed and understood that in respect of any FDA Regulated Product as to which the FDA has granted clearance or approval, all pre-approval correspondence shall not be covered by this Section 4.21 (g)).

(h)                                 Section 4.21(h) of the Company Disclosure Schedule contains a list of all current and past clinical trials performed by, on behalf of or relied upon by the Company with respect to any FDA Regulated Products (Clinical Trials).  To the Knowledge of Seller, all Clinical Trials have been and are being conducted in compliance, in all material respects, with United States and Canadian Applicable Law and any relevant investigational review board agreements.

(i)                                     Section 4.21(i) of the Company Disclosure Schedule contains a list of all warning letters, all adverse event reports, all vigilance reports and all current and past FDA audits, in each case, since January 1, 2004.  The Company has made available to Purchaser true, correct and complete copies of all such letter and reports as well as all material correspondence related to clinical activities, all material responses to FDA audits, all material facilities registration documentation and all material drug and device listing documentation.

(j)                                     The Company has not received written notice of any investigation by the FDA in respect of the promotion of “off-label” or similar use of FDA Regulated Products, and there is no pending or, to the Knowledge of Seller, threatened, Proceeding by the FDA with respect to the promotion of “off-label” or similar use of FDA Regulated Products.  With the exception of the first sentence of this Section 4.21(j), it is agreed and understood that no warranty is made in this Section 4.21 in respect of any “off-label” or similar use of the Company’s products.

4.22                        Warranty and Other Claims

The Company’s FDA complaint handling and adverse event reporting systems relating to all FDA Regulated Products have been made available for review by Purchaser and the Company has made available to Purchaser complete and correct information about all FDA Regulated Product returns because of warranty or other problems and about all mandatory and voluntary adverse event reports.  The Company’s records relating to credits and allowances made with respect to its products and services have been made available for review by Purchaser and are true and correct in all material respects.  Except as set forth on Section 4.22 of the Company Disclosure Schedule, the Company has made no modifications to its products and services because of warranty or other claims concerning defects in such products or with such services.  The Company maintains no other records of warranty, product defect claims or adverse event reports other than its FDA complaint handling and adverse event reporting system.  Since December 31, 2003 the Company has not been a defendant in any Proceeding involving product liability or warranty claims and since such date, to the Knowledge of Seller, no such Proceeding has been threatened in writing.

5.             REPRESENTATIONS AND WARRANTIES RELATING TO HOLDCO AND PURCHASER

Holdco and Purchaser hereby, jointly and severally, represent and warrant to Seller, as of the date hereof in respect of the representations and warranties set forth in this Section 5 other than Section 5.5 and the first two sentences of Section 5.9, and as of the date hereof and as of the Closing Date in respect of the representations and warranties set forth in Section 5.5 and the first two sentences of Section 5.9, in each case except as set forth in the Holdco/Ikaria Disclosure Schedule, as follows:

5.1                               Organization, Standing and Power

Each of Holdco and Purchaser is duly organized, validly existing and, to the extent applicable under the laws of its jurisdiction of organization, in good standing, under the laws of the jurisdiction in which it is organized, each of Holdco and Purchaser has full corporate power and authority, to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted.

5.2                               Authority; Execution and Delivery; Enforceability

Each of Holdco and Purchaser has full corporate power and authority to execute this Agreement and each Ancillary Agreement to which it is specified to be a party, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each of Holdco and Purchaser of this Agreement and each Ancillary Agreement to which it is specified to be a party, and the consummation by each of Holdco and Purchaser of the transactions contemplated hereby and thereby have been duly authorized and no further corporate action on the part of Holdco or Purchaser is required in connection therewith.  Each of Holdco and Purchaser has duly executed and delivered this Agreement and each Ancillary Agreement to which it is specified to be a party, and each of this Agreement and such Ancillary Agreement constitutes such Person’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent of the Enforceability Exceptions.

5.3                               No Conflicts; Consents

The execution and delivery by each of Holdco and Purchaser of this Agreement does not, the execution and delivery by each of Holdco and Purchaser of each Ancillary Agreement to which it is specified to be a party will not, and the consummation of the transactions contemplated hereby and thereby, and compliance by each of Holdco and Purchaser with the terms hereof and thereof will not, conflict with or result in any breach, violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of approval, authorization, termination, acceleration or cancellation under, or result in the creation of any Lien upon any of the material properties or assets of any of Holdco or Purchaser (as the case may be) under, any provision of (a) the Governing Documents of Holdco or Purchaser (as the case may be), (b) any Contract to which Holdco or Purchaser (as the case may be) is a party or by which its properties or assets is bound or (c) any Judgment or Applicable Law applicable to Holdco or Purchaser (as the case may be) or its properties or assets, other than, in the case of clauses (b) and (c) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Purchaser Material Adverse Effect.  No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Holdco or Purchaser in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement to which it is specified to be a party or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than (i) compliance with and filings under the HSR Act and the Applicable Competition Laws and (ii) those set forth in Section 5.3(ii) of the Holdco/Ikaria Disclosure Schedule.  In making this representation, Holdco and Purchaser are relying on the accuracy of the representations of (x) each of the Seller and Seller Guarantor in Section 3.3 of this Agreement and (y) Seller in Section 4.3 of this Agreement.

5.4                               Litigation

There are not any (a) outstanding Judgments against Holdco or Purchaser, (b) Proceedings pending or, to the Knowledge of Holdco or Purchaser, threatened, against Holdco or Purchaser or (c) investigations by any Governmental Entity that are pending, or to the Knowledge of Holdco or Purchaser, threatened, against Holdco or Purchaser that, in any case, individually or in the aggregate, have had, or could reasonably be expected to have, a Purchaser Material Adverse Effect.

5.5                               Capitalization of Holdco and its Subsidiaries; Valid issuance and transfer of Holdco Shares

(a)                                  Other than changes resulting from the grant, exercise, expiration or termination of options, warrants or participation rights to acquire capital stock of Ikaria between the date hereof and the Closing, Section 5.5(a) of the Holdco/Ikaria Disclosure Schedule sets forth the capitalization of Holdco immediately following the Closing (for the avoidance of doubt after giving effect to the Ikaria Merger, the Acquisition and the other transactions contemplated thereby), including the number of shares of (i) authorized and (ii) issued and outstanding capital stock of Holdco, issued stock options, stock options not yet issued but reserved for issuance and any options, warrants, participation interests or other securities of Holdco, convertible into, or exercisable or exchangeable for, capital stock of Holdco.

(b)                                 Except for the securities listed in Section 5.5(a) of the Holdco/Ikaria Disclosure Schedule and for such changes to Section 5.5(a) of the Holdco/Ikaria Disclosure Schedule resulting from the grant, exercise, expiration or termination of options, warrants or participation rights to acquire capital stock of Ikaria between the date hereof and the Closing, immediately following the Closing there will be no other equity securities of Holdco issued, reserved for issuance or outstanding.  The Holdco Shares to be transferred to Seller by Purchaser pursuant to the terms of this Agreement (and any securities acquired upon the conversion thereof), when issued to Purchaser and when transferred to Seller will be duly authorized, validly issued (or in the case of any securities acquired upon the conversion of the Holdco Shares, validly reserved for issuance), fully paid and non–assessable, free of all Liens (other than those arising from acts of Seller or any Affiliate thereof), and not subject to, nor issued to Purchaser nor transferred to Seller in violation of, any restrictions on transfer, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Holdco’s or Purchaser’s Governing Documents or any material Contract to which Holdco or Purchaser is a party or by which Holdco or Purchaser or its assets are bound, except as set forth in the Investor Stockholders Agreement.  Assuming the accuracy of the representations and warranties of the Seller in Section 4.20 and the accuracy of the comparable representations and warranties of each of the other parties to the Ancillary Agreements, all of the securities listed in Section 5.5(a) of the Holdco/Ikaria Disclosure Schedule to be issued by Holdco in connection with the Ikaria Merger, the Acquisition and the other transactions contemplated thereby (including the Holdco Shares to be issued to Purchaser and transferred to Seller hereunder) will be issued (and in the case of the Holdco Shares, transferred to Seller) in compliance with all Applicable Laws relating to the issuance and sale of securities.  Except as set forth on Section 5.5(a) of the Holdco/Ikaria Disclosure Schedule, immediately following the Closing there will not be any outstanding commitments, convertible securities, options or similar arrangements to which Holdco will, immediately following the Closing, be a party or by which Holdco will, immediately following the Closing, be bound, that obligates Holdco to (i) issue or sell or cause to be issued or sold any equity securities of Holdco or any other securities convertible into, or exchangeable for, subscribe for, any equity securities of Holdco or (ii) purchase or otherwise acquire any equity securities of Holdco.  Except as set forth on Section 5.5(a) of the Holdco/Ikaria Disclosure Schedule, there are no equity appreciation, phantom equity or other similar rights with respect to Holdco.

(c)                                  Section 5.5(c) of the Holdco/Ikaria Disclosure Schedule sets forth for each Subsidiary of Holdco, as of the date hereof, and immediately following the Closing, the amount of its authorized capital stock, the amount of its issued and outstanding capital stock and the record and beneficial owners of its issued and outstanding capital stock.  Except as set forth in Section 5.5(c) of the Holdco/Ikaria Disclosure Schedule, as of the date hereof Holdco does not, and immediately following the Closing Holdco will not, own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person and there is not, and there will not be, any shares of capital stock or other equity securities of any of its Subsidiaries issued, reserved for issuance or outstanding (provided that in making this representation, Holdco and Purchaser are relying on the accuracy of the representations of Seller in Section 4.2(b) of this Agreement).

5.6                               Holdco and Purchaser

Each of Holdco and Purchaser were formed solely for the purpose of engaging the transactions contemplated by this Agreement, the Ancillary Agreements to which each is specified to be a party (including the Series B Purchase Agreement and the Ikaria Merger Agreement), and the financing documents entered into in connection with the Acquisition and the Ikaria Merger and the transactions contemplated thereby, and since their formation, neither Holdco nor Purchaser have engaged in any other business nor entered into any Contract except as set forth in Section 5.6 of the Holdco/Ikaria Disclosure Schedule.  Neither Holdco nor Purchaser has any liabilities or obligations, whether actual or contingent, known or unknown, except for the liabilities and obligations incurred by Holdco or Purchaser in connection with the negotiation, execution and delivery of this Agreement and the Ancillary Agreements (including the Series B Purchase Agreement and the Ikaria Merger Agreement), and the financing documents entered into in connection with the Acquisition and the Ikaria Merger and the transactions contemplated thereby, whether pursuant to the debt instruments entered into pursuant to the Debt Commitment Letters, the Equity Financing Agreement or otherwise, and the consummation of the transactions contemplated hereby and thereby.

5.7                               Investment Intent

The Interests to be purchased by Purchaser pursuant to this Agreement are being acquired for Purchaser’s account, for investment only and not with a view to any unlawful public distribution thereof, and Purchaser shall not offer to sell or otherwise dispose of the Interests so acquired in violation of any of the registration requirements of the U.S. federal or any State’s securities laws.

5.8                               Availability of Funds

(a) Holdco has received an executed debt commitment letter and related fee letter (together, the Debt Commitment Letter), dated as of the date hereof (a true and complete copy of which is attached hereto as Exhibit 5.8(a)), from the lending institutions named therein, pursuant to which such lending institutions have committed, subject to the terms and conditions set forth therein, to provide Purchaser with debt financing, and (b) Holdco, Purchaser, Ikaria and each Investor have delivered to Seller an executed equity commitment letter (the Equity Financing Agreement), dated as of the date hereof (a true and complete copy of which is attached hereto as Exhibit 5.8(b)), naming Seller as an express third-party beneficiary thereof (as set forth therein, for an aggregate amount of up to $10,000,000), pursuant to which each of Holdco, Purchaser and each Investor has agreed, subject to the terms and conditions set forth therein, to provide Holdco with equity financing in the aggregate amount of $278,000,000, in the case of (a) and (b), in connection with the Acquisition, the Ikaria Merger and the other transactions contemplated thereby.  The aggregate amount to be provided pursuant to the Debt Commitment Letter and the Equity Financing Agreement is sufficient to pay all amounts required to be paid by Holdco and Purchaser to consummate the Acquisition.  Each of the Debt Commitment Letter and the Equity Financing Agreement constitutes the valid and binding obligation of the parties thereto (except for the Enforceability Exceptions) and the effectiveness thereof (and the providing of the financing contemplated thereby) is not subject to any conditions other than (i) in the case of the Debt Commitment Letters, those set forth therein, and (ii) in the case of the Equity Financing Agreement, the satisfaction or waiver of the conditions (A) of Purchaser, Holdco and Ikaria set forth in Sections 8.1 and 8.2 herein to consummate the transactions contemplated hereby and (B) of Holdco and Merger Sub set forth in the Ikaria Merger Agreement and the Investors set forth in the Series B Purchase Agreement to consummate the Ikaria Merger and the sale of the Series B

Preferred Stock, respectively.  Assuming the accuracy of the representations and warranties of Seller in Sections 3 and 4 of this Agreement, as of the date of this Agreement, each of Holdco and Purchaser does not have any reason to believe that any of the conditions to the Debt Commitment Letters and Equity Financing Agreement will not be satisfied or that the financing contemplated thereby will not be available to consummate the Acquisition and the Ikaria Merger.

5.9                               Ikaria Merger

True and complete copies of the Ikaria Merger Agreement (including the form of the Certificate of Merger attached thereto) and all other agreements, instruments and documents entered into as of the date hereof in connection with the Ikaria Merger have been provided to Seller.  Article III of the Ikaria Merger Agreement sets forth all of the conditions to be satisfied (or waived) by any Person to consummate the Ikaria Merger and the transactions contemplated thereby.  Section 5.9 of the Holdco/Ikaria Disclosure Schedule sets forth all consents, approvals, licenses, permits, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity or any other Person in connection with the execution, delivery and performance of the Ikaria Merger Agreement or the consummation of the Ikaria Merger or the other transactions contemplated thereby.

5.10                        No Brokers or Finders

No agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with the execution and delivery of this Agreement, any Ancillary Agreement (including the Series B Purchase Agreement and the Ikaria Merger Agreement), or the financing documents entered into in connection with the Acquisition and the Ikaria Merger, whether pursuant to the debt instruments entered into pursuant to the Debt Commitment Letters, the Equity Financing Agreement or otherwise, or the consummation of the transactions contemplated hereby or thereby based on arrangements made by Holdco, Purchaser, Ikaria, any Investor or their respective Affiliates, except for Goldman, Sachs & Co., whose fees and expenses will be paid by Holdco in accordance with Section 7.7 and except that the lenders of the Debt Financing will be entitled to the fees set forth in the Debt Commitment Letters.

5.11                        Solvency

After giving effect to the consummation of the transactions contemplated by this Agreement, the Ancillary Agreements (including the Series B Purchase Agreement and the Ikaria Merger Agreement), and the financing documents entered into in connection with the Acquisition and the Ikaria Merger (whether pursuant to the Debt Financing, the Equity Financing Agreement or otherwise), and the application of the proceeds thereof and the payment of all legal, accounting and other fees related thereto, Holdco (for the purposes of this Section 5.11, including all of its Subsidiaries immediately following the Acquisition) will be solvent.  For the purposes of this Section 5.11, the term “solvent” means that: (a) the fair value of the property of Holdco is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of Holdco; (b) the present fair saleable value of the assets of Holdco is not less than the amount which will be required to pay the probable liability of Holdco on its debts as they become absolute and mature; (c) Holdco is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business; (d) Holdco does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature; and (e) Holdco is not engaged in a business or transaction, nor is it about to engage in a business or transaction, for which Holdco’s property would constitute unreasonably small capital, after giving due consideration to the prevailing practice in the industry in which Holdco is engaged.

6.             REPRESENTATIONS AND WARRANTEES RELATING TO IKARIA AND ITS BUSINESS

Holdco, Purchaser and Ikaria hereby, jointly and severally, represent and warrant to Seller, as of the date hereof, except as set forth in the Holdco/Ikaria Disclosure Schedule, as follows:

6.1                               Organization and Standing; Books and Records

(a)                                  Ikaria is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Ikaria has full corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.  Ikaria is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business, or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Ikaria.

(b)                                 True and complete copies of the Ikaria’s Governing Documents as in effect on the date of this Agreement have been made available to Purchaser.

6.2                               Authority; Execution and Delivery; and Enforceability

Ikaria has full corporate power and authority to execute this Agreement and each Ancillary Agreement to which it is specified to be a party, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Ikaria of this Agreement and each Ancillary Agreement to which it is specified to be a party, and the consummation by Ikaria of the transactions contemplated hereby and thereby have been duly authorized and no further corporate action is required in connection therewith on the part of Ikaria.  Ikaria has duly executed and delivered this Agreement and each Ancillary Agreement to which it is specified to be a party, and each of this Agreement and such Ancillary Agreement constitutes Ikaria’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent of the Enforceability Exceptions.

6.3                               No Conflicts; Consents

Except as set forth in Section 6.3 of the Holdco/Ikaria Disclosure Schedule, none of (1) the execution and delivery by Ikaria of this Agreement, (2) the execution and delivery by Ikaria of any Ancillary Agreement to which it is specified to be a party, (3) the consummation of the transactions contemplated hereby and thereby, and (4) compliance by Ikaria with the terms hereof and of any Ancillary Agreement to which it is specified to be a party, will conflict with, or result in any breach, violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of approval, authorization, termination, acceleration or cancellation under, or result in the creation of any Lien upon any of the properties or assets of Ikaria under (a) any provision of its Governing Documents, (b) any Contract to which Ikaria is a party or by which it or its properties or assets are bound or (c) any Judgment or Applicable Law applicable to Ikaria or Ikaria’s properties or assets, other than, in the case of clauses (b) and (c) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect on Ikaria.  No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Ikaria in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement to which it is specified to be a party or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than (i) compliance with and filings under the HSR Act and the Applicable Competition Laws and (ii) those set forth in Section 6.3(ii) of the Holdco/Ikaria Disclosure Schedule.  In making this representation, Ikaria is relying on the accuracy of the representations of (x) each of the Seller and Seller Guarantor in Section 3.3 of this Agreement and (y) Seller in Section 4.3 of this Agreement.

6.4                               Financial Statements; No Undisclosed Liabilities; Absence of Changes

(a)                                  Section 6.4(a) of the Holdco/Ikaria Disclosure Schedule sets forth (i) a copy of the Ikaria’s audited balance sheet as of December 31, 2005 (the Ikaria Balance Sheet) and December 31, 2004, together with the related audited statements of income, stockholder’s equity and cash flows for the twelve-months ending December 31, 2005 and December 31, 2004, together with all notes thereto, and the report of Ernst & Young LLP, Ikaria’s independent auditors certifying such financial statements (the Ikaria Audited Financial Statements) and (ii) a copy of Ikaria’s unaudited balance sheet as of November 30, 2006, together with the related unaudited statements of income, stockholder’s equity and cash flows for the eleven-months ending November 30, 2006 (the Ikaria Unaudited Financial Statements and, together with the Ikaria Audited Financial Statements, the Ikaria Financial Statements).  The Ikaria Financial

Statements were prepared in accordance with GAAP, consistently applied, and fairly present, in all material respects, the financial condition, results of operations and cash flows, and changes in financial position of Ikaria as of the dates indicated and for the periods then ended, except in each case:  (i) as set forth in the notes thereto and (ii) in the case of the Ikaria Unaudited Financial Statements, for: (A) the absence of footnotes, (B) normal year-end adjustments (which are not material in the aggregate), and (C) the matters set forth in Section 6.4(a)(ii) of the Holdco/Ikaria Disclosure Schedule.

(b)                                 Ikaria does not have any material liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected on a balance sheet of Ikaria or in the notes thereto and that (individually or in the aggregate) have had or could reasonably be expected to have a Material Adverse Effect on Ikaria, except (i) as disclosed, reflected or reserved against in the Ikaria Balance Sheet and the notes thereto, for items set forth in Section 6.4(b)(ii) of the Holdco/Ikaria Disclosure Schedule and (iii) for liabilities and obligations incurred in the ordinary course of business since the date of the Ikaria Balance Sheet, consistent with past practice.

(c)                                  Except as set forth in Section 6.4(c) of the Holdco/Ikaria Disclosure Schedule, since the date of the Ikaria Balance Sheet, Ikaria has conducted its business in the ordinary course consistent with past practice, and there have not been any Effects that, individually or in the aggregate, have had or would reasonably be expected to have, a Material Adverse Effect on Ikaria.

6.5                               Assets Other than Real Property Interests

Ikaria has good and valid title to each of the assets reflected on the Ikaria Balance Sheet or thereafter acquired, other than those set forth in Section 6.5 of the Holdco/Ikaria Disclosure Schedule or otherwise disposed of since the date of the Ikaria Balance Sheet in the ordinary course of business, in each case free and clear of all Liens, except for the Liens described in clauses (i) through (x) below (such Liens being referred to herein collectively as Ikaria Permitted Liens):

(i)                                     such Liens as are set forth in Section 6.5 of the Holdco/Ikaria Disclosure Schedule;

(ii)                                  mechanics’, carriers’, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business;

(iii)                               Liens arising under (x) original purchase price conditional sales contracts entered into in the ordinary course of business or (y) equipment, furniture and fixture leases with third parties, which leases are entered into in the ordinary course of business and do not constitute Financial Debt (in the case of application of that defined term to this Section 6.5 (and applying the defined term Ikaria Permitted Liens), replacing “the Company” with “Ikaria” therein);

(iv)                              Liens for Taxes that are not due and payable or that are being contested in accordance with appropriate procedures and that may thereafter be paid without penalty;

(v)                                 easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on use, encroachments and other imperfections of title or encumbrances, if any, on real property that, individually or in the aggregate, do not materially impair, and could not reasonably be expected materially to impair, the continued use and operation of the real property to which they relate in the conduct of the business operations of the Company;

(vi)                              deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (that do not constitute Financial Debt (with such defined term modified as set forth in clause (iii) above) incurred in the ordinary course of business;

(vii)                           pledges or deposits under worker’s compensation, unemployment insurance and other employee retirement or other social security legislation;

(viii)                        statutory and contractual landlords’ liens under leases and any interest or title of a lessor, sub-lessor, licensee or licensor under any lease or license agreement;

(ix)                                Liens in favor of a banking institution arising as a matter of Applicable Law encumbering deposits (including the right of set-off) held by such banking institutions in the ordinary course of business; and

(x)                                   Liens in favor of customs and revenue authorities arising as a matter of Applicable Law to secure the payment of customs’ duties.

Except as set forth on the Holdco/Ikaria Disclosure Schedule, the tangible assets used by Ikaria in the conduct of its business operations as of the date hereof are either owned by Ikaria or used by Ikaria pursuant to a lease, license or similar Contract to which Ikaria is a party.

6.6                               Real Property

Ikaria does not own any real property.  Section 6.6 of the Holdco/Ikaria Disclosure Schedule sets forth a complete list of all real property leased by Ikaria (each, Ikaria Leased Property).  Ikaria has valid leasehold interests in respect of all Ikaria Leased Property, free and clear of all Liens, except (i) Ikaria Permitted Liens and (ii) such Liens as are set forth in Section 6.6 of the Holdco/Ikaria Disclosure Schedule.  No material default by Ikaria or, to the Knowledge of Ikaria, the applicable landlord, exists under any lease Contract with respect to the Ikaria Leased Property, and each such lease Contract is legal, valid, binding and enforceable against Ikaria, and, to the Knowledge of Ikaria, enforceable against the other party or parties thereto, except in respect of the Enforceability Exceptions and other than as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Ikaria.

6.7                               Intellectual Property

(a)                                  For purposes of this Agreement, the term Ikaria Intellectual Property means Intellectual Property owned by Ikaria; and the term Ikaria Licensed-In Intellectual Property means all Intellectual Property licensed from other Persons by Ikaria.

(b)                                 Section 6.7(b) of the Holdco/Ikaria Disclosure Schedule contains a complete and accurate list of all the registered patents and patent applications, registered trademarks and trademark applications, registered service marks and applications therefor, registered trade names, internet domain names and applications therefor, registered copyrights and applications therefor, and, as applicable, all registered derivatives, divisions, continuations, continuations-in-part, extensions, reissues and renewals of all of the foregoing, in each case, that (i) are Ikaria Intellectual Property; or (ii) to the Knowledge of Ikaria, are Ikaria Licensed-In Intellectual Property that are material to the business operations of Ikaria.

(c)                                  Section 6.7(c) of the Holdco/Ikaria Disclosure Schedule identifies all Contracts to which Ikaria is a party relating to the Ikaria Intellectual Property and/or Ikaria Licensed-In Intellectual Property that is material to the business operations of Ikaria, whether owned or used by Ikaria (an Ikaria IP License Agreement).

(d)                                 All Ikaria Intellectual Property and, to the Knowledge of Ikaria, all Ikaria Licensed-In Intellectual Property that is set forth in Section 6.7(b) of the Holdco/Ikaria Disclosure Schedule is subsisting.  All Ikaria Intellectual Property is in compliance with all formal requirements necessary, and Ikaria has paid all maintenance and other fees and made all filings necessary, to keep such Ikaria Intellectual Property in force.  To the Knowledge of Ikaria, other than in relation to a decision to abandon any Ikaria Licensed-In Intellectual Property, there has been no material failure to pay any material necessary maintenance or other fee, or make any material necessary filings, to keep material Ikaria Licensed-In Intellectual Property (other than inventions that are not the subject of a registered patent or patent application) in force.

(e)

(i)                                     (A) except as set forth in Section 6.7(e)(i) of the Holdco/Ikaria Disclosure Schedule, and (B) except as to claims of ownership and/or inventorship by Persons not currently or previously employed or retained by Ikaria, Ikaria is the sole owner of all right, title and interest in and to all Ikaria Intellectual Property free and clear of all Liens;

(ii)                                  Except as set forth in Section 6.7(e)(ii) of the Holdco/Ikaria Disclosure Schedule, there are no obligations, covenants or restrictions from third parties affecting in any material respect Ikaria’s use, disclosure, enforcement, transfer or licensing of the Ikaria Intellectual Property;

(iii)                               To the Knowledge of Ikaria, except as set forth in Section 6.7(e)(iii) of the Holdco/Ikaria Disclosure Schedule, Ikaria owns or has the right to use all Ikaria Intellectual Property and Ikaria Licensed-In Intellectual Property that is material to the operation of Ikaria as it is presently conducted free and clear of all Liens;

(iv)                              To the Knowledge of Ikaria, except as set forth in Section 6.7(e)(iv) of the Holdco/Ikaria Disclosure Schedule, there (A) is not and has not been any material infringement, misappropriation or other violation of any Ikaria Intellectual Property by a third party, and (B) are no presently known facts raising a likelihood of material infringement, misappropriation or other violation by Ikaria of the Intellectual Property of any third party, except, in each case, as would not have a Material Adverse Effect on Ikaria, individually or in the aggregate;

(v)                                 To the Knowledge of Ikaria, Ikaria has not, in the conduct of its business operations as have been conducted, and as are presently conducted, infringed, misappropriated, or violated any Intellectual Property of any third party.  No written infringement threat, allegation, or offer of license in respect thereof has been received by Ikaria that as of the date hereof, remains unresolved;

(vi)                              Ikaria has taken all reasonable steps to protect and maintain Ikaria Intellectual Property that is material to the business operations of Ikaria and to avoid infringement of the Intellectual Property of third parties;

(vii)                           Except as set forth in Section 6.7(e)(vii) of the Holdco/Ikaria Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not materially alter, impair or extinguish any rights in the Ikaria Intellectual Property or the Ikaria Licensed-In Intellectual Property;

(viii)                        With respect to: (A) U.S. Patent Application Ser. No. [**], to the Knowledge of Ikaria, the Fred Hutchinson Cancer Research Center has conducted a reasonable, good faith investigation as to the inventorship of this application and the Fred Hutchinson Cancer Research Center has formed a good faith belief that the inventorship of this application will be true and correct upon the addition of Nystul and Goldman and that their prior omission occurred without deceptive intent, (B) U.S. Patent Application Ser. No. [**], to the Knowledge of Ikaria, the Fred Hutchinson Cancer Research Center has conducted a reasonable, good faith investigation as to the inventorship of this application and the Fred Hutchinson Cancer Research Center has formed a good faith belief that the inventorship of this application will be true and correct upon the addition of Blackstone, and (C) all other Ikaria Intellectual Property that is a patent or patent application, to the Knowledge of Ikaria none have a misjoinder or nonjoinder of inventorship problem; and

(ix)                                With respect to U.S. Patent Application Ser. No. [**] and the previously filed petition to revive (dated December 19, 2005), the University of California has subsequently filed a Communication to the Office of Petitions with the U.S. Patent & Trademark Office in which it has stated that the entire delay in filing the required reply from the due date for the reply until the filing of a grantable petition was unintentional.

6.8                               Contracts

(a)                                  Except as set forth in Section 6.8(a) of the Holdco/Ikaria Disclosure Schedule and pursuant to the Ikaria IP License Agreements set forth in Section 6.7(c) of the Holdco/Ikaria Disclosure Schedule, Ikaria is not a party to or bound by any:

(i)                                     Contract providing for the employment of any individual with Ikaria;

(ii)                                  covenant not to compete or other covenant restricting the development, manufacture, marketing or distribution of the products and services of Ikaria that materially limits the conduct of its business;

(iii)                               Contract with any labor organization, union or other similar association;

(iv)                              Contract with Holdco, Purchaser, any Investor or any Affiliate of Holdco, Purchaser or any Investor, or, to the extent not included in this clause (iv), Affiliate of Ikaria;

(v)                                 Contract relating to the establishment of a joint venture or partnership;

(vi)                              Contract relating to an acquisition, divestiture, merger or similar transaction that has not been consummated, or that has been consummated but contains representations, covenants, indemnities or other obligations that are still in effect, other than the Ikaria Merger Agreement;

(vii)                           Contract that grants exclusivity rights to a sales representative, distributor, broker or similar person;

(viii)                        Contract not made in the ordinary course of business; or

(ix)                                Contract other than as described above to which Ikaria is a party or by which it or any of its assets or properties is bound or subject that if breached, terminated or not renewed, could have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ikaria.

The Contracts disclosed in Section 6.8(a) of the Holdco/Ikaria Disclosure Schedule and the Ikaria IP License Agreements referred to in Section 6.8(c) are collectively referred to herein as the Ikaria Contracts.

(b)                                 Except as set forth in Section 6.8(b) of the Holdco/Ikaria Disclosure Schedule, all Ikaria Contracts are valid, binding and in full force and effect and are enforceable by Ikaria immediately following the Closing in accordance with their terms, except for the Enforceability Exceptions and for such failures to be valid, binding, in full force and effect or enforceable that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect on Ikaria.  Copies of all Ikaria Contracts, together with all modifications and amendments thereto, have been made available to Seller.  Ikaria is not (with or without the lapse of time or the giving of notice, or both) in breach or default of or under any Ikaria Contract and, to the Knowledge of Ikaria, no other party to any such Ikaria Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, except for breaches and defaults that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Ikaria.  None of Holdco, Purchaser, any Investor or Ikaria has received any written notice of the intention of any Person to terminate, nor has there been any termination of, any Ikaria Contract, except for such notices and terminations that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Ikaria.

6.9                               Personal Property

Each material item of personal property (which term does not include, for the avoidance of doubt, Intellectual Property) of Ikaria is in good working order (ordinary wear and tear excepted), is free from any material defect and has been maintained in all material respects in accordance with the past practice of Ikaria.

6.10                        Permits

Except as set forth in Section 6.10 of the Holdco/Ikaria Disclosure Schedule:

(a)                                  All material certificates, licenses, permits, authorizations and approvals from Governmental Entities issued or granted to Ikaria (collectively, Ikaria Permits) including Ikaria Product Permits, are validly held by Ikaria, are in full force and effect in all material respects and Ikaria has complied, in all material respects, with the terms and conditions thereof.  There are no material certificates, licenses, permits, authorizations or approvals from United States or Canadian Governmental Entities that are necessary for the conduct of Ikaria’s business as currently conducted, other than the Ikaria Permits.

(b)                                 Ikaria is in material compliance with the respective requirements, conditions and provisions of all Ikaria Permits relating to the manufacture, distribution or sale of any FDA Regulated Product (collectively, Ikaria Product Permits) and Ikaria has not received written notification from any Governmental Entity of any material deficiency with respect to any Ikaria Product Permit, nor is any Proceeding pending or, to the Knowledge of Ikaria, threatened, that seeks to revoke or amend any of such Ikaria Product Permits.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a revocation, suspension or material limitation, modification or impairment of any Ikaria Product Permit.  No Ikaria Product Permit by its terms requires the consent of its issuing authority in order to remain in full force and effect as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

6.11                        Insurance

As of the date hereof, Ikaria maintains policies of fire and casualty, general liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are, in Ikaria’s judgment, reasonable for the business operations and for the assets and properties of Ikaria.

6.12                        Taxes

(a)                                  Except as set forth in Section 6.12(a) of the Holdco/Ikaria Disclosure Schedule, (i) Ikaria has filed or caused to be filed in a timely manner (within any applicable extension periods) all material Tax Returns required to be filed by Applicable Law, (ii) all such Tax Returns are correct and complete in all material respects, (iii) all material Taxes due and payable by Ikaria have been timely paid in full or will be timely paid in full by the due date thereof and (iv) Ikaria has, in accordance with Applicable Law, withheld and paid all material Taxes that it was required to withhold or pay in connection with any amounts paid or owing to any employee, independent contractor, creditor or other third party.

(b)                                 Ikaria is not a party to or bound by any Contract relating, in whole or in part, to the sharing of or responsibility for Taxes that will remain in effect, or with respect to which Ikaria will have any obligation to make any payments, subsequent to the Closing.

(c)                                  Except as set forth in Section 6.12(c) of the Holdco/Ikaria Disclosure Schedule:  (i) no written notice of deficiency or assessment with respect to Taxes of Ikaria has been received by Ikaria and (ii) no audit or other proceeding with respect to Taxes of Ikaria as notified in writing to Ikaria by any Taxing Authority is pending, or to the Knowledge of Ikaria, threatened.

(d)                                 Copies of all material Tax Returns of Ikaria relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired have been made available to Seller for inspection.

6.13                        Proceedings and Judgments

(a)                                  Except as set forth in Section 6.13(a) of the Holdco/Ikaria Disclosure Schedule, as of the date hereof, there is no pending or, to the Knowledge of Ikaria, threatened Proceeding with respect to which Ikaria is a party and that, if adversely determined, is (individually or in the aggregate) reasonably likely to result in a Material Adverse Effect on Ikaria.

(b)                                 Except as set forth in Section 6.13(b) of the Holdco/Ikaria Disclosure Schedule, as of the date hereof, Ikaria has not received written notification of any pending investigation of Ikaria by any Governmental Entity.

(c)                                  Except as set forth in Section 6.13(c) of the Holdco/Ikaria Disclosure Schedule, Ikaria is not a party or, to the Knowledge of Ikaria, subject to or in default under any Judgment, other than for such Judgments that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect on Ikaria.

6.14                        Benefit Plans

(a)                                  True and complete copies of each Ikaria Benefit Plan have been made available to Seller.  Section 6.14(a) of the Holdco/Ikaria Disclosure Schedule sets forth the name of each material Ikaria Benefit Plan.

(b)                                 Each Ikaria Benefit Plan has been administered in all material respects in accordance with its terms.  Ikaria and all the Ikaria Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA, the Code (including Section 409A of the Code to the extent such arrangements are subject to Section 409A of the Code) and all other Applicable Laws.  All Ikaria service providers have been properly classified as employees or independent contractors for the purposes of employment Taxes, Ikaria Benefit Plan participation, and all other Purposes under Applicable Law.  All reports, returns and similar documents with respect to the Ikaria Benefit Plans required to be filed with any Governmental Entity or distributed to any Ikaria Benefit Plan participant have been, in all material respects, timely filed or distributed and all reports, returns and similar documents actually filed or distributed were correct in all material respects.

(c)                                  Except as set forth in Section 6.14(c) of the Holdco/Ikaria Disclosure Schedule, all contributions to, and payments from, the Ikaria Benefit Plans that may have been required to be made in accordance with the terms of the Ikaria Benefit Plans, any applicable collective bargaining agreement and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made.

(d)                                 None of the Ikaria Benefit Plans is a “multiemployer plan” as such term is defined in Section 3(37) of ERISA.  Each Ikaria Benefit Plan which is intended to be qualified under Section 401(a) of the Code is so qualified.  No liability under Title IV of ERISA (other than PBGC premiums due and timely paid in the ordinary course) has been or could reasonably be expected to be incurred by Ikaria.

(e)                                  Except as set forth in Section 6.14(e) of the Holdco/Ikaria Disclosure Schedule, the execution and delivery of, and performance of the transactions contemplated in, this Agreement will not either alone or in connection with another event (1) constitute an event under any Ikaria Benefit Plan or loan to an employee or independent contractor of Ikaria that will result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or independent contractor of Ikaria or (2) result in the triggering or imposition of any restrictions or limitations on the right of Ikaria to amend or terminate any Ikaria Benefit Plan (or result in any adverse consequence for any such action).

(f)                                    Except as set forth in Section 6.14(f) of the Holdco/Ikaria Disclosure Schedule, no payment or benefit that will or may be made by Ikaria or any of its Affiliates, or under any Ikaria Benefit Plan (as in effect as of the Closing), will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(l) of the Code.

6.15                        Compliance with Applicable Laws

Except as set forth in Section 6.15 of the Holdco/Ikaria Disclosure Schedule, Ikaria is in compliance with all Applicable Laws, except for instances of noncompliance that, individually or in the aggregate, have not had, and could not reasonably be expected to have, a Material Adverse Effect on Ikaria.  Except as set forth in Section 6.15 of the Holdco/Ikaria Disclosure Schedule, since December 31, 2005, none of Holdco, Purchaser, any Investor or Ikaria has received any written communication from any Person that alleges that Ikaria is not in compliance with any Applicable Law where such noncompliance could have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ikaria.

6.16                        Employee and Labor Matters

Except as set forth in Section 6.16 of the Holdco/Ikaria Disclosure Schedule: (a) there is not currently any, and since December 31, 2005, there has not been any labor strike, dispute, work stoppage or lockout pending, or, to the Knowledge of Ikaria, threatened, against Ikaria and (b) no employees of Ikaria are covered by a collective bargaining agreement or similar Contract.

6.17                        Environmental Matters

Except as set forth in Section 6.17 of the Holdco/Ikaria Disclosure Schedule:

(a)                                  The Ikaria Leased Property and, to the Knowledge of Ikaria, any real property formerly owned, leased or operated by Ikaria, are free of any Hazardous Substances in violation of, or requiring investigation, remediation or other response action pursuant to, Environmental Law, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Ikaria.

(b)                                 To the Knowledge of Ikaria, there are no past or present conditions, events, or circumstances that could reasonably be expected to (i) interfere with or prevent continued compliance by Ikaria with Environmental Laws or (ii) give rise to any liability or other obligation of Ikaria under any Environmental Laws, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Ikaria.

(c)                                  Ikaria has made available to Seller true and complete copies and results of any material written reports, studies, site assessments, tests, or monitoring possessed or initiated by Ikaria pertaining to Hazardous Substances (i) at, on, about, under or within any (A) Ikaria Leased Property or (B) real property formerly owned, leased or operated by Ikaria where Ikaria is or may reasonably be held responsible under Environmental Laws or (ii) concerning compliance by Ikaria or any other Person for whose conduct Ikaria is or may reasonably be held responsible under Environmental Laws.

6.18                        Transactions with Affiliates

Except as set forth on Section 6.18 of the Holdco/Ikaria Disclosure Schedule and as contemplated by this Agreement and the Ancillary Agreements, none of the Ikaria Contracts set forth on Section 6.8(a)(iv) of the Holdco/Ikaria Disclosure Schedule will continue in effect subsequent to the Closing.  Except as set forth on Section 6.8(a)(i) or Section 6.18 of the Holdco/Ikaria Disclosure Schedule, no current or former, director, officer or employee of Holdco, Purchaser, any Investor, or any Affiliate of Holdco, Purchaser, any Investor or Ikaria, is currently, or since December 31, 2005, has been, a party to any Contract with Ikaria, other than, in the case of such Person, ordinary course employment and benefit agreements entered into in connection with any such Person’s duties as a director, officer or employee of the Company.

6.19                        Food and Drug Safety Matters

(a)                                  Ikaria is in compliance in all material respects with the FDA Law applicable to the research and pre-clinical development and manufacture of its FDA Regulated Ikaria Products and services and the operation or conduct of, or ownership of the property relating to, its business as currently conducted.

(b)                                 Ikaria has not received notice of, and is not, to the Knowledge of Ikaria, subject to, any adverse inspection, finding of deficiency, finding of non-compliance, investigation, penalty, fine, sanction, assessment, request for corrective or remedial action, audit, or other compliance or enforcement action, relating to any FDA

Regulated Ikaria Product or to the facilities in which any FDA Regulated Ikaria Product is manufactured or handled, by the FDA.

(c)                                  Ikaria has obtained all material approvals (including animal research approvals), registrations and authorizations from and has maintained or procured all records, studies and other documentation needed to reasonably satisfy and demonstrate compliance in all material respects with the requirements of the FDA for their current and past research and development and business activities relating to FDA Regulated Ikaria Products.

(d)                                 Except to the extent that the statements therein are made by or in reliance on data or information provided by any Section 6.19 Third Person (as to which no warranty in respect thereof is made by this Section 6.19(d)), Ikaria has not made any material false statement in, or material omission from, the applications, approvals, reports, or other submissions to the FDA or in or from any other records and documentation prepared or maintained to comply with the requirements of the FDA relating to any FDA Regulated Ikaria Product.

(e)                                  To the Knowledge of Ikaria, no third Person, contractor, investigator, or researcher employed or retained by Ikaria or otherwise acting on behalf of Ikaria (any such Person, a Section 6.19 Third Person) has made any material false statement in, or material omission from, any report, study or other documentation prepared in conjunction with the applications, approvals, reports, or records submitted to or prepared for the FDA relating to any FDA Regulated Ikaria Product.

(f)                                    Ikaria has not made or offered any payment, gratuity, or other thing of value that is prohibited by Applicable Law to personnel of the FDA in connection with the approval or regulatory status of FDA Regulated Ikaria Products or the facilities in which FDA Regulated Ikaria Products are manufactured or handled.

(g)                                 Ikaria has made available to Seller accurate results and complete data relating to all current and past animal experiments performed by, on behalf of or relied upon by Ikaria with respect to any FDA Regulated Ikaria Products, and, to the Knowledge of Ikaria, such animal experiments have been and are being conducted in compliance, in all material respects, with Applicable Law.

6.20                        No Knowledge of Misrepresentation or Omission

As of the date of this Agreement, none of Holdco, Purchaser or Ikaria has any Knowledge that the representations and warranties of Seller made in this Agreement are not true and correct, in all material respects.  None of Holdco, Purchaser or Ikaria has any Knowledge of any material errors in, or material omissions from, any disclosure contained in the Company Disclosure Schedule.

7.             COVENANTS

7.1                               Conduct of Business of the Company

Except as required or permitted by the terms hereof, and except for the matters set forth in Section 7.1 of the Company Disclosure Schedule, from the date of this Agreement through the Closing, Seller shall cause the business of the Company to be conducted in all material respects in the ordinary course of business.  In addition (and without limiting the generality of the foregoing), except as required or permitted by the terms hereof and except as set forth in Section 7.1 of the Company Disclosure Schedule, Seller shall not cause the Company to, without the prior written consent of Purchaser (which consent may be granted orally, and confirmed via email communication, and in this regard, Purchaser nominates Alok Singh (email address:  ASingh@newmountaincapital.com) as the individual to receive requests for consent on its behalf, and further agrees that such nominee shall respond to any such request for consent within 3 Business Days of receiving such request), such consent not to be unreasonably withheld, delayed or conditioned:

(a)                                  amend or otherwise modify its Governing Documents;

(b)                                 reclassify, combine, split, subdivide or otherwise amend the terms of, or redeem, repurchase or otherwise acquire, directly or indirectly, any of its outstanding equity interests;

(c)                                  issue (or authorize the issuance of) any equity interests (or any securities convertible into, or exchangeable or exercisable for, any equity interests);

(d)                                 sell, transfer, lease, license or otherwise dispose of any of the Company’s real property, material personal property, material Intellectual Property or other material asset (other than the sale of inventory in the ordinary course of the Company’s business);

(e)                                  make any change with respect to Company’s accounting practices, policies, principles, methods or procedures, other than as required by GAAP or Applicable Law;

(f)                                    make any Tax election or settle or compromise any Tax liability;

(g)                                 (i) terminate, cancel, make any material amendment or modification to or request any material modification or amendment to, or agree to any of the foregoing in respect of, any Company Contract, or (ii) enter into any Contract that would, if entered into as of the date hereof, be a Company Contract;

(h)                                 waive, release or assign any material rights or claims or settle any material Proceeding;

(i)                                     acquire, or agree to acquire, whether by merger, stock acquisition or asset acquisition, any interest in any Person that is not an individual, or any material business or division thereof, other than purchases of goods and supplies in the ordinary course of business;

(j)                                     create any Subsidiaries or alter (through merger, liquidation, reorganization, restructuring or otherwise) the capital structure of the Company;

(k)                                  grant any increase in compensation or benefits (including severance or termination payments), or otherwise increase the compensation or benefits payable, or to become payable, to any director or employee of the Company, in excess of $25,000 in any individual case, and $250,000 in the aggregate to all directors and employees, or adopt any new or amend in any material respect any existing Benefit Plan (or any plan that would be a Benefit Plan if so adopted or amended), in each case, other than pursuant to the terms of Contracts in effect on the date of this Agreement or as otherwise disclosed on the Company Disclosure Schedule;

(l)                                     permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated at any time prior to the Closing Date without notice to Purchaser, except policies which are replaced without material diminution of or gaps in coverage (it being agreed and understood that following the Closing any coverage (including product liability coverage for claims made related to products of the Company produced prior to the Closing) so provided by Seller or any member of Seller’s Group shall terminate));

(m)                               make any loan to any officer, director, consultant or employee of the Company (other than advances to such officers, directors, consultants and employees in the ordinary course of business in connection with salary, wages, travel and travel-related expenses or other customary expenses), in a principal amount in excess of $250,000 in the aggregate;

(n)                                 pay any dividends to Seller or make any distributions to Seller after the close of business on the day immediately preceding the Closing (it being agreed and understood that (i) Seller shall be permitted, in accordance with Section 2.1(e), to cause the Company to distribute all Cash to Seller on or prior to the day immediately preceding the Closing and (ii) any Cash not so distributed shall remain the property of Seller as set forth in Section 2.1(e)).

(o)                                 grant, incur, assume or otherwise suffer to exist any Lien other than (i) a Permitted Lien and (ii) in respect only of Liens that are suffered to exist, other than Liens that could not reasonably be expected to materially impair the Debt Financing;

(p)                                 enter into any Contract, other than in the ordinary course of business consistent with past practice; or

(q)                                 authorize or make any commitment to do any of the foregoing.

7.2                               Conduct of Business of Ikaria

Except as required or permitted by the terms hereof, and except for the matters set forth in Section 7.2 of the Holdco/Ikaria Disclosure Schedule, from the date of this Agreement through the Closing, Ikaria shall cause its business to be conducted in all material respects in the ordinary course of business (including not transferring any material Intellectual Property), and any failure thereof shall require the prior written consent of Seller (which consent may be granted orally, and confirmed via email communication, and in this regard, Seller nominates Dr. Thorben Finken (email address: thorben.finken@de.linde-gas.com) as the individual to receive requests for consent on its behalf, and further agrees that such nominee shall respond to any such request for consent within 3 Business Days of receiving such request).

7.3                               Director and Officer Indemnification and Insurance Matters

The provisions with respect to immunities and indemnification that are set forth in the Company’s present Governing Documents in effect on the date hereof shall survive the Acquisition, and shall not be amended, repealed or otherwise modified in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Closing Date were directors, officers, employees or agents of the Company.  On the Closing Date, the Purchaser shall, through the acquisition of a tail coverage insurance policy with coverage to extend for six years from the Closing Date, provide the Company’s directors and officers with the same coverage as the directors’ and officers’ liability and fiduciary liability insurance policies currently maintained by or on behalf of the Company; provided that Purchaser shall be required to provide only such a tail coverage insurance policy as shall be available for a premium of $100,000.  The provisions of this Section 7.3 are (i) intended to be for the express benefit of, and will be enforceable by, each of the indemnified and insured Persons as express third-party beneficiaries of the provisions of this Section 7.3 and (ii) in addition to, and not as substitution for, any other rights to indemnification or contribution that any such Person may have (whether by Contract or otherwise).

7.4                               Access to Information

To the extent permitted by Applicable Law, Seller shall cause the Company to afford to Purchaser and Holdco and the joint lead arrangers in the Debt Financing (and their advisors), and Ikaria shall afford to Seller, in each case, together with each of their respective accountants, counsel and other advisers, reasonable access, upon reasonable notice during normal business hours during the period prior to the Closing, to the senior executives and the books and records of the Company and Ikaria, respectively; provided that such access does not unreasonably disrupt the normal business operations of the Company or Ikaria, respectively.

7.5                               Confidentiality

(a)                                  Each of Holdco and Purchaser acknowledges that the information being provided to it in connection with the Acquisition and the consummation of the other transactions contemplated hereby is subject to the terms of a confidentiality agreement between New Mountain Capital, LLC and the Seller Guarantor dated as of May 5, 2006 (the Confidentiality Agreement), the terms relating to the non-disclosure and other limitations on use of such information of which are hereby incorporated herein by reference.  Effective upon, but only upon, the Closing Date, the Confidentiality Agreement and the confidentiality obligations imposed by this Section 7.5(a) shall terminate, but solely with respect to information relating to the Company, it being agreed and understood that any and all other information provided by Seller or Seller’s representatives shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

(b)                                 Seller acknowledges that the information being provided to it in connection with the Acquisition and the consummation of the other transactions contemplated hereby is subject to the terms of a confidentiality agreement between the Seller Guarantor and Ikaria dated as of October 4, 2006 (the Ikaria Confidentiality Agreement), the terms relating to the non-disclosure and other limitations on use of such information of which are hereby incorporated herein by reference.

(c)                                  For a period of [**] years following the Closing in respect of technical data and information (including relating to Intellectual Property), and [**] years following the Closing in respect of all other matters, Seller shall keep confidential all non-public and proprietary information relating to the Company, Ikaria and Holdco, except: (i) as necessary or advisable to comply with Applicable Law or to comply with applicable rules and regulations of any securities exchange on which securities of any controlling Affiliate of Seller are listed (including, for the avoidance of doubt, any public offering of securities contemplated by Section 2 of the Investor Stockholders Agreement), or at the request of any Governmental Entity, but only after Seller gives Purchaser reasonable prior written notice of such request or requirement so that Purchaser may seek a protective order or other remedy to prevent or limit such disclosure, (ii) in connection with any Proceedings, including any Proceeding relating to the Acquisition or this Agreement (provided that Seller shall give Purchaser reasonable prior written notice of any such proposed disclosure, so that Purchaser may seek a protective order or other remedy to prevent or limit such disclosure), (iii) in connection with any public release or announcement permitted under Section 7.11, (iv) as necessary to obtain the consent of any third parties in connection with the Acquisition, (v) for information that is available to the public on the Closing Date or that thereafter becomes available to the public other than as a result of a breach of this Section 7.5(c) and (vi) to the extent reasonably required by Seller or any members of Seller’s Group to conduct the business operations of Seller and/or members of Seller’s Group following the Closing as contemplated by the Commercial and IP Agreements, but subject to the provisions thereof.

(d)                                 Notwithstanding anything to the contrary herein or in the Confidentiality Agreement or the Ikaria Confidentiality Agreement:  (i) each Party hereby authorizes every other Party (and each employee, representative or other agent of every other Party) to disclose to any and all Persons the U.S. federal income Tax treatment and Tax structure of the Acquisition and all materials of any kind (including opinions or other tax analyses) that are provided to such Party related to such Tax treatment and Tax structure.

7.6                               Reasonable Best Efforts; Applicable Competition Laws; Consents

(a)                                  Subject to the requirements of Section 7.6(b), and otherwise on the terms and subject to the conditions of this Agreement, each of Seller and Purchaser shall use its reasonable best efforts to cause the Closing to occur, as promptly as practicable.  Without limiting the foregoing (but otherwise on the terms and subject to the conditions of this Agreement), the Parties shall consult and cooperate with and provide reasonable assistance to the other in obtaining all required or advisable consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications or other permission from, or action by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any Governmental Entity other than Governmental Entities under Applicable Competition Laws, as to which Section 7.6(b) shall govern the rights and obligations of the Parties.  Prior to making any application or material written communication to or filing with any such Governmental Entity, each Party shall provide the other Parties with drafts thereof and afford the other Parties a reasonable opportunity to comment thereon.  In accordance with and subject to the terms of the Ikaria Merger Agreement, each of Holdco and Ikaria shall use their reasonable best efforts to cause the Ikaria Merger to occur, immediately prior to the Closing.

(b)                                 Each of Seller and Purchaser shall, as promptly as practicable (but in no event later than 10 Business Days following the execution and delivery of this Agreement (or, if not a Business Day in the jurisdiction at issue, on the next such Business Day)), and shall cause their respective Affiliates to, take all steps necessary and appropriate (including filing with the U.S. Federal Trade Commission and the U.S. Department of Justice the notification and report form, if any, required for the transactions contemplated hereby) to obtain the consents, approvals or actions from all Governmental Entities under all Applicable Competition Laws (as defined below) required in connection with the consummation of the transactions contemplated hereby, which filings (and any supplemental material filed in connection therewith) shall be in compliance with the requirements of Applicable Law related thereto.  As used herein, the term Applicable Competition Laws means all Applicable Laws relating to or regulating fair competition, antitrust, monopolies or other similar matters (including the HSR Act and similar notification laws in other jurisdictions).  Seller and Purchaser shall seek early termination of any waiting period under the HSR Act.  To the extent permitted under Applicable Law, each of Seller and Purchaser shall (i) provide all supplemental information which is requested from time to time by any Governmental Entity in respect of which the filings and submissions in the first sentence of this Section 7.6(b) were made, and comply promptly with any other inquiry or request by such a Governmental Entity and (ii) furnish to the other (A) such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary or desirable in connection with the filings and submissions to be made pursuant to the first sentence of this Section 7.6(b), (B) copies of appropriate portions of all filings (and written communications made in connection therewith) made pursuant to the first sentence of this Section 7.6(b) and (C) such other necessary information and such other reasonable assistance as the other may request in order to respond to a request for information from any such Governmental Entity.  Seller and Purchaser shall keep each other fully apprised of the status of any communications with, and any inquiries or requests for additional information from, any of the Governmental Entities in respect of which the filings and submissions in the first sentence of this Section 7.6(b) were made, and shall, subject to this Section 7.6(b), comply promptly with any such inquiry or request.  Subject to the following sentence, the Parties shall take all actions necessary or appropriate to cause the prompt expiration or termination of any applicable waiting period under the HSR Act and to otherwise obtain all clearances required by any of the Governmental Entities in respect of which the filings in the first sentence of this Section 7.6(b) were made for the consummation of the transactions contemplated by this Agreement, including complying as promptly as practicable with any requests for additional information.  Without limiting the generality of the foregoing, if it is necessary in order to terminate any waiting period under the HSR Act, to otherwise obtain any clearance required by any of such Governmental Entities or to otherwise permit the Closing to take place, each of Holdco, Purchaser and Ikaria agrees to (i) use its best efforts to divest any assets or to hold such assets separate pending such divestiture, (ii) enter into one or more consent decrees (or similar Contracts) requiring it to use its best efforts to divest such assets and (iii) take such further action in connection therewith as may be necessary to enable the Closing to take place as promptly as practicable.

(c)                                  Prior to the Closing and (to the extent not obtained prior to the Closing) for a period of [**] months thereafter, each of Seller, Holdco, Purchaser and Ikaria shall, and Seller (prior to the Closing) and Holdco and Purchaser (following the Closing) shall cause the Company to, use its reasonable best efforts (at its own expense) to obtain, and to cooperate in obtaining, all required or advisable consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications or other permission from, or action by, and giving all necessary notices to, Persons other than Governmental Entities necessary or appropriate to permit the consummation of the Acquisition and the transactions contemplated by the Ancillary Agreements (other than the MGH Sub-License Agreement, the MGH Assignment Agreement and the MGH Partial Assignment Agreement, as to which Section 7.6(d) shall govern the rights and obligations of the Parties); provided that no such Party shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent or approval may be required (other than nominal filing or application fees).  Holdco, Purchaser and Ikaria each acknowledge that certain consents, approvals and waivers with respect to the transactions contemplated by this Agreement and the Ancillary Agreements may be required from parties to the Contracts listed on the Company Disclosure Schedule, and that such consents, approvals and waivers may not have been obtained as of the Closing Date.  So long as Seller and Seller Guarantor have complied with the provisions of the first sentence of this Section 7.6(c), neither Seller nor the Seller Guarantor shall have any liability whatsoever to Holdco, Purchaser or Ikaria arising out of or relating to the failure to obtain any consents, approvals or waivers that may be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements or because of the termination of any Contract as a result thereof; provided that each of Holdco, Purchaser and Ikaria acknowledges that no representation, warranty or covenant of Seller or the Seller Guarantor contained herein shall be breached or deemed breached, and that no condition shall be deemed not satisfied, solely as a result of (i) the failure to obtain any such consent, approval or waiver and (ii) any such termination; and provided further that nothing in this clause (c) shall relieve Seller from any breach of the representations and warranties of Seller in Section 4.3 Notwithstanding the foregoing, in the event any consent, approval or waiver contemplated by this Section 7.6(c) is not obtained (subject to compliance with the other provisions of this Section 7.6(c)), the Parties shall cooperate in a mutually agreeable arrangement under which the benefits and obligations of the applicable Contracts are obtained and assumed by the Person who would have the benefit thereof if the consent, approval or waiver contemplated hereunder had been obtained, in accordance with this Agreement and the Ancillary Agreements (including sub-contracting, sub-licensing, or sub-leasing, or other equitable arrangements), and in such event, the Party who has retained the benefit of the Contract will promptly pay to Party who would have received the benefit thereof when received all monies received by such Party under such Contract or any claim or right or any benefit arising thereunder.

(d)                                 Prior to the Closing, each of the Parties shall (and Seller and Seller Guarantor shall cause each of AGA and the Company to) use its respective reasonable best efforts (at its own expense) to obtain, and to cooperate in obtaining, the consent or approval of MGH to the terms of the MGH Assignment Agreement and the MGH Sub-License Agreement; provided that no such Party shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) MGH or its nominees in order to obtain such consent or approval.  Holdco, Purchaser and Ikaria each acknowledge that, in the event by the date five (5) Business Days prior to the Closing:

(i)                                     MGH has given its consent or approval to the MGH Assignment Agreement and signed the MGH Sub-License Agreement, then such agreements (and not the MGH Partial Assignment Agreement) shall form part of the IP Transfer Agreements, as defined herein, and shall be entered into at the Closing in accordance with this Agreement and, in these circumstances, the MGH Partial Assignment Agreement shall be deemed removed from Exhibit A; or

(ii)                                  MGH has not given its consent or approval to the MGH Assignment Agreement and has not signed the MGH Sub-License agreement, then neither of such agreements, but instead the MGH Partial Assignment Agreement, shall form part of the IP Transfer Agreements, as defined herein, and the MGH Partial Assignment Agreement shall be entered into at the Closing in accordance with this Agreement and, in these circumstances, the MGH Assignment Agreement and the MGH Sub-License shall be deemed removed from Exhibit A.

So long as Seller and Seller Guarantor have complied with the provisions of the first sentence of this Section 7.6(d), neither Seller nor the Seller Guarantor shall have any liability whatsoever to Holdco, Purchaser or Ikaria arising out of or relating to the failure to obtain MGH’s consent or approval or the failure to enter into the MGH Assignment Agreement and the MGH Sub-License Agreement as a result thereof; provided that each of Holdco, Purchaser and Ikaria acknowledges that no representation, warranty or covenant of Seller or the Seller Guarantor contained herein shall be breached or deemed breached, and that no condition shall be deemed not satisfied, solely as a result of (i) the failure to obtain the consent or approval of MGH and (ii) any such failure to enter into the MGH Assignment Agreement and/or the MGH Sub-License Agreement; and provided further that nothing in this clause (d) shall relieve Seller from any breach of the representations and warranties of Seller in Section 4.3.

(e)                                  Notwithstanding the provisions of Section 7.6(d), in the event MGH’s consent or approval contemplated by Section 7.6(d) is not obtained by the date five (5) Business Days prior to the Closing (subject to compliance with the other provisions of Section 7.6(d)), each of Seller, Holdco, Purchaser and Ikaria shall, and Holdco and Purchaser shall cause the Company to, use (or continue to use) its reasonable best efforts (at its own cost) for a period of [**] months following the Closing, to obtain, and to cooperate in obtaining, the consent or approval of MGH to the terms of the MGH Assignment Agreement and the MGH Sub-License Agreement on the terms set forth in Section 7.6(d).  In the event that such consent or approval is obtained and the MGH Sub-License Agreement is signed by MGH during the period five (5) Business Days prior to the Closing or within [**] months after the Closing, the Seller Guarantor shall cause AGA, and Holdco and the Purchaser shall cause the Company, to terminate the MGH Partial Assignment Agreement and enter into the MGH Assignment Agreement and MGH Sub-License Agreement.

7.7                               Expenses; Transfer Taxes

(a)                                  Except as set forth in Sections 2.4, 7.7(b), 7.7(c) and Section 10, whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the Party incurring such expense, including all costs and expenses incurred pursuant to Section 7.6.  Without limiting the generality of the foregoing, Seller shall, to the extent not otherwise paid out of Cash, be responsible for and shall pay all third party out-of-pocket expenses incurred by the Company (if any) in connection with the auction and sale of the Company.

(b)                                 All Transfer Taxes arising as a result of the transfer of the Interests shall be borne by Purchaser and all Transfer Taxes arising out of the issue by Holdco and purchase by Seller of the Holdco Shares shall be borne by Seller.  Each of Seller and Purchaser shall use its reasonable best efforts to avail itself of any available exemptions from any such Taxes or fees, and to cooperate with each other in providing any information and documentation that may be necessary to obtain such exemptions.  For the avoidance of doubt, the Parties agree that Transfer Taxes shall not include Taxes measured by reference to income or gain (which, in the case of such Taxes of Seller, shall not be borne by Purchaser, Holdco or the Company, and in the case of such Taxes of Purchaser, Holdco, Ikaria or the Investors, shall not be borne by Seller or any member of Seller’s Group).

(c)                                  In the event that the Closing takes place, all of the fees, costs and expenses incurred by the Investors in connection with this Agreement, the Ikaria Merger and the transactions contemplated hereby and thereby (including fees, costs and expenses related to the financing of the Acquisition whether pursuant to the debt instruments entered into pursuant to the Debt Commitment Letters, the Equity Financing Agreement or otherwise), shall be paid by Holdco to the extent the Investors so request; provided that in the event Holdco is required to pay amounts in excess of $[**] in the aggregate, Holdco shall give prompt written notice thereof to Seller (including the amount of such excess and the Person to whom it is to be paid) and shall concurrently with paying any such excess, pay to Seller an amount equal to [**]% of such excess (to the extent that the Cash Purchase Price has not been increased in respect of such amounts).

7.8                               Employee Matters

(a)                                  Effective as of the Closing Date and except for the Company Employee Amounts, as otherwise specified in this Section 7.8 or as set forth on the Statement, Seller (or an Affiliate of Seller, at the direction of Seller) shall assume all monetary liabilities and monetary obligations of the Company actually incurred prior to the Closing Date and relating to the period of time prior to the Closing Date, and not otherwise paid out of Cash (other than any such monetary liabilities and monetary obligations arising as a result of actions or omissions on the part of any of Holdco, Purchaser, Ikaria, any Investor or any of their respective Affiliates (including by virtue of any breach of this Section 7.8 or any amendment or modification to any Contract, Pension Plan, Welfare Plan or other employee benefit plan)) in respect of the employment, termination of employment, compensation or employee benefits of any current employee of the Company, including employees on vacation, disability, or leave of absence (each such employee, a Company Employee), and former employees of the Company, it being agreed and understood that: (i) the Company shall remain responsible for, and Seller shall not assume (nor shall Seller direct any Affiliate to assume), any liabilities or obligations related to the Company Employee Amounts and (ii) no liability or obligation shall otherwise be assumed by Seller (or an Affiliate of Seller) hereunder to the extent that the amounts related to such liability have been included as a deduction in the calculation of the Cash Purchase Price under Section 2.4 and the $[**] threshold referred to in Section 2.4(b) has been exceeded.  Without limiting the generality of the foregoing: (x) any payments to be made by the Company pursuant to the Company’s Long Term Incentive Plan the liability for which has not actually been incurred prior to the Closing Date (including units that vest and become payable at any time on or after the Closing Date) shall remain the liability and obligation of the Company, (y) any employment agreements between the Company and Company Employees shall remain the liability and obligation of the Company, except to the extent of any monetary liability actually incurred under such agreements prior to the Closing Date (including earned but unpaid salary) and (z) any liabilities that are not actual liabilities as of the Closing Date but become actual liabilities subsequent to the Closing Date shall not be included in the first sentence of this Section 7.8(a), notwithstanding the fact that the facts or other matters underlying such liability relate to the period of time before the Closing.  A list of all Company Employees as of a date no more than 30 days before the date hereof has been made available to Purchaser.  Seller shall, at least 5 Business Days prior to Closing, provide Purchaser with a schedule of the Company Employee Amounts (the Scheduled Company Employee Amounts).

(b)                                 For the period of [**] months following the Closing Date, the Company shall not terminate the employment of any Company Employee (except in the case of (i) willful or gross misconduct by a Company Employee that is materially detrimental to the Company, (ii) acts of personal dishonesty or fraud by the Company Employee toward the Company or (iii) a Company Employee’s conviction of a felony), and, for a period of [**] following the Closing Date (or such shorter time as such Company Employee may be employed by the Company), Purchaser shall provide (or cause the Company or another Affiliate to provide) each Company Employee with cash compensation and severance benefits that are at least comparable to those in place immediately prior to the Closing Date and retirement health and other employee benefits that are at least substantially comparable, in the aggregate, to the benefits received by such Company Employee immediately prior to the Closing Date (other than in respect of defined benefit pension benefits and equity-based compensation).  Notwithstanding the foregoing, in no event shall such Company Employees receive employee benefits that are less than comparable to the benefits provided to similarly situated employees of Purchaser or its Affiliates.

(c)                                  Purchaser and its Affiliates shall recognize each Company Employee’s service with Seller, the Company, and their Affiliates prior to the Closing Date as service with Purchaser and its Affiliates for purposes of eligibility to participate and vesting (but not accrual of benefits or determination of the level of benefits) in connection with any Pension Plan, Welfare Plan, and other employee benefit plan (including vacations and holidays) maintained by Purchaser and its Affiliates in which such Company Employee participates and which is made available following the Closing Date by Purchaser and its Affiliates, to the extent such service is credited for such purposes by Seller and its Affiliates as of the date of the Closing.  Subject to obtaining the consent or approval of any Person, which Holdco, Purchaser and Ikaria shall use their respective reasonable best efforts to obtain, Purchaser shall cause all applicable Welfare Plans of Purchaser and its Affiliates in which Company Employees commence to participate following the Closing Date, to the extent not prohibited by Applicable Law, to waive any pre-existing condition limitation, exclusion or waiting period for Company Employees and their dependents, to the same extent such limitations, exclusions or waiting periods were satisfied, covered or waived under similar Seller or Company plans.  In addition, Purchaser and its Affiliates shall also recognize each Company Employee’s service with Seller, the Company, and their Affiliates prior to the Closing Date as service with Purchaser and its Affiliates in connection with the paid vacation policy and severance policy of Purchaser and its Affiliates.

(d)                                 As soon as practicable following the Closing, Seller shall cause Seller’s Section 401(k) Plan, the Linde Gas LLC Tax Deferred Savings Plan, to transfer assets held in such plan relating to Company Employees, including participant loans, to a Section 401(k) Plan sponsored by Purchaser or its Affiliates in a trust-to-trust transfer satisfying the requirements of Section 414(1) of the Code, and Purchaser shall cause its Section 401(k) Plan to accept such transfer.  Seller agrees to comply with Purchaser’s reasonable requests regarding the acceptance of such transfer, including any reasonable certification requirements that Purchaser may require regarding the tax qualified status of Seller’s Section 40l(k) Plan.

(e)                                  Prior to the Closing Date, Seller shall take all actions necessary to fully vest each Company Employee in any unvested benefits that such Company Employee has earned or accrued under any Linde Benefit Plan which is a Pension Plan.

7.9                               Post-Closing Cooperation

In accordance with the Transitional Services Agreement, Seller and Purchaser shall cooperate with each other, and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other for a period of [**] calendar days after the Closing Date to ensure the orderly transition of the Company from Seller to Purchaser and to minimize any disruption to the other businesses of Seller that might result from the transactions contemplated hereby and by the Ancillary Agreements.  After the Closing, upon reasonable written notice, each Party shall furnish or cause to be furnished to the other Parties and their respective counsel, auditors and other advisors reasonable access, during normal business hours, to such information and assistance relating to the Company as is reasonably necessary for Tax, financial reporting and accounting matters of the relevant Party and its Affiliates.  In accordance with the Transitional Services Agreement, each Party shall reimburse the other for reasonable and documented out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 7.9.

7.10                        Tax Matters

The Parties acknowledge that the acquisition of the Company contemplated hereby will be treated for U.S. federal income tax purposes as the acquisition by Purchaser of the assets of the Company in an applicable asset acquisition within the meaning of Section 1060(c) of the Code.  Seller and Purchaser agree that the Purchase Price, less the amount of Cash Purchase Price allocated to the AGA IP Transferred Rights in accordance with Section 2.1(d), shall be allocated among the assets of the Company in accordance with Section 1060(a) of the Code.  Seller shall provide Purchaser with a schedule allocating such consideration among the assets of the Company not more than [**] days after the Closing Date and Purchaser shall have [**] days from the delivery of the schedule to review such schedule.  If Seller and Purchaser fail to agree the allocation in good faith, Seller and Purchaser shall appoint an independent accounting firm of national standing in the United States to review Seller’s allocation and such accounting firm, acting as an expert and not as an arbitrator, shall determine the final allocation.  Seller and Purchaser agree to file all Tax Returns and IRS Form 8594 consistent with such treatment and allocation and not to take any position for any Tax purpose inconsistent therewith, except as may be required by any Taxing Authority under Applicable Law.

7.11                        Publicity

From the date hereof through the Closing Date, no public release or announcement concerning the Acquisition, the Ikaria Merger or the transactions contemplated thereby shall be issued by either Seller or the Seller Guarantor (on the one hand) or Holdco, Purchaser or Ikaria (on the other hand) without the prior consent of the others (which consent shall not be unreasonably withheld or delayed, but which consent may be sought in the same manner as provided in Sections 7.1 and 7.2 (and if so sought, shall be granted or refused in such manner, including with respect to timing)), except as such release or announcement may be required by Applicable Law, in which case the Party required to make such release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.

7.12                        Records

On the Closing Date, Seller shall deliver or cause to be delivered to Purchaser all books, records and files (collectively, Records), if any, in the possession of Seller, the Seller Guarantor or any Affiliate controlled by the Seller Guarantor relating to the Company and its business, subject to the following exceptions:

(a)                                  Purchaser recognizes that certain Records may contain only incidental and immaterial information relating to the Company and it is agreed that Seller may retain such Records and shall only be required to provide copies of the relevant portions thereof to Purchaser;

(b)                                 Seller may retain all Records prepared in connection with the sale of the Interests, including bids received from other parties and analyses relating to the Company;

(c)                                  Seller may retain any Tax Returns, and Purchaser shall be provided with copies of portions of such Tax Returns solely to the extent they relate to the Company’s separate Tax Returns or separate Tax liability;

(d)                                 Seller may retain all Records in respect of the business to be conducted by the Seller Guarantor and its Affiliates in accordance with the Commercial and IP Agreements (and such retention shall be governed by the terms of the applicable Commercial and IP Agreement); and

(e)                                  Seller may retain (without providing copies to Purchaser) (i) strategic information, materials and documents that relate to the Seller Guarantor and its Subsidiaries generally and (ii) financial information, materials and documents relating to Seller Guarantor and its Subsidiaries generally (including, in the case of (i) and (ii), to the extent such information, materials and documents were prepared prior to the Closing Date, the Company).

7.13                        Payment at Closing of Intra-Group Debt

Not later than immediately prior to the Closing, all Intra-Group Debt Receivables and Intra-Group Debt Payables shall be settled in the ordinary course of business (subject to the next sentence) or, at Seller’s option, by way of capital contribution, dividend or otherwise, so that, at the Closing, there shall be no Intra-Group Debt outstanding. Seller may not utilize any cash or cash equivalents received by the Company following the close of business on the day immediately preceding the Closing Date to settle any Intra-Group Debt.  Nothing in this Section 7.13 shall require the settlement, prior to Closing, of any trade payables or trade receivables (as each such term is specified in the definition of Intra-Group Debt Payables and Intra-Group Debt Receivables, respectively) between the Company and any member of the Seller’s Group.

7.14                        Notices of Certain Events

During the period from the date of this Agreement through the Closing Date or the termination of this Agreement, each of Seller and Seller Guarantor (on the one hand) and Holdco, Purchaser and Ikaria (on the other hand) shall promptly notify each other: (a) following the receipt of any notice or other communication from any Governmental Entity in connection with the transactions contemplated hereby or of any Proceeding commenced or, to such Party’s Knowledge, threatened against it which relates to or seeks to prohibit the consummation of the transactions contemplated hereby; and (b) of the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which is reasonably likely to result in any material failure of Seller, Seller Guarantor, Holdco, Purchaser or Ikaria, as the case maybe, respectively, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided that the delivery of any notice to a Party pursuant to this Section 7.14 shall not limit or otherwise effect the remedies available to such Party except to the extent set forth in Section 8.5 and Section 10.1(b)(iii).

7.15                        Matters Relating to Insurance Following the Closing

With effect from and after the Closing Date and for a period of three years thereafter, Purchaser shall cause the Company to maintain in effect policies of property and casualty (including liability) and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are no less favorable to the Company as the policies described in Section 4.11, and are sufficient in order to provide liability insurance for claims made related to products of the Company produced prior to the Closing, with such policies naming the Seller Guarantor as an additional named insured (provided that Purchaser shall be required to provide an amount of such insurance as shall provide for a benefit of no more than $20,000,000 (and provided further that Purchaser shall in no event be required to provide insurance with a maximum annual premium of more than $3,000,000)).  On the Closing Date, the Purchaser shall, through the acquisition of a tail coverage insurance policy with coverage to extend for three years from the Closing Date, provide the Company with the same coverage of property and casualty (including liability) and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are no less favorable to the Company as the policies described in Section 4.11, and are sufficient in order to provide liability insurance for claims made related to products of the Company produced prior to the Closing, with such insurance policies naming the Seller Guarantor as an additional named insured; provided that Purchaser shall be required to provide only such a tail coverage insurance policy as shall be available for a maximum premium of €550,000 (plus any applicable insurance Tax) and as shall provide for a benefit of no more than €150,000,000 and with a deductible of $20,000,000.  Notwithstanding the foregoing, prior to the Closing Date, the Parties will enter into good faith discussions to determine if a reduction in the policy levels and/or time periods of coverage referred to in the prior sentence is warranted based on the needs of the Company and the Parties.  Seller shall use its reasonable best efforts to assist Purchaser and the Company in obtaining the insurance referred to in this Section 7.15.

7.16                        Disclaimers

(a)                                  SELLER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, NONE OF HOLDCO, PURCHASER OR IKARIA ARE (NOR IS ANY OTHER PERSON) MAKING ANY

REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, IN RESPECT OF HOLDCO, PURCHASER OR IKARIA, THEIR RESPECTIVE BUSINESSES OR THE HOLDCO SHARES.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, NONE OF HOLDCO, PURCHASER OR IKARIA ARE MAKING ANY REPRESENTATION OR WARRANTY IN RESPECT OF ANY STATEMENT, ADVICE, RECORDS, MATERIALS, COMMUNICATIONS, PROJECTIONS, REPORTS OR OTHER INFORMATION OF ANY TYPE DELIVERED TO SELLER, WHETHER IN THE ONLINE DUE DILIGENCE DATA ROOM RELATING TO HOLDCO AND IKARIA MADE AVAILABLE IN CONNECTION WITH THE ACQUISITION, IN ANY OFFERING MEMORANDUM OR OTHER SIMILAR OFFERING DOCUMENT OR OTHERWISE.

(b)                                 EACH OF HOLDCO, PURCHASER AND IKARIA ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER SELLER NOR SELLER GUARANTOR IS (NOR IS ANY OTHER PERSON) MAKING ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, IN RESPECT OF THE COMPANY, ITS BUSINESS OR THE INTERESTS.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER SELLER NOR SELLER GUARANTOR IS MAKING ANY REPRESENTATION OR WARRANTY IN RESPECT OF ANY STATEMENT, ADVICE, RECORDS, MATERIALS, COMMUNICATIONS, PROJECTIONS, REPORTS OR OTHER INFORMATION OF ANY TYPE DELIVERED TO ANY OF HOLDCO, PURCHASER OR IKARIA, WHETHER IN THE ONLINE DUE DILIGENCE DATA ROOM RELATING TO SELLER OR THE COMPANY MADE AVAILABLE IN CONNECTION WITH THE ACQUISITION, IN ANY OFFERING MEMORANDUM OR OTHER SIMILAR OFFERING DOCUMENT OR OTHERWISE.

7.17                        Efforts Related to Debt Financing

To the extent permitted by Applicable Law, from the date of this Agreement until the Closing, Seller shall cause the Company and its employees to, and shall use its reasonable best efforts to cause the Company’s advisors, accountants and attorneys to, timely provide the cooperation reasonably requested by Purchaser in connection with the arrangement of the debt financing referred to in Section 5.06 or any alternative to all or any portion thereof (the Debt Financing), including: (a) causing senior executives of the Company to: (i) be available, on reasonable advance notice, to meet with prospective lenders, rating agencies and investors in meetings, presentations, road shows and due diligence sessions, (ii) provide reasonable and customary management and legal representations to auditors and (iii) provide reasonable assistance in connection with the preparation of business projections, financial statements, pro forma financial statements and other financial data necessary or reasonably requested in connection with the Debt Financing, (b) timely furnishing Purchaser with material financial and other information regarding the Company as shall exist (or if not existing, using reasonable best efforts to prepare such financial or other pertinent information) and as may be reasonably requested by Purchaser, (c) using reasonable best efforts to assist Purchaser in obtaining (with respect to the Company and its properties) title insurance, lien waivers, estoppels, affidavits, non-disturbance agreements, memoranda of leases, legal opinions, surveys or other documents or deliveries (at Purchaser’s expense), (d) using reasonable best efforts to assist Purchaser in obtaining (with respect to the Company and its properties) the granting and perfection of security interests, pledges and mortgages on its assets and obtaining surveys and title insurance, as reasonably requested by Purchaser and (e) causing the Company to authorize the use of its logo in connection with arranging the Debt Financing.  If the Closing does not occur, the Seller’s and the Company’s compliance with all of the foregoing matters shall be at the expense of Purchaser, and Purchaser shall reimburse (on demand) the Company for all out-of-pocket fees, costs and expenses with respect to the foregoing matters.

7.18                        Agreements Not to Compete

(a)                                  Binding Seller, Seller Guarantor and Controlled Affiliates of Seller Guarantor.

(i)                                     For a period of six years from the Closing Date, Seller and Seller Guarantor shall not, and Seller Guarantor shall cause each of its controlled Affiliates not to, directly or indirectly:

(A)                              engage in the Section 7.18 Business for the purposes of sales within North America (Competitive Activities Binding Seller); and

(B)                                recruit or hire any Company Employee; provided that any member of Seller’s Group may, without violation of this Section 7.18(a):

(I)                                    employ any Person who initially contacts such member of Seller’s Group without solicitation, directly or indirectly, by a member of Seller’s Group and

(II)                                solicit and employ any Person who responds to any general media or Web solicitation of employment or engagement by a member of Seller’s Group or whose employment is terminated by Purchaser or the Company after the Closing Date.

(ii)                                  Section 7.18(a) shall be deemed not breached:

(A)                              solely as a result of the ownership by Seller, Seller Guarantor and Seller Guarantor’s controlled Affiliates of less than an aggregate of [**]% of any class of stock of a Person engaged, directly or indirectly, in Competitive Activities Binding Seller (provided that none of Seller, Seller Guarantor and Seller Guarantor’s controlled Affiliates otherwise has the ability to control such Person) or

(B)                                in the event that during the period specified in clause (a)(i) above, either of Seller, Seller Guarantor or any of Seller Guarantor’s controlled Affiliates acquires a Person:

(I)                                    where such Person derives [**] percent ([**]%) or less of its gross revenue from the operation of a Competitive Activities Binding Seller or

(II)                                where such Person derives more than [**] percent ([**]%) of its gross revenue from the operation of a Competitive Activities Binding Seller, so long as, in the case of this clause (II), within one year of the closing date of such acquisition, Seller, Seller Guarantor or the applicable controlled Affiliate of Seller Guarantor has used its good faith efforts to enter into an agreement for the divestiture of that portion of such acquired Person’s business as is necessary in order to comply with the provisions of Section 7.18(a)(i) following such divestiture (it being agreed and understood that if following such good faith efforts, no divestiture agreement is entered into, Section 7.18(a)(i) shall not prohibit the continued ownership of such Competitive Activities Binding Seller by Seller, Seller Guarantor or such controlled Affiliate of Seller Guarantor);

provided that, in the case of each of clause (I) and (II), the employee of Seller, Seller Guarantor or such controlled Affiliate of Seller Guarantor to whom such business unit or division that contains the Competitive Business Binding Seller permitted to be retained hereunder directly reports is not the same individual nominated and elected by Seller to serve on the Board of Directors of Holdco.

(iii)                               Notwithstanding the foregoing, this Section 7.18(a) shall not prohibit the business conducted in the United States of America by any member of Seller’s Group as of the date hereof (including the manufacturing and promotion of NO and Carbon Monoxide) other than in connection with the activities described in the definition of Section 7.18 Business.

(b)                                 Binding the Company, Holdco and Controlled Affiliates of Holdco.

(i)                                     For a period of three years from the Closing Date, the Company and Holdco shall not, and Holdco shall cause each of its controlled Affiliates not to, directly or indirectly:

(A)                              engage in the Section 7.18 Business for the purposes of sales within the Linde Territories (Competitive Activities Binding INO); and

(B)                                recruit or hire any employee of Seller’s Group whose employment activities relate primarily to the conduct of the Section 7.18 Business; provided that the Company, Holdco and Holdco’s controlled Affiliates may, without violation of this Section 7.18(b):

(I)                                    employ any Person who initially contacts the Company, Holdco or a controlled Affiliate of Holdco without solicitation, directly or indirectly, by the Company, Holdco or a controlled Affiliate of Holdco and

(II)                                solicit and employ any Person who responds to any general media or Web solicitation of employment or engagement by the Company, Holdco or a controlled Affiliate of Holdco or whose employment is terminated by Seller’s Group after the Closing Date.

(c)                                  Severability.  If any provision contained in this Section 7.18 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 7.18, but this Section 7.18 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  It is the intention of the Parties that if any of the restrictions contained herein is held to cover a geographic area or to be for a length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 7.18 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Applicable Law.

(d)                                 Tolling.  In the event of any breach, other than an immaterial breach, of the provisions of this Section 7.18, the restrictions contained in this Section 7.18 shall be extended by a period of time equal to the period of such breach, it being the intention of the Parties that the running of the periods hereunder shall be tolled during any period of such breach.

7.19                        Miscellaneous Covenants

(a)                                  At the request of Seller or Seller Guarantor (and at such Person’s expense for the Company’s out-of-pocket expenses), the Company shall assist the Seller or Seller Guarantor (and the Purchaser and Holdco shall cause the Company to assist the Seller or Seller Guarantor), in preparing an unaudited balance sheet of the Company as of the Closing Date, together with the related statements of income, stockholder’s equity and cash flows.

(b)                                 The Parties acknowledge that the confidentiality agreements entered into in connection with the sale of the Company may not be assigned without the consent of the other parties thereto.  Accordingly, Seller Guarantor hereby agrees that it will not grant any waiver, amendment or release under any such agreement, and will enforce the provisions thereof for the benefit of the Company, throughout the term of such agreements.

8.             CONDITIONS PRECEDENT

8.1                               Conditions to Each Party’s Obligation

The obligation of the Parties to consummate the transactions contemplated hereby is subject to the satisfaction (or written waiver by each of Seller and Purchaser) on or prior to the Closing of the following conditions:

(a)                                  The waiting periods under the HSR Act, if applicable to the consummation of the Acquisition, shall have expired or been terminated, and all other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity pursuant to any other Applicable Competition Law necessary for the consummation of the Acquisition shall have been obtained or filed, or shall have occurred.

(b)                                 No Applicable Law or injunction shall have been enacted, entered, promulgated, enforced or issued by any Governmental Entity preventing the consummation of the Acquisition, and no other legal restraint preventing the consummation of the Acquisition shall be binding on the Parties.

8.2                               Conditions to Obligation of Purchaser, Holdco and Ikaria

The obligation of Purchaser, Holdco and Ikaria to consummate the transactions contemplated hereby is subject to the satisfaction (or written waiver by Purchaser (on its own behalf and on behalf of Holdco and Ikaria)) on or prior to the Closing Date of the following conditions:

(a)                                  The representations and warranties of Seller made (i) in Section 3 and Section 4 of this Agreement, other than the representations and warranties set forth in Sections 3.5 and 4.2, shall be true and correct on and as of the Closing Date (except as set forth in the last sentence of this clause (a)) as if such representations and warranties were made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct on and as of such earlier date), except for such failure to be so true and correct as a result of matters that, individually or in the aggregate, do not have and could not reasonably be expected to have, a Seller Material Adverse Effect (in respect of the representations and warranties of Seller in Section 3 of this Agreement) or a Material Adverse Effect on the Company (in respect of the representations and warranties of Seller in Section 4 of this Agreement) and (ii) in Sections 3.5 and 4.2 shall be shall be true and correct on and as of the Closing Date (except as set forth in the last sentence of this clause (a)) as if such representations and warranties were made on and as of such date.  Notwithstanding the foregoing, in the event that Closing occurs after the Last Regular Day due to the written request of the Purchaser contemplated by Section 2.2(b), all references in this clause (a) to the term Closing Date shall automatically be deemed replaced with the term Last Regular Day, it being the agreement of the Parties that in such case the representations and warranties referred to herein shall only be required to be true and correct (to the extent set forth herein) as of the Last Regular Day.

(b)                                 Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing.

(c)                                  Seller shall have delivered to Purchaser:

(i)                                     the certificate representing the Interests, duly endorsed in blank for transfer or accompanied by a stock power duly executed in blank;

(ii)                                  a certificate of a duly authorized officer of Seller (A) as to the matters set forth in Section 8.2(a) and Section 8.2(b) and (B) stating that all conditions to Seller’s obligation to consummate the transactions contemplated by this Agreement and the Ancillary Agreements have been satisfied or waived, in a form to be agreed by the Seller and the Purchaser in good faith prior to the Closing;

(iii)                               the corporate books and records of the Company;

(iv)                              a copy of the resolutions of Seller (certified by the Secretary of Seller) authorizing the execution, delivery and performance of this Agreement;

(v)                                 each of the Ancillary Agreements to which Seller, AGA, any member of Seller’s Group or the Company is proposed to be a party, duly executed by such Person (including, the Investor Stockholders Agreement, the Commercial and IP Agreements and the Transitional Services Agreement);

(vi)                              an affidavit of Seller issued pursuant to and in compliance with Section 1445 of the Code (and the regulations thereunder) and dated as of the Closing Date, in a form reasonably satisfactory to Purchaser, certifying that Seller is not a “foreign person” within the meaning of Section 1445 of the Code;

(vii)                           a limited release, executed by the Seller Guarantor (on behalf of the Seller’s Group) pursuant to which the members of the Seller’s Group will release the Company from all claims such member of the Seller’s Group may have against the Company relating to Intra-Group Debt, corporate allocations and corporate charges (provided that such release shall expressly exclude claims made pursuant to this Agreement and the Ancillary Agreements and pursuant to commercial transactions that give rise to trade payables and receivables); and

(viii)                        such other instruments and documents as Purchaser may reasonably request and as may be required in order to properly vest title to the Interests in Purchaser.

8.3                               Conditions to Obligation of Seller

The obligation of Seller to consummate the transactions contemplated hereby is subject to the satisfaction (or written waiver by Seller) on or prior to the Closing Date of the following conditions:

(a)                                  The representations and warranties of Holder, Purchaser and Ikaria made (i) in Section 5 and Section 6 of this Agreement, other than the representations and warranties set forth in Sections 5.5 and the first two sentences of Section 5.9, shall be true and correct on and as of the Closing Date as if such representations and warranties were made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct on and as of such earlier date), except for such failure to be so true and correct as a result of matters that, individually or in the aggregate, do not have and could not reasonably be expected to have, a Purchaser Material Adverse Effect (in respect of the representations and warranties of Holdco and Purchaser in Section 5 of this Agreement) or a Material Adverse Effect on Ikaria (in respect of the representations and warranties of Holdco, Purchaser and Ikaria in Section 6 of this Agreement) and (ii) in Section 5.5 and the first two sentences of Section 5.9 shall be shall be true and correct on and as of the Closing Date as if such representations and warranties were made on and as of such date.

(b)                                 Holdco, Purchaser and Ikaria shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Holdco, Purchaser and Ikaria (as the case may be) by the time of the Closing.

(c)                                  Holdco shall have adopted and filed with the Secretary of State of Delaware the Restated Certificate of Incorporation of Holdco in the form attached hereto as Exhibit 8.3(c) (and a certified copy thereof shall have been delivered to Seller).

(d)                                 Holdco shall have adopted the Amended and Restated Bylaws of Holdco in the form attached hereto as Exhibit 8.3(d) (and a copy thereof, certified by the Secretary of Holdco, shall have been delivered to Seller).

(e)                                  The Person designated by Seller shall have been appointed as a director on the Board of Directors of Holdco with effect from Closing pursuant to and in accordance with the Investor Stockholders Agreement.

(f)                                    The Ikaria Merger shall have been consummated in accordance with the Ikaria Merger Agreement and the Ikaria Certificate of Merger shall have been filed with, and accepted by, the Delaware Secretary of State (and a certified copy thereof shall have been delivered to Seller).

(g)                                 Purchaser shall have delivered to Seller:

(i)                                     a copy of the resolutions of each of Holdco, Purchaser and Ikaria (certified by the Secretary of each Person) authorizing the execution, delivery and performance of this Agreement;

(ii)                                  a certificate of a duly authorized officer of each of Holdco, Purchaser and Ikaria (A) as to the matters set forth in Section 8.3(a) and Section 8.3(b) and (B) stating that all conditions to such Person’s obligation to consummate the transactions contemplated by this Agreement and the Ancillary Agreements have been satisfied or waived, in a form to be agreed by the Seller and the Purchaser in good faith prior to the Closing;

(iii)                               a copy of the duly executed (effective as of the Closing), amended and restated limited liability company agreement of the Company, pursuant to which Purchaser shall have replaced Seller as the sole member of the Company, in a form to be agreed by the Seller and the Purchaser in good faith prior to the Closing;

(iv)                              each of the Ancillary Agreements to which Persons other than Seller, AGA, any member of Seller’s Group or the Company are proposed to be a party, duly executed by each such Person (including the Investor Stockholders Agreement (which shall be duly executed by the parties to it other than Seller), the Commercial and IP Agreements and the Transitional Services Agreement);

(v)                                 a certificate by a duly authorized officer of Holdco as to the amount of fees, costs and expenses to be incurred by Holdco on behalf of the Investors in connection with the negotiation, execution and delivery of this Agreement, the Ancillary Agreements (including the Series B Purchase Agreement and the Ikaria Merger Agreement), and the financing documents entered into in connection with the Acquisition and the Ikaria Merger and the transactions contemplated thereby, whether pursuant to the debt instruments entered into pursuant to the Debt Commitment Letters, the Equity Financing Agreement or otherwise, and the consummation of the transactions contemplated hereby and thereby, which certificate shall include a summary schedule of such fee, costs and expenses and to whom they are owed; and

(vi)                              such other instruments and documents as Seller may reasonably request and as may be required in order to properly vest title to the Holdco Shares in Seller.

(h)                                 The debt financing contemplated by Section 5.8(a) shall have been consummated on substantially the terms set forth in the Debt Commitment Letters (and in any case not on terms substantially less favorable to Holdco and its Subsidiaries than the terms forth therein) and the equity financing contemplated by Section 5.8(b) shall have been consummated in accordance with the Equity Financing Agreement.

8.4                               Frustration of Closing Conditions

Neither Holdco, Purchaser or Ikaria (on the one hand) nor Seller or Seller Guarantor (on the other hand) may rely on the failure of any condition set forth in this Section 8 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 7.6.

8.5                               Effect of Certain Waivers of Closing Conditions

If, prior to the Closing, any Party (the Waiving Party) has Knowledge of any breach by any other Party of any representation, warranty or covenant contained in this Agreement, the effect of such breach is a failure of any condition to the Waiving Party’s obligations set forth in this Section 8 and the Waiving Party proceeds with the

Closing, the Waiving Party shall be deemed to have waived such breach and the Waiving Party and its successors, assigns and Affiliates shall not be entitled to be indemnified pursuant to Section 10, to sue for damages or to assert any other right or remedy for any Losses arising from any matters relating to such condition or breach, notwithstanding anything to the contrary contained herein or in any certificate delivered pursuant hereto.

9.             TERMINATION, AMENDMENT AND WAIVER

9.1                               Termination

(a)                                  Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i)                                     by mutual written consent of Seller and Purchaser;

(ii)                                  by Seller if any of the conditions set forth in Sections 8.1 or 8.3 shall have become incapable of fulfillment, and shall not have been waived in writing by Seller;

(iii)                               by Purchaser if any of the conditions set forth in Sections 8.1 (b) or 8.2 shall have become incapable of fulfillment, and shall not have been waived in writing by Purchaser; or

(iv)                              by Seller or Purchaser, if the Closing does not occur on or prior to the first Business Day falling six months after the date hereof; or

(v)                                 by either Purchaser (on the one hand (on its own behalf and on behalf of Holdco and Ikaria)) or Seller (on the other hand (on its own behalf and on behalf of the Seller Guarantor)) if: (A) there shall have been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of Seller or the Seller Guarantor (in the event of termination by Purchaser) or on the part of Holdco, Purchaser or Ikaria (in the event of termination by Seller), (B) such breach has not been waived by the Party electing to terminate this Agreement and (C) such breach has not been cured within fifteen (15) days following the terminating Party’s written notice of such breach to the Party in breach (other than a breach of the obligations of a Party contained in Sections 2.1, 2.2 and 2.3, as to which no such grace period shall apply);

provided that the Party seeking termination pursuant to clause (ii), (iii), (iv) or (v) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement (it being agreed that for the purposes of this proviso, the term Party shall mean (I) Seller or the Seller Guarantor when referring to termination by Seller and (II) Holdco, Purchaser or Ikaria when referring to termination by Purchaser).

(b)                                 In the event of termination by Seller or Purchaser pursuant to this Section 9.1, written notice thereof shall forthwith be given to each other Party and the transactions contemplated by this Agreement shall be terminated without further action by any Party.  If the transactions contemplated by this Agreement are terminated as provided herein: (i) (A) Holdco, Purchaser, Ikaria and each Investor shall return all documents and other material received from or on behalf of Seller, any member of Seller’s Group or the Company relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller and (B) Seller shall return all documents and other material received from or on behalf of Ikaria relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Ikaria; and (ii) all confidential information received by (A) Holdco, Purchaser, Ikaria and the Investors with respect to the business and the operations of the Company shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement and (B) Seller with respect to the business and the operations of Ikaria shall be treated in accordance with the Ikaria Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

9.2                               Effect of Termination

Except as set forth in Section 9.3 and the NMC Side Letter entered into in connection with this Agreement, if this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 9.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of:

(a)                                  Section 7.5, relating to the obligation of each of Holdco, Purchaser and Seller to keep confidential certain information and data obtained by it;

(b)                                 Section 7.7, relating to expenses;

(c)                                  Section 7.11, relating to publicity;

(d)                                 Section 9.1, this Section 9.2 and Section 9.3 (it being acknowledged that the obligations to pay the Liquidated Damages under the NMC Side Letter shall likewise survive the termination of this Agreement);

(e)                                  Section 12.2 relating to no third party beneficiaries (other than the exception therein related to Section 7.3);

(f)                                    Section 12.5 relating to entire agreement;

(g)                                 Section 12.6 relating to severability; and

(h)                                 Sections 12.8, 12.9 and 12.10 relating to consent to jurisdiction, governing law and waiver of jury trial (the Sections referred to in clauses (a), (b), (c), (e), (f), (g) and this clause (h) are referred to herein as the Surviving Sections).

Nothing in this Section 9.2 shall release or be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement prior to the termination of this Agreement, except that the payment of Liquidated Damages in the event of a termination of this Agreement shall, notwithstanding any provision of this Agreement to the contrary, terminate any and all liability of Holdco, Purchaser and Ikaria under this Agreement other than the obligations under the Surviving Sections.

9.3                               NMC Side Letter Related to Liquidated Damages

(a)                                  In the event that: this Agreement is rightfully terminated by Seller (i) pursuant to Section 9.1(a)(v) or (ii) pursuant to Section 9.1(a)(ii) in the event of a failure of the conditions set forth in Section 8.3(a) (relating to the representations and warranties in Sections 5 and 6) or Section 8.3(f) (an event described in clauses (i) or (ii), Termination Fee Event), then, pursuant to the provisions of the NMC Side Letter, immediately on demand of Seller, Purchaser shall pay to Seller (or, at the instruction of Seller, to an Affiliate of Seller other than the Company), without set-off, deduction or counterclaim, to such account(s) as Seller may designate, the aggregate amount of $10,000,000, in immediately available funds, as liquidated damages and not as a penalty (Liquidated Damages); provided that such Liquidated Damages shall not be payable in the event of a failure of the conditions set forth in Section 8.3(a) (relating to the representations and warranties in Sections 5 and 6) but the Ikaria Merger is nonetheless consummated.

(b)                                 The Parties acknowledge and agree that (i) the actual damages suffered by Seller and Seller Guarantor in the event of any Termination Fee Event would be extremely difficult or impossible to determine and that the Liquidated Damages have been agreed, after negotiation, as the Parties’ reasonable estimate of the damages Seller and the Seller Guarantor are likely to incur as a result of any Termination Fee Event and do not constitute or include any penalty and (ii) the provisions of this Section 9.3 relating to Liquidated Damages and the provisions of the NMC Side Letter are an integral and essential part of the transactions contemplated by this Agreement, Seller and the Seller Guarantor have relied, and are relying, on NMC’s agreement to pay Liquidated Damages to Seller pursuant to the NMC Side Letter as and when due thereunder in connection with their decision to enter into this Agreement, and Seller and the Seller

Guarantor would not have entered into this Agreement without the benefit of this Section 9.3 and the NMC Side Letter.

10.           INDEMNIFICATION

10.1                        Indemnification by Seller

(a)                                  Seller shall be liable for, and shall indemnify each Purchaser Indemnitee against and hold it harmless from, any direct loss, liability, claim, damage or expense, including reasonable and documented legal fees and expenses incurred in connection therewith (collectively, Losses), suffered or incurred by such Purchaser Indemnitee to the extent arising from:

(i)                                     any breach of any representation or warranty of Seller contained in Section 3 or 4 of this Agreement;

(ii)                                  any breach of any covenant of Seller contained in this Agreement;

(iii)                               liability under Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code arising by reason of the Company having been an ERISA Affiliate of any Person; and

(iv)                              following the Closing: (A) a Discrepancy Amount in excess of $2,500,000 in the aggregate and (B) any liabilities of the Company: (x) for Taxes in respect of periods (or portions of periods) through the Closing Date in excess of the amounts, if any, by which Working Capital, as finally determined, was reduced (and the $100,000 threshold referred to in Section 2.4(b) has been exceeded), as a result of such Taxes, and (y) any liability of the Company for Taxes of another Person (including the Seller), as transferee, successor, by Contract or pursuant to Applicable Law, in respect of periods (or portions of periods) through the Closing Date.

(b)                                 Seller shall not be required to indemnify any Purchaser Indemnitee, and shall not have any liability:

(i)                                     under Section 10.1 (a)(i) or (iii), unless the aggregate amount of all Losses for which Seller would, but for this clause (i), be liable under Section 10.1(a)(i) or (iii) exceeds on a cumulative basis an amount equal to 0.75% of the Purchase Price (the Minimum Amount) and then only to the extent of any such excess above the Minimum Amount; provided that the limitation imposed by this clause (i) shall not apply (A) to any breach of the representations and warranties of Seller set forth in Sections 3.5 and 4.2 and (B) to any claim for Losses in the event of a rightful termination of this Agreement prior to the Closing by Purchaser pursuant to Section 9.1(a)(v) or pursuant to Section 9.1(a)(iii) in the event of a failure of the conditions set forth in Section 8.2(a) (relating to the representations and warranties in Section 3 or 4);

(ii)                                  under (A) Section 10.1(a)(i), for any individual items where the Loss relating thereto is less than $100,000, and such items shall not be aggregated for purposes of clause (i) of this Section 10.1(b) (provided that the limitation in this clause (ii)(A) shall not apply to any breach of the representations and warranties of Seller set forth in Sections 3.5 and 4.2), and (B) Section 10.1(a)(ii), for any individual items where the Loss relating thereto is less than $30,000, and such items shall not be aggregated for purposes of clause (i) of this Section 10.1(b); provided that the limitations in this clause (ii) shall not apply to any claim for Losses in the event of a rightful termination of this Agreement prior to the Closing by Purchaser pursuant to Section 9.1(a)(v) or pursuant to Section 9.1(a)(iii) in the event of a failure of the conditions set forth in Section 8.2(a) (relating to the representations and warranties in Section 3 or 4);

(iii)                               under Section 10.1 (a), for any breach of any provision of this Agreement if either (A) Section 8.5 is applicable to such breach or (B) any of Holdco, Purchaser or Ikaria otherwise had Knowledge of such breach as of the date hereof; and

(iv)                              under Section 10.1(a)(i), (ii) or (iii), for any amounts in excess of (A) the Purchase Price, in respect of any breach of the representations and warranties of Seller set forth in Sections 3.5 and 4.2, or (B) 10% of the Purchase Price, in all other cases.

For purposes of (I) the limitations in Section 10.1(b)(i) and (iv), the Purchase Price shall equal the value of the Finally Determined Cash Purchase Price, plus, the Stated Value of the Holdco Shares; and (II) the limitations in Section 10.1(b)(iv)(A), in the event that a Purchaser Indemnitee is entitled to be indemnified hereunder for amounts in excess of the Finally Determined Cash Purchase Price, such indemnification for such excess amounts shall be satisfied by either (Y) delivery of Holdco Shares with a value equal to such excess (rounded up to the nearest full share) valuing the Holdco Shares at the greater of the Stated Value of the Holdco Shares or the current fair market value of the Holdco Shares determined by Holdco’s Board of Directors or (Z) in cash, with such determination to be made by Seller in its sole discretion.

(c)                                  Purchaser acknowledges that its sole and exclusive remedy with respect to any and all claims relating to this Agreement, the sale of the Interests in consideration of the Purchase Price, and the documents delivered pursuant to Section 8.2(c)(i), (ii), (vi) and (viii) (the Section 10.1 Documents), the Company and its business operations, assets and liabilities shall be pursuant to the indemnification provisions set forth in this Section 10 (or the specific performance provisions of Section 12.7), except for claims of, or causes of action arising from, fraud, intentional misrepresentation or willful covenant breach.  In furtherance of the foregoing, Purchaser, on its own behalf and on behalf of each Purchaser Indemnitee and the Company, hereby waives, from and after the Closing, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action it may have against Seller or Seller Guarantor arising under or based upon this Agreement or any of the Section 10.1 Documents, except pursuant to the indemnification provisions set forth in this Section 10.1, the specific performance provisions of Section 12.7, and except for claims of, or causes of action arising from, fraud, intentional misrepresentation or willful covenant breach.

(d)                                 Purchaser agrees that none of the Purchaser Indemnitees shall be entitled to indemnification under this Section 10 for any Losses to the extent that Purchaser receives a reduction to the Cash Purchase Price in respect of such Losses pursuant to Section 2.4 hereof (it being agreed that “a reduction to the Cash Purchase Price” as contemplated above shall be understood to have been received only where, for the avoidance of doubt, the $100,000 threshold referred to in Section 2.4(b) has been exceeded).

10.2                        Indemnification by Purchaser

(a)                                  Purchaser:

(i)                                     shall be liable for, and shall indemnify each Seller Indemnitee against and hold it harmless from, any Loss suffered or incurred by such Seller Indemnitee to the extent arising from any breach of any representation or warranty of Holdco, Purchaser and Ikaria contained in Section 5 or 6 of this Agreement;

(ii)                                  shall be liable for, and shall indemnify each Seller Indemnitee against and hold it harmless from, any Loss suffered or incurred by such Seller Indemnitee to the extent arising from any breach of any covenant of Holdco, Purchaser or Ikaria contained in this Agreement; and

(iii)                               shall be liable for, and shall provide to Seller promptly after receipt, any refund received by the Company following the Closing in respect of any Taxes described in Section 10.l(a)(iv)(B).

(b)                                 Purchaser shall not be required to indemnify any Seller Indemnitee, and shall not have any liability:

(i)                                     under Section 10.2(a)(i), unless the aggregate amount of all Losses for which Purchaser would, but for this clause (i), be liable under Section 10.2(a)(i) exceeds on a cumulative basis an amount equal to 0.75% of the Stated Value of the Holdco Shares (the Purchaser Minimum Amount) and then only to the extent of any such excess above the Purchaser Minimum Amount; provided that the limitation imposed by this clause (i) shall not apply to any breach of the representations and warranties of Holdco and Purchaser set forth in Section 5.5 or the first two sentences of Section 5.9;

(ii)                                  under (A) Section 10.2(a)(i), for any individual items where the Loss relating thereto is less than $100,000, and such items shall not be aggregated for purposes of clause (i) of this Section 10.2(b) (provided that the limitation in this clause (ii)(A) shall not apply to any breach of the representations and warranties of Holdco and Purchaser set forth in Section 5.5 or the first two sentences of Section 5.9) and (B) Section 10.2(a)(ii), for any individual items where the Loss relating thereto is less than $30,000, and such items shall not be aggregated for purposes of clause (i) of this Section 10.2(b);

(iii)                               under Section 10.2(a), for any breach of any provision of this Agreement if either (A) Section 8.5 is applicable to such breach or (B) Seller otherwise had Knowledge of such breach as of the date hereof; and

(iv)                              under Section 10.2(a)(i) or (ii), for any amounts in excess of (A) the Stated Value of the Holdco Shares, in respect of any breach of the representations and warranties of Holdco and Purchaser set forth in Section 5.5 and the first two sentences of Section 5.9 or (B) 10% of the Stated Value of the Holdco Shares, in all other cases.

(c)                                  Seller acknowledges that its sole and exclusive remedy with respect to any and all claims relating to this Agreement, the sale of the Interests in consideration of the Purchase Price (including the issuance of the Holdco Shares), and the documents delivered pursuant to Section 8.2(g)(i), (ii), (v) and (vi) (the Section 10.2 Documents), Ikaria and its business operations, assets and liabilities shall be pursuant to the indemnification provisions set forth in this Section 10 (or the specific performance provisions of Section 12.7), and, to the extent applicable, Liquidated Damages payable under the NMC Side Letter, except for claims of, or causes of action arising from, fraud, intentional misrepresentation or willful covenant breach.  In furtherance of the foregoing, Seller, on its own behalf and on behalf of each Seller Indemnitee, hereby waives, from and after the Closing, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action it may have against Holdco, Purchaser or Ikaria arising under or based upon this Agreement or any of the Section 10.2 Documents, except pursuant to the indemnification provisions set forth in this Section 10.2, the specific performance provisions of Section 12.7, and, to the extent applicable, Liquidated Damages payable under the NMC Side Letter, and except for claims of, or causes of action arising from, fraud, intentional misrepresentation or willful covenant breach.

10.3                        Calculation and Recovery of Losses; Other Limitations

(a)                                  Under no circumstances shall any Indemnified Person be entitled to recover:

(i)                                     except as provided below, incidental, consequential, exemplary, punitive or any other special damages, or any loss of profits or earnings or diminution in value it being agreed and understood that (except as provided below) the term Loss shall include direct damages only (it being agreed and understood that in the event a Third Party Claim results in a Loss, the Loss shall be considered resulting in direct damages for purposes of this Section 10 without regard to whether or not the underlying basis of such Third Party Claim (between the applicable Indemnified Party and the other Person asserting the Third Party Claim) involved claims for damages other than direct damages); provided that this clause (i) shall not apply in the event that the Purchaser has rightfully terminated this Agreement pursuant to Section 9.1(a)(v) or pursuant to Section 9.1(a)(iii) in the event of a failure of the conditions set forth in Section 8.2(a) (relating to the representations and warranties in Section 3 or 4) and, within one year following the date of such termination, Seller (or Seller Guarantor or a controlled Affiliate of Seller Guarantor) enters into a Contract with a Person other than an Affiliate of Seller Guarantor to sell the Company (whether by merger, sale of equity interests, sale of all or substantially all of the assets of the Company or otherwise); or

(ii)                                  more than once for the same Loss, notwithstanding the fact that the Loss related to a breach of more than one provision of this Agreement.

(b)                                 No Indemnified Person shall be entitled to recover, and no Loss suffered by an Indemnified Person shall include, under any circumstances, and the Indemnifying Person shall not be liable to any Indemnified Person in the event that the Loss relates, directly or indirectly, to:  (i) any matter that was reserved against or disclosed in the Company Financial Statements and not contradicted by any other more recent matter (including more recent financial statements) otherwise set forth in the Company Disclosure Schedule (if the Indemnified Person is a Purchaser Indemnitee) or in the Ikaria Financial Statements and not contradicted by any other more recent matter (including more recent financial statements) otherwise set forth in the Holdco/Ikaria Disclosure Schedule (if the Indemnified Person is a Seller Indemnitee), but only in the amounts so reserved against or disclosed, or (ii) the passing of, or any change in, after the Closing Date, Applicable Law, including any increase in the rates of Taxes or any imposition of Taxes or any withdrawal or relief from Taxes not actually (or prospectively) in effect at the Closing Date.

(c)                                  Upon making any payment by an Indemnifying Person to an Indemnified Person in respect of a Loss subject to indemnification hereunder:  (i) the Indemnifying Person shall be subrogated, to the extent of such payment, to any rights which the Indemnified Person may have against any other Person with respect to the subject matter underlying the Loss subject to indemnification hereunder and the Indemnified Person shall offer reasonable assistance to the Indemnifying Party in connection therewith and (ii) where subrogation as contemplated by clause (i) is not available and any of the Company, Holdco, Purchaser or Ikaria (if the Indemnified Person is a Purchaser Indemnitee) or Seller or Seller Guarantor (if the Indemnified Person is a Seller Indemnitee) then has or thereafter acquires the right to recover from any third party (including any insurer) any amount in respect of the matter giving rise to such Loss, the Indemnified Person shall so notify the Indemnifying Person promptly, and shall, if requested by the Indemnifying Person, take all reasonably requested steps to enforce such right (provided that any steps that would materially and adversely impair the Indemnified Person’s commercial relationship with a third party, where such commercial relationship is material to the Indemnified Person, shall not be required to be taken hereunder), and the Indemnified Person shall pay to the Indemnifying Person upon receipt of any such recovery the lesser of (1) any amount so recovered by such Person in respect of the matter giving rise to such Loss, including any interest thereon, and (2) the amount paid by the Indemnifying Person in respect of such claim (in each case, reduced by the out-of-pocket expenses incurred in connection therewith by the Indemnified Person).

(d)                                 The amount of any Loss for which indemnification is provided under this Section 10 shall be net of any amounts actually recovered by the Indemnified Person under insurance policies (net of any applicable premiums and deductibles) with respect to such Loss and such amount shall be (i) increased to take account of any net Tax cost incurred by the Indemnified Person arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the Indemnified Person arising from the incurrence or payment of any such Loss.  In computing the amount of any such Tax cost or Tax benefit, the Indemnified Person shall be deemed to recognize all other items of income, gain, loss deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss.  Any indemnity payment under this Agreement shall be treated as an adjustment to the Finally Determined Cash Purchase Price for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the Indemnified Person or any of its Affiliates causes any such payment not to be treated as an adjustment to the Finally Determined Cash Purchase Price for U.S. federal income Tax purposes.

10.4                        Termination of Indemnification

The obligations to indemnify and hold harmless any Indemnified Person pursuant to Section 10.1(a) or 10.2(a) shall terminate in accordance with Section 10.7; provided that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnified Person shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim pursuant to Section 10.5 to the Indemnifying Person.

10.5                        Procedures

(a)                                  In order for an Indemnified Person to be entitled to any indemnification provided for under Section 10 of this Agreement in respect of, arising out of or involving a claim made by any Person against such Indemnified Person (a Third Party Claim), such Indemnified Person must notify the Indemnifying Person in writing (and specifying the Third Party Claim in reasonable detail) of the Third Party Claim promptly (but in any event not less than [**] Business Days (or sooner, if the nature of such Third Party Claim so requires)) following receipt by such Indemnified Person of notice of the Third Party Claim; provided that failure to give such notification shall relieve the Indemnifying Person of its indemnification obligations hereunder to the extent the Indemnifying Person shall have been prejudiced as a result of such failure (and in every event, the Indemnifying Person shall not be liable for any legal expenses incurred during the period in which the Indemnified Person failed to give such notice as provided above).  Thereafter, the Indemnified Person shall deliver to the Indemnifying Person, promptly following the Indemnified Person’s receipt thereof, copies of all notices and documents (including any court papers) received by the Indemnified Person relating to the Third Party Claim.

(b)                                 If a Third Party Claim is made against an Indemnified Person, the Indemnifying Person shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Person.  Should the Indemnifying Person so elect to assume the defense of a Third Party Claim, it shall do so by providing written notice to the Indemnified Person of its intention to assume the defense, and in such case, except as set forth in the proviso to the following sentence, the Indemnifying Person shall not be liable to the Indemnified Person for any legal expenses subsequently incurred by the Indemnified Person in connection with the defense thereof.  If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the Indemnifying Person), only at its own expense, separate from the counsel employed by the Indemnifying Person, it being understood that the Indemnifying Person shall control all aspects of such defense; provided that (1) in the event that an Indemnified Person is advised in writing by counsel that the Indemnifying Person and the Indemnified Person have conflicting or different defenses available, the reasonable fees and expenses of one single counsel to all Indemnified Persons shall be considered Losses for the purposes of this Agreement and (2) the reasonable fees and expenses of counsel employed by the Indemnified Person for any period during which the Indemnifying Person has not assumed the defense thereof (other than during any period in which the Indemnified Person shall have failed to give notice of the Third Party Claim as provided above) shall be considered Losses for the purposes of this Agreement.  If the Indemnifying Person chooses to defend or prosecute a Third Party Claim, all Indemnified Persons shall cooperate in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the Indemnifying Person’s request) the provision to the Indemnifying Person of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Whether or not the Indemnifying Person assumes the defense of a Third Party Claim, the Indemnified Person shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Person’s prior written consent.  If the Indemnifying Person assumes the defense of a Third Party Claim, the Indemnifying Person shall be expressly permitted to, without the consent of an Indemnified Person, agree to any settlement, compromise or discharge of a Third Party Claim that relates to the imposition of monetary damages only (but only if the entire amount of the monetary damages is to be paid by the Indemnifying Person) and releases the Indemnified Person in connection with such Third Party Claim.

(c)                                  In the event any Indemnified Person should have a claim against any Indemnifying Person under Section 10.1 or 10.2 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Person, the Indemnified Person shall deliver notice of such claim (specifying the claim in reasonable detail) with reasonable promptness to the Indemnifying Person.  Subject to Sections 10.4 and 10.7, the failure by any Indemnified Person so to notify the Indemnifying Person shall relieve the Indemnifying Person of its indemnification obligations hereunder to the extent the Indemnifying Person shall have been prejudiced as a result of such failure (and in every event, the Indemnifying Person shall not be liable for any legal expenses incurred during the period in which the Indemnified Person failed to give such notice).

(d)                                 Each of Purchaser and Seller will (i) use their respective reasonable best efforts to keep the other advised as to the status of Tax audits and other Proceedings involving any Taxes that could reasonably be expected to give rise to a liability of Seller to Purchaser under Section 10 of this Agreement (a Tax Liability Issue), (ii) promptly furnish to the other copies of any inquiries or requests for information from any Taxing Authority concerning any Tax Liability Issue, (iii) provide prior notice to the other regarding any proposed written communication to any such Taxing Authority with respect to such Tax Liability Issue, (iv) promptly furnish to the other upon receipt copies of any information or document requests, notices of proposed adjustment, revenue agent’s reports or similar reports or notices of deficiencies together with all relevant documents, Tax Returns and memoranda related to the foregoing documents, notices or reports, relating to any Tax Liability Issue, (v) give the other and its or their accountants and counsel the reasonable opportunity to review and comment in advance on all written submissions, filings and any other information relevant to any Tax Liability Issue and (vi) consider in good faith any suggestions made by the other and its or their accountants and counsel to submit documentation or requests to attend those portions of any meetings and proceedings that relate to such proposed adjustment.  Notwithstanding the foregoing, the parties may make appropriate redactions in the submissions, filings and any other information provided to the other to preserve the confidentiality of such information as to issues that are not Tax Liability Issues.

(e)                                  Purchaser will have full responsibility for and discretion in handling any Tax controversy relating exclusively to any liabilities or asserted liabilities of the Company for Taxes in respect of periods beginning on or after the Closing Date.  Notwithstanding the foregoing, Purchaser shall not settle or compromise any claim or consent to the entry of any Judgment in connection with a Tax controversy relating exclusively to any liabilities or asserted liabilities of the Company for Taxes in respect of periods beginning on or after the Closing Date in a manner that would increase the Tax liability of the Company or Seller in any period (or portion of a period) through the Closing Date without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.  Seller shall have full responsibility for and discretion in handling any Tax controversy relating exclusively to any liabilities or asserted liabilities of the Company for Taxes in respect of periods (or portion of a period) through the Closing Date, including, without limitation, an audit, a protest to the appeals division of the Internal Revenue Service, and litigation in United States Tax Court or any other court of competent jurisdiction involving the Company (a Tax Proceeding), unless Purchaser elects to assume the defense of such Tax Proceeding by giving Seller written notice of such election within five (5) Business Days after Purchaser’s receipt of notice of such claim (provided that Purchaser may participate in, but not control, any such Tax Proceeding at its sole expense).  If Purchaser assumes the defense of such Tax Proceeding, Purchaser shall do so at its sole cost and expense, and Seller shall have no liability under Section 10.1(a) in respect of any Loss arising from such Tax Proceeding (including any liability of the Company to pay any Tax determined to be due as a result of such Tax Proceeding).  Notwithstanding the foregoing, Seller shall not settle or compromise any claim or consent to the entry of any Judgment in connection with a Tax Proceeding in a manner that would increase the Tax liability of the Company or Purchaser in any period beginning on or after the Closing Date without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

10.6                        Mitigation

With respect to any claim for indemnification hereunder, each Indemnified Person shall (subject to the proviso set forth in Section 10.3(c)) use its commercially reasonable efforts to (a) mitigate all Losses upon and after becoming aware of any event or circumstance that gives rise to any Losses with respect to which indemnification may be sought hereunder and (b) pursue such other indemnification rights (including by making indemnification claims under insurance policies and other Contracts and, if necessary, pursuing such claims through appropriate Proceedings), with the out-of-pocket expenses incurred by the Indemnified Person in connection with such pursuit deemed included in the calculation of any Loss hereunder.

10.7                        Survival of Representations

All of the representations, warranties, covenants and other agreements contained in this Agreement and in any Section 10.1 Document or Section 10.2 Document shall survive the Closing and shall terminate at the close of business one year following the Closing Date; provided that the (a) representations and warranties of Seller set forth in Section 4.17, and the representations and warranties of Holdco, Purchaser and Ikaria set forth in Section 6.17, shall survive until the close of business on the third anniversary of the Closing Date, (b) the representations and warranties of Seller set forth in Section 3.5 and Section 4.2, and the representations and warranties of Holdco and Purchaser set forth in Section 5.5 and the first two sentences of Section 5.9, shall survive until the close of business on the tenth anniversary of the Closing Date and (c) covenants and other provisions contained in this Agreement that provide by their terms to survive the Closing, shall survive Closing in accordance with their respective terms.

11.           GUARANTEED OBLIGATIONS

11.1                        Purchaser Guaranteed Obligations

(a)                                  Holdco hereby absolutely, unconditionally and irrevocably, guarantees to Seller, as primary obligor and not merely as surety, as a continuing obligation, the proper and punctual performance when due by Purchaser of all of Purchaser’s obligations under or pursuant to this Agreement, whether or not such obligations arise before, on or after the Closing Date, and without respect to whether or not the Closing occurs (the Purchaser Guaranteed Obligations).  If Purchaser fails to perform any Purchaser Guaranteed Obligation, Holdco will perform such Purchaser Guaranteed Obligation (including making any required payment) directly for the benefit of Seller.  Holdco hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that Seller exhausts any right, power or remedy (including filing any proof of claim relating to the Purchaser Guaranteed Obligations in any bankruptcy, insolvency, reorganization or similar proceeding) or proceed against Purchaser under the Agreement, or against any other Person under any other guarantee of, or security for, any of the Purchaser Guaranteed Obligations, it being understood that the guarantee in this Section 11.1(a) is a guarantee of payment and not just collection.

(b)                                 The obligations of Holdco under this Section 11.1 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the Purchaser Guaranteed Obligations to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 11.1(b) that the obligations of Holdco hereunder shall be absolute and unconditional under any and all circumstances.

(c)                                  The obligations of Holdco under this Section 11.1 shall be automatically reinstated if and to the fullest extent that for any reason any payment in respect of the Purchaser Guaranteed Obligations is rescinded or must be otherwise restored, for any reason, all as though such payment had not been made (together with paying all reasonable costs and expenses (including the reasonable fees and disbursements of counsel) incurred by Seller in connection therewith).

(d)                                 The Parties acknowledge and agree that the provisions of this Section 11.1 are an integral and essential part of the transactions contemplated by this Agreement and neither Seller nor the Seller Guarantor would have entered into this Agreement without the benefit of this Section 11.1.

11.2                        Seller Guaranteed Obligations

(a)                                  The Seller Guarantor hereby absolutely, unconditionally and irrevocably, guarantees to Purchaser, as primary obligor and not merely as surety, as a continuing obligation, the proper and punctual performance when due by Seller of all of Seller’s obligations under or pursuant to this Agreement, whether or not such obligations arise before, on or after the Closing Date, and without respect to whether or not the Closing occurs (the Seller Guaranteed Obligations).  If Seller fails to perform any Seller Guaranteed Obligation, the Seller Guarantor will perform such Seller Guaranteed Obligation (including making any required payment) directly for the benefit of Purchaser.  The Seller Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that Purchaser exhausts any right, power or remedy (including filing any proof of claim relating to the Seller Guaranteed Obligations in any bankruptcy, insolvency, reorganization or similar proceeding) or proceed against Seller under the Agreement, or against any other Person under any other guarantee of, or security for, any of the

Seller Guaranteed Obligations, it being understood that the guarantee in this Section 11.2(a) is a guarantee of payment and not just collection.

(b)                                 The obligations of the Seller Guarantor under this Section 11.2 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the Seller Guaranteed Obligations to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 11.2(b) that the obligations of the Seller Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

(c)                                  The obligations of the Seller Guarantor under this Section 11.2 shall be automatically reinstated if and to the fullest extent that for any reason any payment in respect of the Seller Guaranteed Obligations is rescinded or must be otherwise restored, for any reason, all as though such payment had not been made (together with paying all reasonable costs and expenses (including the reasonable fees and disbursements of counsel) incurred by Purchaser in connection therewith).

(d)                                 The Parties acknowledge and agree that the provisions of this Section 11.2 are an integral and essential part of the transactions contemplated by this Agreement and that none of Holdco, Purchaser or Ikaria would have entered into this Agreement without the benefit of this Section 11.2.

12.           MISCELLANEOUS

12.1                        Assignment

This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any Party without the prior written consent of the other Parties hereto.  Any attempted assignment in violation of this Section 12.1 shall be null and void and of no effect.

12.2                        No Third-Party Beneficiaries

Except (i) for the Purchaser Indemnitees and the Seller Indemnitees and (ii) as provided in Section 7.3, this Agreement is for the sole and exclusive benefit of the Parties and their successors and permitted assigns, and nothing herein expressed or implied shall give, or be construed to give, to any Person, other than the Parties and such successors and permitted assigns, any legal or equitable right, remedies or claims under or with respect to this Agreement or any provisions hereof.

12.3                        Notices

All notices, consents, waivers, and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand to the Party to be notified, (b) when sent by facsimile if sent during the normal business hours of the Party to be notified, if not, then on the next Business Day or (c) when received by the Party to be notified, if sent by an internationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a Party may designate by notice to the other Parties from time to time); provided that consents sought pursuant to Section 7.1 and 7.2 (and Section 7.11) shall be permitted to be provided in accordance with those Sections.  All such notices and other communications shall be sent:

(i)                                     if to Holdco, Purchaser, any Investor, Ikaria or the Company (subsequent to the Closing), to:

Ikaria Holdings, Inc.
c/o New Mountain Capital, LLC
787 Seventh Avenue
New York, NY  10019
Attention:  Alok Singh
Facsimile:  +1 212-582-2277

Ikaria, Inc.
1616 Eastlake Ave. East
Suite 208
Seattle, WA  98102
Attention:  Chief Executive Officer
Facsimile:  + 1 206-436-5001

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention:     Aviva Diamant, Esq.

Angelique Mamby, Esq.

Facsimile: +1 212-859-4000

Heller Ehrman LLP 701 Fifth Avenue, Suite 6100 Seattle, Washington 98104 Attention: Sonya Erickson, Esq. Facsimile: +1206 515-8888	O’Melveny & Myers LLP 2765 Sand Hill Road Menlo Park, California 94025 Attention: Samuel Zucker, Esq. Facsimile: +1650 473-2601

and

(ii)                                  if to Seller or to the Seller Guarantor to:

Linde AG
Leopoldstrasse 252
D-80807 Munich
Germany
Attention:  Juergen Nowicki, Head of Finance & Control
Facsimile: +49 89 35 757-1505

with copies (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer, LLP 520 Madison Avenue, 34th Floor New York, NY 10022 United States of America Attention: Matthew F. Herman, Esq. Facsimile: +1 212-277-4001	The BOC Group, Inc. 575 Mountain Avenue Murray Hill, New Jersey 07974 Attention: General Counsel Facsimile: +1 908 464-2234

12.4                        Counterpart Execution and Facsimile Delivery

This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.  Any such counterpart may be delivered by a Party by facsimile.

12.5                        Entire Agreement

This Agreement, along with the Company Disclosure Schedule, the Holdco/Ikaria Disclosure Schedule, the Ancillary Agreements (and any schedules, exhibits or annexes thereto), the Confidentiality Agreement and the Ikaria Confidentiality Agreement, contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.  None of the Parties shall be liable or bound to any other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or therein.

12.6                        Severability

Except for the provisions of Section 7.18 (as to which Section 7.18(c) shall be controlling), if any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

12.7                        Specific Performance

Each Party acknowledges and agrees that, in addition to any other remedies that may be available to it, each Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance, and each Party hereby waives, and agrees that it will not raise, any defense to such an action for specific performance of the terms of this Agreement based on any obligation of the other Parties to mitigate damages or based upon the other Parties having an adequate remedy at law or a breach of this Agreement not giving rise to irreparable harm; provided that upon a Termination Fee Event, the Seller shall be entitled to Liquidated Damages as its sole and exclusive remedy under this Agreement and, in such case, shall not be entitled to enforce the terms of this Agreement (other than Section 9.3) by a decree of specific performance.

12.8                        Consent to Jurisdiction

Each Party irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each Party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County.  Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 12.3 above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 12.8.  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

12.9                        Governing Law

This Agreement shall be construed in accordance with, and this Agreement and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this Agreement shall be governed by, the law of the State of New York.

12.10                 Waiver of Jury Trial

EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT ANY TRANSACTION CONTEMPLATED HEREBY.  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY,

AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.10.

12.11                 Amendments and Waivers

This Agreement may not be amended or modified except by an instrument in writing signed on behalf of Seller and Seller Guarantor (on the one hand) and Holdco, Purchaser and Ikaria (on the other hand).  Purchaser may waive compliance by Seller or the Seller Guarantor, and Seller may waive compliance by Holdco, Purchaser or Ikaria, with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform, by an instrument in writing signed by Purchaser or Seller, as the case may be, specifically setting forth such waiver.

12.12                 Certain Matters Related to Holdco, Purchaser and Ikaria

Each of Holdco, Purchaser and Ikaria agree and acknowledge that certain provisions of this Agreement appoint Purchaser to take actions and make determinations on behalf of Holdco and Ikaria.  Each of Holdco and Ikaria hereby agree to such appointment and Purchaser hereby accepts such appointment, in each case, the fullest extent provided for in this Agreement.  Seller and the Seller Guarantor shall be permitted to rely in good faith on any written document or instrument received by Purchaser that provides by its terms to be taken on behalf of Holdco and Ikaria, and to act in accordance with such document or instrument without independent investigation.  None of Seller or the Seller Guarantor (or any member of Seller’s Group) shall have any liability to any of Holdco, Purchaser or Ikaria arising out of the acts or omissions of Purchaser in respect of the foregoing, or any disputes among Holdco, Purchaser and/or Ikaria related to the foregoing.

[SIGNATURE PAGE FOLLOWS]

Execution Copy

IN WITNESS WHEREOF, each of the Parties has duly executed this Agreement as of the date first written above.

LINDE GAS INC.

/s/ Pat Murphy
Name:	Pat Murphy
Title:	President

LINDE AG

/s/ Georg DeWoke
Name:	Georg DeWoke
Title:	CFO LINDE AG

/s/ Matthias J. Plotho
Name:	Matthias J. Plotho
Title:	HEAD OF REA

IKARIA HOLDINGS, INC.

/s/ Alok Singh
Name:	Alok Singh
Title:	President

IKARIA ACQUISITION INC.

/s/ Alok Singh
Name:	Alok Singh
Title:	President

IKARIA, INC.

/s/ Steven Gillis
Name:	Steven Gillis
Title:	Acting CEO

Acknowledged and accepted for the purposes of Section 9.3, by

NEW MOUNTAIN INVESTORS II, L.P.

By:	New Mountain Investments II, L.L.C.,
its general partner

/s/ Steven B. Klinsky
Name:	Steven B. Klinsky
Title:	Managing Member

NEW MOUNTAIN AFFILIATED PARTNERS II, L.P.

By:	New Mountain Investments II, L.L.C.,
its general partner

/s/ Steven B. Klinsky
Name:	Steven B. Klinsky
Title:	Managing Member

ALLEGHENY NEW MOUNTAIN PARTNERS, L.P.

By:	New Mountain Investments II, L.L.C.,
its general partner

/s/ Steven B. Klinksy
Name:	Steven B. Klinksy
Title:	Managing Member

Exhibit 1.1(b)

COMMERCIAL AGREEMENT

See Commercial Agreement among INO Therapeutics LLC, Ikaria, Inc. and AGA AB, dated as of March 28, 2007, filed as exhibit 10.22 to Ikaria’ Inc’s Registration Statement on Form S-1 filed on May 13, 2010.

Exhibit 1.1(e)

                                    2007

AGA AB

and

INO THERAPEUTICS LLC

GLOBAL IP ASSIGNMENT

GLOBAL IP ASSIGNMENT

THIS GLOBAL IP ASSIGNMENT (Agreement), dated as of                         , 2007, in entered into by and between AGA AB, a Swedish aktiebolag, having its principal place of business at 181 81 Lidingo, Sweden (AGA); and INO THERAPEUTICS LLC, a Delaware limited liability company, having its principal place of business at 6 Route 173, Clinton, New Jersey, 08809, U.S.A. (INO-T and, together with AGA, the Parties).

W I T N E S S E T H:

WHEREAS, the Linde Group is the owner of certain Intellectual Property which relates to INO-T’s business.

WHEREAS, the INO-T Group is the owner of certain Intellectual Property which relates to the Linde Group’s business.

WHEREAS, the Linde Group wishes to assign to INO-T all the INO-T IP subject to the terms and conditions set forth in this Agreement.

WHEREAS, the INO-T Group wishes to assign to AGA all the Linde IP subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the Parties hereto hereby agree as follows:

1.                                      DEFINITIONS

(a)                                  As used herein, the following terms have the following meanings:

Affiliate means, with respect to any Person, any other Person that controls, is controlled by or is under common control with such first Person (and for this purpose, the term control means the power to direct the management and policies of such Person (directly or indirectly), whether through ownership of voting securities, by Contract or otherwise (and the terms controlling and controlled have meanings correlative to the foregoing)).

Ancillary Agreement has the meaning set forth in the SPA.

Contract means any written contract, agreement, instrument, lease, license, indenture or promissory note.

Excluded IP means Intellectual Property that relates to any gas-related device, packaging and/or manufacturing technology that is not exclusively concerned with the medical use of carbon monoxide and/or inhaled nitric oxide.

Group means, in relation to INO-T, the INO-T Group and, in relation to AGA, the Linde Group.

INO-T Group means INO-T and/or all or any of its Affiliates, other than AGA and its Affiliates, from time to time (it being agreed that an Affiliate of AGA that is also an Affiliate of INO-T shall not be considered part of the INO-T Group hereunder if such Person is an Affiliate of INO-T solely as a result of (a) the ownership of equity securities, or having the right to nominate and elect members of the board of directors, of Ikaria Holdings, Inc.; (b) having rights under any Ancillary Agreement; or (c) any combination thereof).

INO-T IP means:  (a) as to all Intellectual Property other than Trademarks, all Intellectual Property other than Excluded IP owned by the Linde Group which is used in the business of INO-T or otherwise relates to the use of (including devices for the administration of) carbon monoxide or inhaled nitric oxide, alone or in combination with any other substance, for therapeutic use; and (b) as to Trademarks, all Trademarks owned by the Linde Group which are used or intended to be used in the business of INO-T outside the Linde Territories, including the Intellectual Property set out in Schedule 1.

Intellectual Property means (i) all patents (including utility, utility model and design patents, supplementary protection certificates, certificates of invention and the like), and all patent applications (including applications for utility, utility model and design patents, supplementary protection certificates, certificates of invention and the like), and all divisionals, continuations, continuations-in-part, reissues, reexaminations, renewals, extensions or additions to any such patents and patent applications, theretofore or hereafter filed or having legal force in any country of the world and all inventions and improvements disclosed therein ; (ii) all trademarks, service marks, trade names, trade dress, corporate names, brand names, designs, logos, commercial symbols and corporate names, whether registered or unregistered, and all registrations, applications for registration and renewals thereof, and all goodwill associated therewith, and the right to recover for past infringement thereof, heretofore or hereafter filed or having legal force in any country of the world (Trademarks); (iii) all works of authorship, whether or not registered (or copyrightable), and all applications, registrations, and renewals in connection therewith, including all rights to the foregoing throughout the world including all proprietary rights therein, copyrighted works, registrations thereof and applications therefore and any derivatives resulting therefrom; (iv) all know-how, including as they exist anywhere in the world, trade secrets, formulae, ideas, concepts, inventions and invention disclosures not subject to (i) above (whether or not patentable), discoveries, innovations, improvements, results, reports, information and data (including all business and technical information, and information and data relating to research, development, analytical methods, processes, formulations and compositions), utility models, projections, analyses and market studies, research summary data, research raw data, laboratory and programmer notebooks, methods, procedures, proprietary technology and information, operating and maintenance manuals, engineering and other drawings and sketches, manufacturing and production processes and techniques, designs, specifications, and blueprints; (v) all software and all copyrights therein throughout the world; (vi) all industrial designs and mask works and applications for registration for such industrial designs or mask works throughout the world; (vii) customer lists, supplier lists, pricing information, cost information, business and marketing research, plans, information and proposals, and the like not subject to (i) through (iv), above; (viii) all domain names, Internet addresses and other computer identifiers, web sites, URLs, web pages, registrations for any of the foregoing and similar rights and items, as they exist anywhere in the world; (ix) all other proprietary rights; and (x) all copies and tangible embodiments of the foregoing, whether whole or partial (in whatever form of medium, including, but not limited to, electronic media).

2

Linde Group means AGA and/or all or any of its Affiliates, other than INO-T and its Affiliates (it being agreed that an Affiliate of AGA that is also an Affiliate of INO-T shall be considered part of the Linde Group hereunder if such Person is an Affiliate of INO-T solely as a result of (a) the ownership of equity securities, or having the right to nominate and elect members of the board of directors, of Ikaria Holdings, Inc.; (b) having rights under any Ancillary Agreement; or (c) any combination thereof).

Linde IP means all Trademarks (and all copyright and other related rights therein) in the Linde Territories that are owned by the INO-T Group and are used or intended to be used by the Linde Group, including the Intellectual Property set out in Schedule 2.

Linde Territories means Albania, Andorra, Armenia, Austria, Azerbaijan, Azores, Belarus, Belgium, Bosnia-Herzegovina, Bulgaria, Canary Islands, Channel Islands, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Faeroe Islands, Finland, France, Georgia, Germany, Gibraltar, Greece, Greenland, Hungary, Iceland, Ireland, Isle of Man, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Macedonia, Madeira, Malta, Moldova, Monaco, Netherlands, Norway, Poland, Portugal, Republic of Montenegro, Romania, Russian Federation, Serbia, Slovak Republic, Slovenia, Spain, Sweden, Switzerland, Turkey, Ukraine, United Kingdom.

Parties has the meaning set forth in the preamble of this agreement.

Person means any individual or any corporation, limited liability company, partnership, trust, association or other entity of any kind.

SPA means the sale and purchase agreement, dated as of February [_] 2007 by and among Linde Gas Inc., Linde AG, Ikaria Holdings, Inc., Ikaria Acquisition Inc. and Ikaria, Inc.

(b)                                 All terms not defined herein shall have the meanings ascribed to them in the SPA.

(c)                                  In this Agreement

(i)                                     the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

(ii)                                  any pronoun shall include the corresponding masculine, feminine and neuter forms;

(iii)                               the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(iv)                              any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns;

(v)                                 all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement; and

3

(vi)                              the headings, captions and defined terms used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

2.                                      ASSIGNMENT OF INTELLECTUAL PROPERTY

(a)                                  AGA:

(i)                                     hereby assigns to INO-T all the INO-T IP owned by AGA; and

(ii)                                  shall cause any other relevant members of the Linde Group to assign to INO-T all INO-T IP owned by them.

(b)                                 INO-T:

(i)                                     hereby assigns to AGA all the Linde IP owned by INO-T; and

(ii)                                  shall cause any other relevant members of the INO-T Group to assign to AGA all Linde IP owned by them.

(c)                                  The assignments referred to in Sections 2(a)-(b) above shall include the assignment of all right, title and interest in and to such rights (existing, contingent, expectant or otherwise) and all attached goodwill and statutory rights and all rights to sue for past, present or future infringement thereof, and to retain the proceeds resulting from the foregoing.

3.                                      FURTHER ASSURANCES

(a)                                  Each Party agrees, on the reasonable request of the other, with reasonable promptness and for no additional consideration, to execute, endorse, acknowledge, swear to, seal or deliver, and take such other and further actions and/or file such other and further instruments and documents to more effectively or efficiently assign the Intellectual Property as contemplated by the terms of this Agreement.

(b)                                 Without limiting the generality of the foregoing, such actions shall include whatever is necessary or appropriate to effect a change in the title to all Intellectual Property assigned hereunder, including cooperating with the other’s service provider (or equivalent) to transfer responsibility for the payment of maintenance fees to the appropriate Party.

(c)                                  Each Party shall not, and shall cause the other members of its Group not to, commence any action, claim, litigation or suit against any member of the Group of the other Party in relation to any use of Excluded IP in the manner in which it is used by that member of the Group of the other Party as at, or as is contemplated at, the date of this Agreement.

(d)                                 If after the date of this Agreement, either Party (the Using Party) notifies the other Party (the Owning Party) in writing that the Using Party or any members of its Group has identified any Intellectual Property, other than Excluded IP or Intellectual Property already licensed to the Using Party or the relevant member of its Group, owned by the Owning Party or any members of its Group that, as of the date of this Agreement, is used

4

or contemplated to be used by the Using Party or any members of its Group, the Owning Party shall not, and shall cause the other members of its Group not to, commence any action, claim, litigation or suit against the Using Party or any such members of its Group in relation to any such Intellectual Property for such use or contemplated use.

4.                                      MISCELLANEOUS

4.1                               Amendment and Waiver

This Agreement may not be amended or modified except by an instrument in writing signed on behalf of INO-T and AGA.  By an instrument in writing, INO-T or AGA may waive compliance by the other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform.

4.2                               Third-Party Beneficiaries

This Agreement is for the sole and exclusive benefit of the Parties and their successors and permitted assigns, and nothing herein expressed or implied shall give, or be construed to give, to any Person, other than the Parties and such successors and permitted assigns, any legal or equitable right, remedies or claims under or with respect to this Agreement or any provisions hereof.

4.3                               Counterpart Execution and Facsimile Delivery

This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.  Any such counterpart may be delivered by a Party by facsimile or e-mail, and any Party who signs this Agreement and transmits such signature to the other Party by facsimile or e-mail shall be deemed to have duly executed this Agreement.

4.4                               Severability

If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

4.5                               Consent to Jurisdiction

Each Party irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each Party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County.  Each

5

Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective registered address shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 4.5.  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

4.6                               Governing Law

This Agreement shall be construed in accordance with, and this Agreement and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this Agreement shall be governed by, the law of the State of New York.

4.7                               Waiver of Jury Trial

Each Party hereby waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under, or in connection with this Agreement and any transaction contemplated hereby.  Each Party (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 4.7.

6

IN WITNESS WHEREOF, each of the Parties has duly executed this Agreement as of the date first written above.

AGA AB

By:
Name:
Title:

INO THERAPEUTICS LLC

By:
Name:
Title:

[SIGNATURE PAGE]

7

SCHEDULE 1
INO-T IP

1.                                      PATENTS

Family	Territory	Serial No.	Filing Date	Patent or Pub. No.	Issue/ Pub Date

[**]

A total of four pages have been omitted and filed separately with the Securities and Exchange Commission.

8

2.                                      TRADE MARKS — REGISTRATIONS

Owner prior to execution of this Agreement	Territory	Mark	Registration Number	Date of Registration
AGA	Argentina	I-N-O	1632662	15.05.1997
AGA	Argentina	INOCAL	1647527	16.10.1997
AGA	Argentina	INOFLO	2052090	07.11.2005
AGA	Argentina	INOMAX	1802805	22.08.2000
AGA	Argentina	INOREG	1811960	05 12.2000
AGA	Argentina	INOREG	1811959	05.12 2000
AGA	Argentina	INOTHERAPY	1808889	31 10.2000
AGA	Argentina	INOTHERAPY	1808890	31.10.2000
AGA	Argentina	INOTHERAPY	1810044	09.11.2000
AGA	Argentina	INOTHERAPY	1810045	09.11.2000
AGA	Australia	I-N-O	649377	09.07.1996

9

AGA	Australia	INOCAL	710276	13.06.1997
AGA	Australia	INOMAX	788810	22.03.1999
AGA	Australia	INOREG	796440	04 06.1999
AGA	Australia	INOTHERAPY	796442	04.06 1999
AGA	Australia	INOMAX	893015	04.04.2006
AGA	Australia	INOblender	892785	04.04.2006
AGA	Bolivia	I-N-O	68808-C	11.11.1998
AGA	Bolivia	INOCAL	66748-C	07.08.1998
AGA	Bolivia	INOREG	79019	06.06.2000
AGA	Bolivia	INOREG	79020	06.06.2000
AGA	Bolivia	INOTHERAPY	80414	01.08.2000
AGA	Bolivia	INOTHERAPY	80368	01.08.2000
AGA	Bolivia	INOTHERAPY	79013	06.06.2000
AGA	Bolivia	INOTHERAPY	79014	06.06.2000
AGA	Bolivia	INOTHERAPY	79015	06.06.2000
AGA	Bolivia	INOTHERAPY	79016	06.06.2000
AGA	Bolivia	INOTHERAPY	79017	06.06.2000
AGA	Bolivia	INOTHERAPY	79018	06.06.2000
AGA	Bolivia	INOMAX	105897	09.10.2006
AGA	Bolivia	INOMAX	105147	29.08.2006
AGA	Boliva	INOblender	106623	27.11.2006
AGA	Brazil	I-N-O	818924136	23.06.1998
AGA	Brazil	INOCAL	819273074	23.02.1999
AGA	Brazil	INOREG	821729268	11.03.2003
AGA	Brazil	INOREG	821729267	11.03.2003
AGA	Brazil	INOTHERAPY	821729187	11.03.2003
AGA	Brazil	INOTHERAPY	200034340	11.03.2003
AGA	Brazil	INOTHERAPY	821729195	11.03.2003
AGA	Brazil	INOTHERAPY	827129209	11.03.2003
AGA	Brazil	INOTHERAPY	821729217	11.03.2003
AGA	Brazil	INOTHERAPY	821729225	11.03.2003
AGA	Brazil	INOTHERAPY	821729233	11.03.2003
AGA	Brazil	INOTHERAPY	821729241	11.03.2003
AGA	Canada	I-N-O	576774	03.03.2003
AGA	Canada	INOCAL	576744	28.02.2003
AGA	Canada	INOFLO	562856	30.05.2002
AGA	Canada	INOMAX	621362	01.10.2004
AGA	Canada	INOTHERAPY	TMA643009	27.06.2005
AGA	Chile	INOCAL	571580	11.07.2000
AGA	Chile	INOMAX	598407	27.06.2001
AGA	Chile	INOREG	553695	22.11.1999
AGA	Chile	INOTHERAPY	553693	22.11.1999
AGA	Chile	INOTHERAPY	559397	24.01.2000
AGA	Chile	INOMAX	762143	10.07.2006
AGA	Chile	INOblender	764847	14.08.2006

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AGA	China	I-N-O	928660	14.01.1997
AGA	China	INOCAL	1099385	14.09.1997
AGA	China	INOMAX	928657	14.01.1997
AGA	China	INOREG	1462542	21.10.2000
AGA	China	INOREG	1459243	14.10.2000
AGA	China	INOTHERAPY	1464135	28.10.2000
AGA	China	INOTHERAPY	1507781	14.01.2001
AGA	China	INOTHERAPY	1462541	21.10.2000
AGA	China	INOTHERAPY	1459228	14.10.2000
AGA	China	INOTHERAPY	1467378	28.10.2000
AGA	China	INOTHERAPY	1459508	14.10.2000
AGA	China	INOTHERAPY	1459493	14.10.2000
AGA	China	INOMAX	893015	04.04.2006
AGA	China	INOblender	892785	04.04.2006
AGA	Columbia	I-N-O	300687	04.08.2005
AGA	Columbia	INOCAL	302673	16.08.2005
AGA	Columbia	INOFLO	226044	13.04.2000
AGA	Columbia	INOFLO	226864	19.05.2000
AGA	Columbia	INOREG	226006	13.04.2000
AGA	Columbia	INOREG	226007	13.04.2000
AGA	Columbia	INOTHERAPY	225903	13.04.2000
AGA	Columbia	INOTHERAPY	225942	13.04.2000
AGA	Columbia	INOTHERAPY	224751	10.03.2000
AGA	Columbia	INOTHERAPY	225943	13.04.2000
AGA	Columbia	INOTHERAPY	225944	13.04.2000
AGA	Columbia	INOTHERAPY	225945	13.04.2000
AGA	Columbia	INOTHERAPY	225946	13.04.2000
AGA	Columbia	INOTHERAPY	226043	13.04.2000
AGA	Ecuador	I-N-O	2520-97	04.09.1997
AGA	Ecuador	INOCAL	4941-97	10.12.1997
AGA	Ecuador	INOMAX	4735-00	26.06.2000
AGA	Ecuador	INOREG	7261-00	17.10.2000
AGA	Ecuador	INOREG	7260-00	17.10.2000
AGA	Ecuador	INOTHERAPY	7253-00	17.10.2000
AGA	Ecuador	INOTHERAPY	7255-00	17.10.2000
AGA	Ecuador	INOTHERAPY	7254-00	17.10.2000
AGA	Ecuador	INOTHERAPY	7768-00	15.11.2000
AGA	Ecuador	INOTHERAPY	7256-00	17.09.2000
AGA	Ecuador	INOTHERAPY	2170-00	29.09.2000
AGA	Ecuador	INOTHERAPY	2171-00	29.09.2000
AGA	Ecuador	INOTHERAPY	2172-00	29.09.2000
AGA	Hong Kong	INOCAL	2985/1998	11.06.1996
AGA	Hong Kong	INOMAX	3618/2000	23.03.1999
AGA	Hong Kong	INOTHERAPY	20004712	05.06.2006
AGA	Hong Kong	INOTHERAPY	20004713	05.06.2006

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AGA	Hong Kong	INOTHERAPY	200101483	05.06.1999
AGA	Hong Kong	INOTHERAPY	20004714	05.06.1999
AGA	Hong Kong	INOTHERAPY	200101402	05.06.1999
AGA	Hong Kong	INOTHERAPY	20015749	05.06.1999
AGA	Hong Kong	INOTHERAPY	200106471	05.06.1999
AGA	Hong Kong	INOTHERAPY	200106472	05.06.1999
AGA	Hong Kong	INOMAX	300601893	17.03.2006
AGA	Hong Kong	INOblender	300619975	13.04.2006
AGA	Indonesia	I-N-O	356278	12.03.1996
AGA	Indonesia	INOCAL	386703	08.09.1997
AGA	Indonesia	INOMAX	356279	12.03.1996
AGA	Indonesia	INOREG	463975	26.01.2001
AGA	Indonesia	INOREG	459267	21.12.2000
AGA	Indonesia	INOTHERAPY	460305	02.01.2001
AGA	Indonesia	INOTHERAPY	460304	02.01.2001
AGA	Indonesia	INOTHERAPY	460302	26.01.2001
AGA	Indonesia	INOTHERAPY	460303	02.01.2001
AGA	Indonesia	INOTHERAPY	463976	26.01.2001
AGA	Indonesia	INOTHERAPY	460600	03.01.2001
AGA	Indonesia	INOTHERAPY	460301	02.01.2001
AGA	Indonesia	INOTHERAPY	459270	21.12.2000
AGA	India	INOREG	860258	09.06.1999
AGA	India	INOREG	860249	09.06.1999
AGA	India	INOTHERAPY	310288	17.01.2005
AGA	India	INOTHERAPY	860252	26.04.2005
AGA	India	INOTHERAPY	860253	13.06.2003
AGA	India	INOTHERAPY	860254	27.06.2006
AGA	India	INOTHERAPY	860255	22 01.2005
AGA	Japan	INOCAL	4768539	30.04.2004
AGA	Japan	INOMAX	4359499	04.02.2000
AGA	Japan	INOMAX	4783465	02.07.2004
AGA	Japan	INOREG	4456726	02.03.2001
AGA	Japan	INOTHERAPY	4478969	01.06.2001
AGA	Japan	INOTHERAPY	4765385	16.04.2004
AGA	Japan	INOMETER	4710141	12.09.2003
AGA	Japan	INOMAX	893015	04.04.2006
AGA	Japan	INOblender	892785	04.04.2006
AGA	Mexico	INOMAX	660113	26.06.2000
AGA	Mexico	INOREG	624905	27.09.1999
AGA	Mexico	INOREG	620492	30.08.1999
AGA	Mexico	INOTHERAPY	622110	31.08.1999
AGA	Mexico	INOTHERAPY	620493	30.08.1999
AGA	Mexico	INOTHERAPY	624904	27.10.1999
AGA	Mexico	INOTHERAPY	622109	31.08.1999
AGA	Mexico	INOTHERAPY	622106	31.08.1999

12

AGA	Mexico	INOTHERAPY	647546	28.03.2000
AGA	Mexico	INOTHERAPY	656311	30.05.2000
AGA	Mexico	INOTHERAPY	622107	31.08.1999
AGA	Mexico	INOMETER	824044	27.02.2004
AGA	Mexico	INOMETER	824493	09.03.2004
AGA	Mexico	INOMETER	825844	22.03 2004
AGA	Mexico	INOMAX	929989	21.04.2006
AGA	Mexico	INOblender	932936	28.04.2006
AGA	Malaysia	INOCAL	97/10861	06.08.2004
AGA	Malaysia	INOMAX	95/03803	24.04.1995
AGA	Malaysia	INOREG	99005103	19.04.2002
AGA	Malaysia	INOREG	99/05106	14.06.2009
AGA	Malaysia	INOTHERAPY	99005108	14.07.1999
AGA	Malaysia	INOTHERAPY	99005248	09.07.2002
AGA	Malaysia	INOTHERAPY	99005105	24.05.2002
AGA	Malaysia	INOTHERAPY	99005113	14.06.1999
AGA	Malaysia	INOTHERAPY	99005112	14.06.1999
AGA	Malaysia	INOTHERAPY	99/05111	25.06.2003
AGA	New Zealand	I-N-O	B244337	22.12.1994
AGA	New Zealand	INOCAL	263005	04.06.1996
AGA	New Zealand	INOREG	310701	07.12.2000
AGA	New Zealand	INOREG	310700	07.12.2000
AGA	New Zealand	INOTHERAPY	310704	07.12.2000
AGA	New Zealand	INOTHERAPY	310705	07.12.2000
AGA	New Zealand	INOTHERAPY	310706	07.12.2000
AGA	New Zealand	INOTHERAPY	310707	07.12.2000
AGA	New Zealand	INOTHERAPY	310708	07.12.2000
AGA	New Zealand	INOTHERAPY	310709	07.12.2000
AGA	New Zealand	INOTHERAPY	310710	07.12.2000
AGA	New Zealand	INOTHERAPY	310711	07.12.2000
AGA	New Zealand	INOMAX	744310	10.03.2006
AGA	Philippines	I-N-O	4-1995-0099	30.07.2005
AGA	Pakistan	INOCAL	167271	24.10.2000
AGA	Pakistan	INOTHERAPY	155651	04.05.2005
AGA	Pakistan	INOTHERAPY	155653	25.05.2005
AGA	Pakistan	INOTHERAPY	155909	25.06.1999
AGA	Singapore	INOCAL	T96/05650C	05.06.1996
AGA	Singapore	INOMAX	T99/028791	23.03.1999
AGA	Singapore	INOREG	T99/06040D	14.06.1999
AGA	Singapore	INOREG	T99/06041B	14.06.1999
AGA	Singapore	INOTHERAPY	T99/06030G	14.06.1999
AGA	Singapore	INOTHERAPY	T99/06031 E	14.06.1999
AGA	Singapore	INOTHERAPY	T99/06032C	14.06.1999
AGA	Singapore	INOTHERAPY	T99/06033A	14.06.1999
AGA	Singapore	INOTHERAPY	T99/06035H	14.06.1999

13

AGA	Singapore	INOTHERAPY	T99/06036F	14.06.1999
AGA	Singapore	INOTHERAPY	T99/06037D	14.06.1999
AGA	Singapore	INOMAX	893015 (partial refusal of protection)	04.04.2006
AGA	Singapore	INOblender	892785	04.04.2006
AGA	Thailand	INOCAL	Kor59569	11.07.1996
AGA	Thailand	INOMAX	Kor40666	04.04.1995
AGA	Thailand	INOREG	114886	21.06.2000
AGA	Thailand	INOREG	112867	08.07.1999
AGA	Thailand	INOTHERAPY	119597	08.07.1999
AGA	Thailand	INOTHERAPY	Korl21076	03.10.2000
AGA	Thailand	INOTHERAPY	110360	08.07.1999
AGA	Thailand	INOTHERAPY	Korl24636	06.12.2000
AGA	Thailand	INOTHERAPY	113844	08.07.1999
AGA	Thailand	INOTHERAPY	10643	08.07.1999
AGA	Thailand	INOTHERAPY	10642	08.07.1999
AGA	Thailand	INOTHERAPY	10641/Bor	12.09.1999
AGA	Thailand	INOblender	Kor251215	12.04.2006
AGA	Taiwan	INOCAL	766655	16.07.1997
AGA	Taiwan	INOMAX	713867	16.04.1996
AGA	Taiwan	INOREG	932820	01.03.2001
AGA	Taiwan	INOREG	907827	01.10.2000
AGA	Taiwan	INOTHERAPY	910823	01.11.2000
AGA	Taiwan	INOTHERAPY	908744	16.10.2000
AGA	Taiwan	INOTHERAPY	922174	01.01.2001
AGA	Taiwan	INOTHERAPY	890901	01.05.2000
AGA	Taiwan	INOTHERAPY	907828	01.10.2000
AGA	Taiwan	INOTHERAPY	137325	01.02.2001
AGA	Taiwan	INOTHERAPY	131154	16.10.2000
AGA	Taiwan	INOTHERAPY	137557	01.02.2001
AGA	Taiwan	INOMAX	1234266	01.11.2006
AGA	US	INOCAL	2109970	28.10.1997
AGA	US	INOMAX	2185947	01.09.1998
AGA	US	INOTHERAPY	2678500	21.01.2003
AGA	US	INOMAX	893015 (partial refusal of protection)	04.04.2006
AGA	US	INOblender	892785 (partial refusal of protection)	04.04.2006
AGA	Uruguay	I-N-O	287041	04.08.1997
AGA	Uruguay	INOCAL	287646	05.06.1998
AGA	Uruguay	INOMAX	312214	26.11.2001
AGA	Uruguay	INOREG	314479	01.08.2000

14

AGA	Uruguay	INOTHERAPY	314481	01.08.2000
AGA	Venezuala	I-N-O	197278-P	09.05.1997
AGA	Venezuela	INOCAL	8395/96	23.01.1998
AGA	Venezuela	INOREG	P-222131	07.07.2000
AGA	Venezuela	INOREG	P-245654	22.11.2000
AGA	Venezuela	INOTHERAPY	P-222137	07.07.2000
AGA	Venezuela	INOTHERAPY	P-222136	07.07.2000
AGA	Venezuela	INOTHERAPY	P-222134	07.07.2000
AGA	Venezuela	INOTHERAPY	P-222135	07.07.2000
AGA	Venezuela	INOTHERAPY	P-227171	28.09.2000
AGA	Venezuela	INOTHERAPY	S-13332	07.07.2000
AGA	Venezuela	INOTHERAPY	S-13331	07.07.2000
AGA	Venezuela	INOTHERAPY	S-13330	07.07.2000
AGA	South Africa	INOCAL	96/07267	03.06.1996
AGA	South Africa	INOMAX	1999/04450	04.04.2002
AGA	South Africa	INOREG	1999/11872	08.10.2002
AGA	South Africa	INOREG	1999/11873	08.10.2002
AGA	South Africa	INOTHERAPY	1999/11875	09.09.2002
AGA	South Africa	INOTHERAPY	1999/11876	09.09.2002
AGA	South Africa	INOTHERAPY	1999/11877	09.09.2002
AGA	South Africa	INOTHERAPY	1999/11878	09.09.2002
AGA	South Africa	INOTHERAPY	1999/11879	09.09.2002
AGA	South Africa	INOTHERAPY	1999/11880	09.09.2002
AGA	South Africa	INOTHERAPY	1999/11881	09.09.2002
AGA	South Africa	INOTHERAPY	1999/11874	09.09.2002

3.                                      TRADE MARKS - APPLICATIONS

Owner prior to execution of this Agreement	Territory	Mark	Application Number	Date of Application
AGA	Argentina	INOMAX	2656178	13.03.2006
AGA	Argentina	INOblender	2662580	04.04.2006
AGA	Brazil	INOMAX	821749005	29.06.1999
AGA	Brazil	INOMAX	828279225	29.03.2006
AGA	Brazil	INOblender	828287090	10.04.2006
AGA	Canada	INOMAX	1294778	22.03.2006
AGA	Canada	INOblender	1296888	06.04.2006
AGA	China	INOTHERAPY	9900065908	11.06.1999
AGA	Ecuador	INOMAX	168716	15.03.2006
AGA	Ecuador	INOblender	169881	17.04.2006
AGA	India	I-N-O	658085	09.03.1995
AGA	India	INOTHERAPY	863073	29.06.1999

15

AGA	India	INOMAX	1433164	15.03.2006
AGA	India	INOblender	1447168	12.04.2006
AGA	Mexico	INOCAL	795525	21.07.2006
AGA	Malaysia	I-N-O	95/03799	24.04.1995
AGA	Malaysia	INOTHERAPY	99/05109	14.06.1999
AGA	Malaysia	INOTHERAPY	99/05110	14.06.1999
AGA	Malaysia	INOMAX	2006/04524	22.03.2006
AGA	Malaysia	INOblender	2006/06346	19.04.2006
AGA	New Zealand	INOblender	746071	07.04.2006
AGA	Philippines	INOCAL	4-2004-07800	24.08.2004
AGA	Philippines	INOMAX	4-2006-003069	17.03.2006
AGA	Philippines	INOTHERAPY	4-2006-003070	17.03.2006
AGA	Philippines	INOMAX	4/2006/002837	13.03.2006
AGA	Philippines	INOblender	4-2006-003882	07.04.2006
AGA	Pakistan	I-N-O	167274	24.10.2000
AGA	Pakistan	INOMAX	153912	24.03.1999
AGA	Pakistan	INOTHERAPY	155648	10.06.1999
AGA	Pakistan	INOTHERAPY	155654	10.06.1999
AGA	Pakistan	INOTHERAPY	155656	10.06.1999
AGA	Pakistan	INOMAX	219440	10.03.2006
AGA	Pakistan	INOblender	220555	07.04.2006
AGA	Singapore	INOTHERAPY	T99/06034Z	14.06.1999
AGA	Thailand	INOMAX	621585	24.03.2006
AGA	Taiwan	INOblender	Pending	05.04.2006
AGA	US	INOMETER	78/959,255	24.08.2006
AGA	Uruguay	INOMAX	369364	10.03.2006
AGA	Uruguay	INOblender	370252	20.04.2006
AGA	Venezuela	INOMAX	5130-99	25.03.1999
AGA	Venezuela	INOMAX	5678-06	17.03.2006
AGA	Venezuela	INOblender	7649-06	07.04.2006
AGA	South Africa	INOMAX	2006/05226	13.03.2006
AGA	South Africa	INOblender	2006/07894	07.04.2006

16

SCHEDULE 2
LINDE IP

4.                                      TRADE MARKS - REGISTRATIONS

Owner prior to execution of this Agreement	Territory	Mark	Registration Number	Date of Application
INO-T	European Community	INOPULSE	2253482	18.07.2002

17

Exhibit 1.1(g)

MGH PARTIAL ASSIGNMENT AGREEMENT

See MGH Partial Assignment Agreement between INO Therapeutics LLC and AGA AB, dated as of March 28, 2007, filed as exhibit 10.23 to Ikaria, Inc.’s Registration Statement on Form S-1 filed on May 13, 2010.

INO THERAPEUTICS LLC

AGA AB

PATENT AND KNOW-HOW LICENSE AGREEMENT

Exhibit 1.1(h)

PATENT AND KNOW-HOW LICENSE AGREEMENT

This PATENT AND KNOW-HOW LICENSE AGREEMENT (this Agreement) dated as of                 , 2007, is entered into by and between INO THERAPEUTICS LLC, a Delaware limited liability company, having an office at 6 Route 173, Clinton, New Jersey 08809, USA (INO-T) and AGA AB, a Swedish aktiebolag, a subsidiary of Linde AG, having an office at Agavägen 1, 181 81 Lindingo, Sweden (AGA).

W I T N E S S E T H:

WHEREAS, INO-T owns and co-owns certain patent rights relating to the manufacture and distribution of nitric oxide and the development of Covox.

WHEREAS, in connection with the transaction contemplated by the SPA, the Global IP Assignment and the AGA Contracts Assignment Agreements were entered into, under which AGA has assigned to INO-T certain patents and patent applications and its rights and obligations under certain licenses and other agreements relating to the manufacture and distribution of nitric oxide, and the development of Covox, so that INO-T is able to continue its existing business in the world excluding the Linde Territories.

WHEREAS, AGA wishes to continue its nitric oxide business and have the right to exploit Covox in the Linde Territories and INO-T is willing to grant AGA licenses and sub-licenses to the patents owned and licensed by INO-T respectively relating to nitric oxide and Covox, to enable AGA to so continue.

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth in this Agreement, the Parties hereby agree as follows:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               As used in this Agreement, the following terms have the following meanings:

Affiliates means, with respect to any Person, any other Person that controls, is controlled by or is under common control with such first Person (and for this purpose, the term control means the power to direct the management and policies of such Person (directly or indirectly), whether through ownership of voting securities, by Contract or otherwise (and the terms controlling and controlled have meanings correlative to the foregoing)).

AGA Contracts Assignment Agreements means the contract assignment agreements as of the date hereof, by and between INO-T and AGA.

Applicable Law means any applicable U.S. or foreign federal, state or local statute law, ordinance, regulation, rule, code, order (whether executive, legislative, judicial or otherwise), judgment, injunction, notice, decree or other requirement or rule of law or legal process (including common law), or any other order of, or agreement issued, promulgated or entered into by, any Governmental Entity.

Ancillary Agreement has the meaning set forth in the SPA.

Beth Israel License means the Exclusive License Agreement dated 1 September 2003 between The Beth Israel Deaconess Medical Center, Inc., Yale University, Johns Hopkins University and University of Pittsburgh-of the Commonwealth System of Higher Education (together the Beth Israel Head Licensors) and AGA which was assigned by AGA to INO-T under the relevant AGA Contracts Assignment Agreement.

Beth Israel Patents means those of the patents licensed to INO-T under the Beth Israel License which are either European patents or patent applications or national patents or patent applications in the Linde Territories, whether or not granted or applied for at the date of the Beth Israel License, including those set out in Schedule 1.

Brigham License means the license agreement between Brigham and Women’s Hospital, Inc. and Ohmeda Pharmaceutical Products Division, Inc. effective February 20, 1996, which has been or shall be assigned to INO-T in accordance with the terms of the relevant AGA Contracts Assignment Agreement.

Brigham Patents means those of the patents licensed to INO-T under the Brigham License which are either European patents or patent applications or national patents or patent applications in the Linde Territories, whether or not granted or applied for at the date of the Brigham License, including those set out in Schedule 2.

Carestation means an apparatus comprised of an integration of devices, information and decision support that provides a solution for a specific care related problem which may include, but not be limited to, a common user interface, mechanical/information integration, and locally optimized decision support.

Closing has the meaning set forth in the SPA.

Columbia License means the license agreement between The Trustees of Columbia University in the City of New York and AGA dated December 18, 2002, which was assigned by AGA to INO-T under the relevant AGA Contracts Assignment Agreement.

Columbia Patents means those of the patents licensed to INO-T under the Columbia License which are either European patents or patent applications or national patents or patent applications in the Linde Territories, whether or not granted or applied for at the date of the Columbia License, including as set out in Schedule 3.

Commercial Agreement means the commercial agreement dated as of today’s date by and among INO-T, Ikaria Holdings Inc. and AGA.

Confidential Information has the meaning set forth in Section 8.2(b).

Contract means any written or legally binding oral contract, agreement, instrument, lease, license, indenture or promissory note.

Covox means any product based on the medical use of carbon monoxide that is developed by, or on behalf of, the INO-T Group (including delivery devices, measurement and calibration devices

2

and accessories, service and repair parts relating to such devices) in relation to the rights licensed under:

(a)                                  the Beth Israel License; and/or

(b)                                 the Columbia License.

Datex-Ohmeda License means the agreement titled the Buyer’s License Agreement dated October 26, 2004 between INO-T and Datex Ohmeda Inc.

Datex-Ohmeda Patents means those of the patents licensed to INO-T under the Datex-Ohmeda License which are either European patents or patent applications or national patents or patent applications in the Linde Territories, whether or not granted or applied for at the date of the Datex-Ohmeda License, including those set out in Schedule 4.

Datex-Ohmeda Trademarks means the Trademarks (as defined in the Datex-Ohmeda License) in the Linde Territories licensed to INO-T under the Datex-Ohmeda License.

Delivery Module means a module for the delivery of pharmaceutical gas, medical gas or other gas that cannot function on its own (i.e.  contains no independent source of electrical power or controls display other than short-term battery backup) but is designed to be attached by the user to a Carestation which contains the necessary controls display and provides the necessary electrical power.

Global IP Assignment means the assignment agreement as of the date hereof by and between INO-T and AGA.

Governmental Entity means any U.S. or foreign supra-national, federal, state, county, local, municipal or other governmental, regulatory or administrative authority, agency, commission or other instrumentality, any court, tribunal or arbitral body with competent jurisdiction, including the European Commission.

Group means, in relation to INO-T, the INO-T Group and, in relation to AGA, the Linde Group.

Health Registrations means the technical, medical and scientific licenses, registrations, authorizations and/or approvals of a pharmaceutical producer (including the prerequisite manufacturing approvals or authorizations, and marketing authorization based upon those approvals and labeling approvals related to them) that are required by any national, supra-national, regional, state, provincial or local Regulatory Authority for the manufacture, distribution, use or sale of a pharmaceutical product, as amended or supplemented from time to time.

Higenbottam Field of Use means the Higenbottam Field of Use as licensed by INO-T to Datex-Ohmeda pursuant to the Seller’s License Agreement dated October 26, 2004 between INO-T and Datex-Ohmeda, namely using the Higenbottam Patents in connection with developing and marketing Datex-Ohmeda’s integrated Carestations and Delivery Modules for hospital or other associated points of care but specifically excluding any home-based use.

3

Higenbottam License means the license agreement dated January 10, 1996 between Dr. Timothy Higenbottam and Ohmeda Inc. as amended by the letter agreement from Ohmeda Inc. to Dr. Timothy Higenbottam dated July 24, 1996, and which was assigned by Datex-Ohmeda, Inc. to INO-T under an Assignment and Assumption Agreement made and effective on October 26, 2004 between INO-T and Datex-Ohmeda, Inc.

Higenbottam Patents means those of the patents licensed to INO-T under the Higenbottam License which are either European patents or patent applications or national patents or patent applications in the Linde Territories, whether or not granted or applied for at the date of the Higenbottam License, including those set out in Schedule 5.

INOmax Product means a finished drug product for inhalation which comprises NO diluted with nitrogen that is, at the date of Closing, distributed under the “INOmax” brand.

INOmax Therapy means the INOmax Product, INOcal Gas (cylinders of NO gas for use in calibration), INOmeter (a device that records the amount of time that a NO cylinder valve is in the open position), INOvent (an apparatus designed for administration of INOmax to patients) and INOvent accessory (any accessory, service and/or repair parts for INOvent).

INO-T Assigned Patents means those of the patents and patent applications assigned by AGA to INO-T under the Global IP Assignment which are either European patents or patent applications or national patents or patent applications in the Linde Territories as set out in Schedule 9, but for the avoidance of doubt excluding the Inventor Patents.

INO-T Co-Owned Patent Rights means the European patent application co-owned by INO-T and VenTek LLC, formerly known as ControLink LLC, pursuant to the VenTek Agreement, that is listed in Schedule 6, and any divisional applications and counterpart patents and applications filed in the Linde Territories.

INO-T Group means INO-T and/or all or any of its Affiliates, other than AGA and its Affiliates, from time to time (it being agreed that an Affiliate of AGA that is also an Affiliate of INO-T shall not be considered part of the INO-T Group hereunder if such Person is an Affiliate of INO-T solely as a result of (a) the ownership of equity securities, or having the right to nominate and elect members of the board of directors, of Ikaria Holdings, Inc.; (b) having rights under any Ancillary Agreement; or (c) any combination thereof).

INO-T Patent Rights means those European patents and patent applications and national patents and patent applications in the Linde Territories that relate to Covox or INOmax Therapy and that are owned by, or claim priority from applications owned by, INO-T at the date of this Agreement including those listed in Schedule 7 and the INO-T Assigned Patents, but excluding the Inventor Patents.

Inventor Agreements means the agreement between AGA and M.  Sc.  Josephine Hjoberg, Dr Marieann Hogman and Professor Goran Hedenstierna dated 3 November 1999, the agreement between AGA and Dr Luni Chen and Professor Goran Hedenstierna dated 17 November 2000 and the agreement between AGA and Dr Luni Chen, Jiping Da and Professor Goran Hedenstierna dated 28 March 2003 each of which were assigned by AGA to INO-T under the relevant AGA Contracts Assignment Agreements.

4

Inventor Patents means European and national patents and applications in the Linde Territories the rights to which are vested in INO-T pursuant to the Inventor Agreements including those set out in Schedule 8.

Joint Committee has the meaning set forth in the Commercial Agreement.

Know-how means all industrial and commercial information, knowledge, experience, formulae, data, drawings and designs (whether registered or not), specifications, manuals, test reports and procedures, research, report manuals, manufacturing and quality control processes (whether registered or not), pre-clinical and clinical trial data and data filed with any Regulatory Authority in any form whether stored electronically or otherwise.

License Agreements means, collectively, the Beth Israel License, the Brigham License, the Columbia License, the Datex-Ohmeda License, the Higenbottam License, the Inventor Agreements and the VenTek Agreement.

Licensed Know-how means Know-how owned or co-owned by INO-T, or a member of the INO-T Group, relating to INOmax Therapy or Covox or made available to INO-T under the License Agreements concerning the inventions the subject of the Licensed Patents.

Licensed Patents means collectively the Beth Israel Patents, the Brigham Patents, the Columbia Patents, the Datex-Ohmeda Patents, the Higenbottam Patents, the INO-T Co-Owned Patent Rights, the INO-T Patent Rights, and the Inventor Patents.

Linde Group means AGA and/or all or any of its Affiliates other than INO-T and its Affiliates, from time to time (it being agreed that an Affiliate of AGA that is also an Affiliate of INO-T shall not be considered part of the Linde Group hereunder if such Person is an Affiliate of INO-T solely as a result of (a) the ownership of equity securities, or having the right to nominate and elect members of the board of directors, of Ikaria Holdings, Inc.; (b) having rights under any Ancillary Agreement; or (c) any combination thereof).

Linde Territories means Albania, Andorra, Armenia, Austria, Azerbaijan, Azores, Belarus, Belgium, Bosnia-Herzegovina, Bulgaria, Canary Islands, Channel Islands, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Faeroe Islands, Finland, France, Georgia, Germany, Gibraltar, Greece, Greenland, Hungary, Iceland, Ireland, Isle of Man, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Macedonia, Madeira, Malta, Moldova, Monaco, Netherlands, Norway, Poland, Portugal, Republic of Montenegro, Romania, Russian Federation, Serbia, Slovak Republic, Slovenia, Spain, Sweden, Switzerland, Turkey, Ukraine and United Kingdom.

New Indication means any medical use of nitric oxide for inhalation other than that for which the INOmax Product is the subject of a Health Registration as at Closing.

New Know-how means Know-how owned by INO-T or a member of the INO-T Group concerning the New Indications.

New Linde Territories Patent has the meaning set forth in Section 9.1.

5

New Retained Territories Patent has the meaning set forth in Section 9.1.

Parties means INO-T and AGA, and Party means INO-T or AGA (as the case may be).

Person means any individual or any corporation, limited liability company, partnership, trust, association or other entity of any kind.

Regulatory Authority means the applicable Governmental Entity regulatory authority involved in granting Health Registrations.

Retained Territories means the world excluding the Linde Territories.

Royalty-Bearing Licenses means the Beth Israel License, the Brigham License, the Columbia License, and the Higenbottam License.

Royalty-Bearing Patents means the Beth Israel Patents, the Brigham Patents, the Columbia Patents, and the Higenbottam Patents.

SPA means the sale and purchase agreement dated as of February [•], 2007 by and among Linde Gas Inc, Linde AG, Ikaria Holdings, Inc., Ikaria Acquisition Inc. and Ikaria, Inc..

Term means the term of this Agreement as set out in Section 10.

VenTek Agreement means the Joint Development Agreement dated June 1, 2001 by and between INO-T and VenTek (formerly Controlink LLC) which has now expired, but some provisions of which survive expiration.

1.2                               In this Agreement:

(a)                                  the definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined;

(b)                                 any pronoun shall include the corresponding masculine, feminine and neuter forms;

(c)                                  the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(d)                                 any reference in this Agreement to any Person shall be construed to include such Person’s successors and permitted assigns;

(e)                                  all references in this Agreement to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement; and

(f)                                    the headings, captions and defined terms used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

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2.                                      LICENSE GRANT

2.1                               Subject to the terms and conditions set forth in this Agreement, INO-T hereby grants to AGA the following:

(a)                                  an exclusive, irrevocable, royalty-free license during the Term under the INO-T Patent Rights and the Inventor Patents to manufacture, have manufactured, import, stock, use (including for research and development purposes), sell or have sold or offer to sell, or otherwise deal in or exploit products thereunder in the Linde Territories;

(b)                                 a royalty-free license under the INO-T Co-owned Patent Rights during the Term to manufacture, import, stock, use (including for research and development purposes), sell or offer to sell, or otherwise deal in or exploit products thereunder in the Linde Territories, such license to be exclusive if VenTek LLC gives consent to an exclusive license;

(c)                                  a non-exclusive, royalty free sub-license under the Datex-Ohmeda Patents and pursuant to the terms of the Datex-Ohmeda License during the Term, to make, have made, use, sell, lease and import products thereunder in the Linde Territories and INO-T further undertakes that it will not grant any other sub-licenses under the Datex-Ohmeda License that concern the Linde Territories;

(d)                                 an exclusive, royalty bearing sub-license under the Higenbottam Patents and pursuant to the terms of the Higenbottam License during the Term, to manufacture and/or sell products thereunder in the Linde Territories;

(e)                                  an exclusive, royalty bearing sub-license under the Brigham Patents and pursuant to the terms of the Brigham License, with effect from the later of (i) the date of Closing; and (ii) the date on which INO-T becomes licensee under the Brigham License, to make, have made, use and sell or have sold the inventions covered by the Brigham Patents in the Linde Territories;

(f)                                    an exclusive, royalty bearing sub-license, under the Beth Israel Patents and pursuant to the terms of the Beth Israel License during the Term, to make, have made, use, have used, import, have imported, offer for sale, sell, and have sold products thereunder in the Linde Territories; and

(g)                                 an exclusive, royalty bearing sub-license, under the Columbia Patents and pursuant to the terms of the Columbia License during the Term, to discover, develop, manufacture, have made, use, sell, have sold, distribute, rent or lease products thereunder in the Linde Territories for all medical uses of carbon monoxide, including but not limited to therapeutic, diagnostic and preventative uses; and

(h)                                 a non-exclusive, royalty-free, irrevocable, non-transferable sub-license to make, have made, use, sell, lease and import products under the Datex-Ohmeda Trademarks in the Linde Territories, subject to the terms of the Datex-Ohmeda License.

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2.2                               The licenses and sub-licenses granted pursuant to Sections 2.1 and 2.3 shall include the right to grant sub-licenses and (to the extent permitted under the terms of the License Agreements) sub-sub-licenses to members of the Linde Group in the Linde Territories upon written notice to INO-T.

2.3                               Subject to the terms and conditions set forth in this Agreement, and to the extent permitted under the terms of the License Agreements, INO-T:

(a)                                  grants to AGA during the Term an exclusive, irrevocable license, or where applicable a sub-license, to use in the Linde Territories the Licensed Know-how, such license and sub-license to be royalty free except to the extent that such license or sub-license is royalty-bearing, in which case AGA shall be responsible for all royalties (but excluding milestone payments) resulting from its exploitation of such license or sub-license; and

(b)                                 agrees to provide to AGA, promptly upon request, copies of all Licensed Know-how.

2.4                               INO-T acknowledges and agrees that, to the extent permitted by the License Agreements, the licenses and sub-licenses granted to AGA under this Agreement affords AGA the right to grant third parties access to the technology pertaining to the Licensed Patents for purposes of research, development, manufacturing, marketing, sale or promotion of products in the Linde Territories by or on behalf of AGA and members of the Linde Group, and AGA’s grant of such access shall not be deemed a breach of the terms of this License Agreement, including, without limitation, the obligation to maintain the confidentiality of such information, as set forth in Section 8 below, provided that such third parties are made subject to written confidentiality obligations as required herein and under any relevant License Agreement.

2.5                               AGA acknowledges and agrees that, except to the extent of the licenses granted herein, this Agreement does not give AGA any right, title or interest in Licensed Patents or other patents owned or licensed to INO-T, nor any right to use Licensed Patents or other patents owned or licensed to INO-T, or any product produced pursuant thereto, outside of the Linde Territories, and that INO-T reserves all rights not explicitly granted to AGA under this Agreement.

2.6                               The sub-licenses granted pursuant to Section 2.1 are subject to all terms and conditions of the License Agreements insofar as they apply to sub-licenses, including the following qualifications:

(a)                                  the sub-license granted under the Higenbottam License shall exclude the Higenbottam Field of Use;

(b)                                 in relation to the Columbia License, the rights reserved by the trustees of Columbia University in the City of New York to use the Columbia Patents for non-commercial research purposes in the field of all medical uses of carbon monoxide, including but not limited to therapeutic, diagnostic and preventative uses, and in all other fields;

(c)                                  in relation to the Beth Israel License, the royalty free rights reserved by the Beth Israel Head Licensors for themselves and their Affiliates to use the Beth Israel Patents and make and use products thereunder for research, teaching or other academic purposes, and to engage in academic collaborations with other not-for-profit institutions; and

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(d)                                 in relation to the Columbia License and the Beth Israel License, any restrictions imposed by the terms of any government grant, government contract or government cooperative agreement applicable to the technology the subject of the Columbia License or the Beth Israel License and applicable requirements of 35 U.S.C. Sections 200 et seq, as amended, and implementing regulations and policies.

2.7                               INO-T agrees to treat the Licensed Know-how with at least the same standard of care that the Linde Group has applied to such Licensed Know-how to date.

3.                                      ROYALTIES

3.1                               AGA hereby acknowledges and agrees that, to the extent that AGA and members of the Linde Group manufacture, use or sell products covered by the Royalty-Bearing Patents existing in any country in the Linde Territories to which the Royalty-Bearing Patents extend, AGA shall fully comply with the obligation to pay royalties due, on account of AGA’s use of the Royalty Bearing Patents under the applicable Royalty-Bearing License, to INO-T pursuant to Section 3.3.

3.2                               AGA’s obligations pursuant to Section 3.1 shall exclude any minimum royalty payments and any milestone payments, which shall be the responsibility of INO-T.

3.3                               In the event that AGA utilizes the Royalty-Bearing Patents in a way that results in a royalty becoming due under the relevant Royalty-Bearing License, AGA shall pay such royalty to INO-T on a date not later than [**] business days before such royalty payment is due from INO-T to the licensor under the relevant Royalty-Bearing License and INO-T will then timely pay the royalty due to the licensor on AGA’s behalf.

4.                                      RECORDS AND AUDITS

AGA shall keep records of its sales of product and shall permit audits of such records, in accordance with the obligations of INO-T and its sub-licensees pursuant to the Royalty-Bearing Licenses.

5.                                      RECORDAL OF LICENSES

5.1                               AGA may, at its own cost, record the licenses and sub-licenses granted to it and the members of the Linde Group pursuant to Section 2.1 in the relevant registries in the Linde Territories.

5.2                               INO-T shall, at its own cost, provide reasonable assistance, including executing any short form agreements or acknowledgements, and obtaining necessary consents, to enable AGA and members of the Linde Group to comply with Section 5.1.

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6.             PATENT MAINTENANCE AND PROSECUTION

6.1          INO-T Patent Rights and Inventor Patents

(a)           INO-T shall have sole responsibility, solely at its expense, for the prosecution of any pending patent application and the maintenance of any granted patent included in the INO-T Patent Rights and the Inventor Patents.

(b)           INO-T may, in its sole discretion, choose to abandon any such pending application or granted patent or not to file in the Linde Territories counterparts of any US application presently pending or filed during the Term of this Agreement.  In the event INO-T chooses to abandon or not to file such patents in the Linde Territories, INO-T shall notify AGA of its intention in a timely manner and, upon AGA’s request:  (i) with respect to pending patent applications and patents, assign all rights in the relevant patent applications or patents to AGA or its nominee; and (ii) with respect to counterpart applications that INO-T intends not to file, authorize AGA to file such counterpart applications in its own name.  AGA shall bear all costs associated with such patent applications, patents, and counterparts.

(c)           Upon the request of INO-T, AGA shall provide to INO-T technical cooperation in the prosecution of any patent application originating within AGA or any member of the AGA Group that INO-T has responsibility for prosecuting before the patent office in any country.

6.2          Brigham Patents

INO-T shall have sole responsibility, solely at its expense, for the prosecution of any pending patent application and the maintenance of any granted patent included in the Brigham Patents in accordance with the Brigham License.  If INO-T intends to surrender, fail to renew or extend or abandon any of the patent applications or granted patents in the Brigham Patents, INO-T shall promptly inform AGA of this and, at AGA’s request, will continue prosecution or maintenance of the patent applications or patents at AGA’s expense.

6.3          Other Patents

(a)           The prosecution of any pending patent application and the maintenance of any granted patent included in:

(i)            the Datex-Ohmeda Patents shall be conducted in accordance with the Datex-Ohmeda License;

(ii)           the Higenbottam Patents shall be conducted in accordance with the Higenbottam License;

(iii)          the Columbia Patents shall be conducted in accordance with the Columbia License;

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(iv)          the Beth Israel Patents shall be conducted in accordance with Beth Israel License; and

(v)           the INO-T Co-Owned Patent Rights shall be conducted in accordance with the VenTek Agreement.

(b)           If, in accordance with Section 2.03 of the Datex-Ohmeda License, Datex-Ohmeda advises INO-T that Datex-Ohmeda intends to abandon any of the patent applications or granted patents in the Datex-Ohmeda Patents, INO-T shall promptly inform AGA of this and, at AGA’s request, will continue prosecution or maintenance of the patent applications or patents at AGA’s expense and in accordance with Section 2.03 of the Datex-Ohmeda License.  If AGA does not request prosecution of the patents to be continued, AGA shall pay no further prosecution and maintenance fees and shall have no rights under the patents.

(c)           If, in accordance with Section 12 of the Higenbottam License, Higenbottam advises INO-T that Higenbottam intends to surrender, fail to renew or extend or abandon any of the patent applications or granted patents in the Higenbottam Patents, INO-T shall promptly inform AGA of this and, at AGA’s request, will continue prosecution or maintenance of the patent applications or patents at AGA’s expense and in accordance with Section 12 of the Higenbottam License.  No further royalties shall be payable by AGA for any such patent thereafter maintained by INO-T.  If AGA does not request prosecution of the patents to be continued, AGA shall pay no further prosecution and maintenance fees and shall have no rights under the patents.

(c)           To the extent that INO-T is required to pay Field Expenses, as defined in Section 11(c) of the Columbia License, or prosecution costs, as set forth in Schedule 4.1 of the Beth Israel License, for filing, prosecuting or maintaining patents in the Linde Territories, AGA shall pay or reimburse INO-T such Field Expenses or prosecution costs within [**] days of receiving a copy of the relevant invoice.

(d)           INO-T shall not exercise its right pursuant to the Columbia License to notify The Trustees of Columbia University in the City of New York that it does not wish to have a patent application filed or a prosecution of a patent continued where such patent application or patent is in the Linde Territories without first giving AGA the option to elect to have the filing or prosecution continued at AGA’s cost.  INO-T shall notify AGA within [**] days of receiving any written communication from The Trustees of Columbia University in the City of New York concerning filing or prosecution of a Columbia Patent and, within a further [**] days, shall notify AGA if INO-T does not wish to have the patent application filed or prosecuted.  If AGA does not elect to have a patent application filed or a prosecution of a patent continued, AGA shall pay no further filing, prosecution and maintenance fees and shall have no rights under the patents.

(e)           INO-T shall not exercise its right pursuant to the Beth Israel License to notify the Beth Israel Head Licensors that it does not wish to have a patent application filed or a prosecution of a patent continued where such patent application or patent is in the Linde Territories without first giving AGA the option to elect to have the filing or prosecution

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continued at AGA’s cost.  If the Beth Israel Head Licensors notify INO-T that they have determined to abandon prosecution of or cease to maintain a Beth Israel Patent within the Linde Territories, INO-T shall promptly notify AGA and permit AGA to continue to prosecute or maintain the Licensed Patent in the Linde Territories at AGA’s cost should INO-T not wish to do so itself.  If AGA does not request prosecution of the patents to be continued, AGA shall pay no further prosecution and maintenance fees and shall have no rights under the patents.

(f)            INO-T shall not forfeit its rights to any patent or patent application in the Linde Territory in accordance with Section 6.03(e) of the VenTek Agreement without first giving AGA the option to elect to have the filing or prosecution or maintenance continued at AGA’s cost.  If AGA does not request prosecution of the patents to be continued, AGA shall pay no further prosecution and maintenance fees and shall have no rights under the patents.

7.             INFRINGEMENT AND ENFORCEMENT

7.1          Notice

Each Party shall promptly notify the other Party upon becoming aware of any substantial third party infringement of the Licensed Patents.

7.2          INO-T Patent Rights and Inventor Patents

(a)           INO-T shall have the right, but not the obligation, to take appropriate action to restrain any substantial third party infringement of the INO-T Patent Rights and the Inventor Patent Rights in the Linde Territory.  AGA shall assist INO-T as reasonably requested, at INO-T’s expense, in taking any such action against any such infringer.  INO-T agrees to inform AGA no less frequently than quarterly of the progress of such proceedings and to consult with, and answer reasonable specific inquiries from, AGA in regard thereto via the Joint Committee.  Any amount recovered as a result of any action taken by INO-T hereunder shall first be applied to reimburse out-of-pocket expenses incurred in connection therewith and thereafter be divided [**]% to INO-T and [**]% to AGA.

(b)           If, following notice from AGA, INO-T fails within [**] days to take any action against any infringer in the Linde Territories which AGA may reasonably deem necessary or desirable to prevent such infringement or violation, or to recover damages therefor, AGA, as exclusive licensee, may, but is not obliged to, initiate such action in its own name and solely at its own expense in the relevant Linde Territories if permitted by the laws and procedures of the relevant jurisdiction in the Linde Territories.  If AGA deems it appropriate to take any such action against any such infringer at AGA’s own expense, INO-T shall assist AGA, at AGA’s expense, as reasonably requested.  AGA acknowledges that it may be necessary to record this Agreement in one or more countries in order to take such action and agrees to do so at its own expense.  INO-T may be represented in such action by counsel of its choosing and at its own expense with the understanding that AGA shall have sole control of the conduct of such action.  AGA agrees to inform INO-T no less frequently than quarterly of the progress thereof and to consult with, and answer reasonable specific inquiries from, INO-T in regard thereto via

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the Joint Committee.  Any amount recovered as a result of any such action taken by AGA shall be applied to reimburse out-of-pocket expenses incurred in connection therewith and thereafter divided [**]% to INO-T and [**]% to AGA.

7.3          Beth Israel Patents, Columbia Patents, Higenbottam Patents and Brigham Patents

(a)           The right to initiate proceedings against infringement of any of the Licensed Patents pursuant to the Beth Israel License, the Columbia License, the Higenbottam License, and the Brigham License (together the Relevant License Agreements), shall be governed by the terms of the Relevant License Agreements.  As between INO-T and AGA, INO-T shall have the first right to initiate proceedings in the Linde Territories against infringement of any of the Licensed Patents, unless INO-T has declined to do so.  INO-T agrees to inform AGA no less frequently than quarterly of the progress of proceedings brought by INO-T or the head licensor in the Linde Territory under the relevant License Agreements and to consult with, and answer reasonable specific inquiries from, AGA in regard thereto via the Joint Committee.

(b)           To the extent that INO-T has the right to initiate proceedings in the Linde Territories pursuant to the Relevant License Agreements, INO-T shall not decline to do so without notifying AGA and offering that AGA may, at its own expense, initiate such proceedings in relation to those Licensed Patents, if entitled to do so by law.

(c)           If INO-T initiates proceedings in the Linde Territories in relation to Licensed Patents pursuant to one of the Relevant License Agreements any damages or other moneys recovered in the proceedings shall be first used to reimburse INO-T’s costs in conducting the proceeding and any additional moneys shall be applied as follows:

(i)            paid first to the head licensor to the extent required under, and in accordance with, the applicable Relevant License Agreement; and

(ii)           the remainder divided [**]% to INO-T and [**]% to AGA.

(d)           If AGA initiates proceedings in the Linde Territories in relation to Licensed Patents pursuant to one of the Relevant License Agreements, AGA agrees to inform INO-T no less frequently than quarterly of the progress thereof and to consult with, and answer reasonable specific inquiries from, INO-T in regard thereto, via the Joint Committee, and any damages or other moneys recovered in the proceedings shall be first used to reimburse AGA’s costs in conducting the proceeding and any additional moneys shall be applied as follows:

(i)            paid first to the head licensor to the extent required under, and in accordance with, the applicable Relevant License Agreement; and

(ii)           the remainder divided [**]% to INO-T and [**]% to AGA..

(e)           If the head licensor initiates proceedings in the Linde Territories in relation to Licensed Patents pursuant to one of the Relevant License Agreements and INO-T is entitled to any of the

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damages or other moneys recovered, INO-T shall share those moneys with AGA as follows: [**]% INO-T and [**]% AGA.

(f)            If AGA initiates proceedings in the Linde Territories in relation to Licensed Patents pursuant to the Higenbottam License or the Brigham License, AGA shall have the same right to withhold royalties otherwise payable to cover the costs of bringing the proceeding, to the same extent that INO-T has such rights pursuant to the Higenbottam License or the Brigham License as applicable.

7.4          Datex-Ohmeda Patents

The right to institute proceedings in the Linde Territories against infringement of the Datex-Ohmeda Patents pursuant to the Datex-Ohmeda License shall be governed by the terms of the Datex-Ohmeda License.  If Datex-Ohmeda initiates proceedings in relation to the Datex-Ohmeda Patents and INO-T is entitled to some of the damages or other moneys recovered by Datex-Ohmeda pursuant to the proceedings, INO-T shall share such moneys with AGA as follows:  [**]% INO-T and [**]% AGA.  INO-T agrees to inform AGA no less frequently than quarterly of the progress of any such proceedings instituted in the Linde Territories and to answer reasonable specific inquiries from AGA in regard thereto via the Joint Committee.

7.5          INO-T Co-owned Patent Rights

The right to initiate proceedings in the Linde Territories against infringement of any of the INO-T Co-Owned Patent Rights shall be governed by the terms of the VenTek Agreement and any further agreement between VenTek and INO-T.  To the extent that INO-T has the right to initiate such proceedings in the Linde Territories, INO-T shall not decline to do so without notifying AGA and offering that AGA may, at its own expense, initiate such proceedings, if agreed by VenTek and if entitled to do so by law.  INO-T agrees to inform AGA no less frequently than quarterly of the progress of any proceedings instituted by INO-T or VenTek in the Linde Territories relating to the INO-T Co-Owned Patent Rights and to answer reasonable specific inquiries from AGA in regard thereto via the Joint Committee.  AGA agrees to inform INO-T no less frequently than quarterly of the progress of any proceedings instituted by AGA in the Linde Territories relating to the INO-T Co-Owned Patent Rights and to answer reasonable specific inquiries from, INO-T in regard thereto via the Joint Committee.  Any moneys recovered from proceedings concerning the INO-T Co-owned Patent Rights shall be divided as agreed between VenTek and INO-T, with INO-T’s share to be further divided as follows, after reimbursing INO-T’s costs in conducting the proceeding if INO-T initiated such proceeding, or AGA’s costs in conducting the proceeding if AGA initiated such proceeding:  [**]% INO-T and [**]% AGA.

7.6          Third party claims of infringement

In the event AGA becomes aware of a claim by a third party that a product marketed under the Licensed Patents infringes patent rights of the third party, AGA shall promptly notify INO-T.  INO-T shall not be obligated to make or recommend any change in the product that, in its opinion, might render it non-infringing, or to participate in any action brought in courts in the Linde Territories or the European Patent Office to invalidate any patent asserted against such product by a third party.  In the event such an action is initiated against AGA, AGA agrees to

14

inform INO-T no less frequently than quarterly of the progress thereof and to consult with, and answer reasonable specific inquiries from, INO-T in regard thereto via the Joint Committee.  At its sole discretion, INO-T may be represented in such action with counsel of its choosing and at its own expense, with the understanding that AGA shall have sole control of the conduct of such action.  In the event INO-T becomes aware of a claim by a third party that a product marketed by INO-T under foreign counterpart patents to the Licensed Patents infringes patent rights of the third party, INO-T shall promptly notify AGA and agrees to inform AGA no less frequently than quarterly of the progress of any proceedings relating to such claim and to answer reasonable specific inquiries from AGA in regard thereto, via the Joint Committee.

8.             CONFIDENTIALITY

8.1          Confidentiality obligations under License Agreements

AGA acknowledges and agrees that the License Agreements may contain confidentiality obligations in respect of technology concerning the Licensed Patents.  AGA agrees that it will assume all such obligations concerning any technology received from INO-T under this Agreement and that, if requested by INO-T, will execute confidentiality agreements having obligations equivalent to those in the original respective License Agreements.

8.2          Confidentiality

(a)           During the term of this Agreement and for the longer of:

(i)            [**] years thereafter; and

(ii)           for so long as any information in question shall have value as a trade secret,

neither Party shall, without the specific written consent of the other Party, disclose to any third party or use for its own purposes or for the benefit of any third party (except as contemplated in this Agreement and then with disclosure only on a need to know basis) any of the Confidential Information disclosed by the other Party.

(b)           The term Confidential Information shall mean technical and business information, whether written, oral or in any other form, that one Party shall provide to the other Party pursuant to this Agreement, with the exception only of the following:

(i)            information which was known to or in the possession of the receiving Party prior to the time of receipt from the disclosing Party, except for information that was shared by a Party with a member of the Group of the other Party prior to Closing where such information is of a type that a reasonable Person would deem to be confidential or the circumstances or nature of the information should reasonably put the other Party on notice that such information should be treated as confidential or proprietary, provided that nothing in this Agreement shall restrict or prevent the use by the Linde Group in relation to goods and services other than those concerning NO and carbon monoxide of information disclosed by INO-T to the Linde Group prior to the Effective Date and the Linde Group continues to

15

handle such information with at least the same standard of care as it has applied to such information in those circumstances prior to the date of Closing;

(ii)           information which as of the time of receipt is generally available to the public or subsequently becomes generally available to the public through no breach of this Agreement by the receiving Party;

(iii)          information which at any time is provided to the receiving Party by a third party that was lawfully in possession of the same and had the lawful right to disclose the same;

(iv)          information which at any time corresponds to information independently developed by the receiving Party without the aid, use or application of any information which constitutes Confidential Information;

(v)           information which is necessary or advisable to be disclosed by the receiving Party to comply with Applicable Law, applicable rules or regulations of any securities exchange, or the request of any Governmental Entity, provided that the receiving Party gives the disclosing Party reasonable prior written notice to permit it to seek a protective order or other remedy to prevent or limit such disclosure, and thereafter discloses only the minimum information required to be disclosed in order to comply;

(vi)          information which is necessary or advisable to be disclosed by the receiving Participant in connection with any suit, claim, investigation, arbitration, action or proceeding, provided that the receiving Participant gives the disclosing Participant reasonable prior written notice to permit it to seek a protective order or other remedy to prevent or limit such disclosure; and

(vii)         information which is specifically permitted to be disclosed pursuant to the terms of this Agreement and/or any other Contract by and between the Parties.

8.3          Announcements

Neither Party shall disclose to any third party, or originate any publicity, news release or public announcement, written or oral, whether to the public or the press or otherwise, referring to the terms of this Agreement except where mutually agreed upon in writing.

9.             NEW INDICATIONS AND COVOX

9.1          If, during the Term, INO-T or a member of the INO-T Group files an application for a patent in the Retained Territories relating to a New Indication or relating to Covox (a New Retained Territories Patent), INO-T shall (unless AGA agrees otherwise) promptly file a counterpart application, or within [**] months file an application claiming priority from the New Retained Territories Patent, in the European Patent Office and shall promptly file a counterpart application, or within [**] months file an application claiming priority from the New Retained Territories Patent in such other countries of the Linde Territories as requested by AGA (the New Linde Territories Patents).

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9.2          INO-T shall give prior notice to AGA of any plans to apply for a New Retained Territories Patent, so as to allow AGA sufficient time (and in any event not less than [**]) to instruct INO-T as to which New Linde Territories Patents should also be filed by INO-T (in addition to a European Patent Application), before any claims to priority or priority dates for the New Linde Territories Patents are lost.

9.3          INO-T shall grant to AGA:

(a)           an exclusive, irrevocable, royalty free license to use the New Linde Territories Patents to manufacture, have manufactured, import, stock, use (including for research and development purposes), sell or have sold or offer to sell, or otherwise deal in or exploit products thereunder in the Linde Territories; and

(b)           an exclusive, irrevocable, royalty free license to use the New Know-how in the Linde Territories.

9.4          The cost of filing and prosecuting and maintaining the New Linde Territories Patents shall be borne by AGA.  AGA shall reimburse INO-T for such costs within [**] of receipt of an invoice in respect thereof.

9.5          In filing, prosecuting and maintaining the New Linde Territories Patents, INO-T shall follow all reasonable instructions received from AGA.  If requested by AGA, INO-T shall permit AGA to assume responsibility for the filing and prosecution and maintenance of the New Linde Territories Patents and, in such case, AGA shall notify INO-T of the progress thereof and take due account of all reasonable instructions received from INO-T and shall take no action that could prejudice the validity of the New Retained Territories Patents.

9.6          INO-T agrees to handle, and to procure that members of the INO-T Group will handle, the New Know-how with the same standard of care as it treats similar information.

10.          TERM AND TERMINATION

10.1        Subject to Section 10.6, this Agreement shall commence on Closing and shall terminate on the last to expire of the Licensed Patents.

10.2        If either Party (the Defaulting Party) is in material breach of this Agreement and fails to remedy the breach within thirty (30) days of written notice from the other Party (the Non-Defaulting Party), the Non-Defaulting Party may, in addition to any other rights or remedies available at law or in equity, immediately terminate the relevant license or sub-license granted under this agreement to which the material breach relates by giving written notice to the Defaulting Party.

10.3        AGA may at any time, upon giving three (3) months written notice to INO-T, terminate any of the licenses or sub-licenses granted pursuant to this Agreement.

10.4        Any license or sub-license granted by AGA to a member of the Linde Group will terminate upon termination of this Agreement and upon termination of the relevant license or sub-license between INO-T and AGA to which it relates.

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10.5        Termination of this Agreement or of a license or sub-license granted pursuant to this Agreement, for whatever reason and under any provision, shall not affect any rights of either Party that have accrued prior to the termination.  Any provision of this Agreement shall survive the termination thereof as necessary for the proper interpretation of this Agreement so as to give the greatest effect to preserving the validity of the Licensed Patents and INO-T’s rights in and to the same.

10.6        The provisions of Section 2.1 (h) shall survive the expiration or termination of this Agreement.

11.          MISCELLANEOUS

11.1        Notice: All notices, consents, waivers, and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand to the Party to be notified, (b) when sent by facsimile if sent during the normal business hours of the Party to be notified, if not, then on the next business day or (c) when received by the Party to be notified, if sent by an internationally recognized overnight delivery service, specifying the soonest possible time and date of delivery, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a Party may designate by notice to the other Parties from time to time).  All such notices and other communications shall be sent:

(i)            if to INO-T, to:

INO Therapeutics, LLC

6 Route 173

Clinton, New Jersey  08809

Attention:  Dennis Smith, President and Chief Executive Officer

Facsimile:  (908) 238-6699

INO Therapeutics, LLC

6 Route 173

Clinton, New Jersey  08809

Attention:  Elizabeth Holmberg Larkin, Vice President, Global Finance

Facsimile:  (908) 238-6699

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson

One New York Plaza

New York, New York 10004

Attention:  Aviva Diamant, Esq.

Henry Lebowitz, Esq.

Facsimile:  +1 212 859 4000;

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and

(ii)           if to AGA to:

AGA AB

SE-181 81 Lidingö

Sweden

Attention:  Lars Källsäter, Head of Linde Gas Therapeutics

Facsimile:  +46-8-731-91-55

with a copy (which shall not constitute notice) to each of:

Freshfields Bruckhaus Deringer, LLP
520 Madison Avenue, 34th Floor
New York, NY  10022
United States of America
Attention:  Matthew F. Herman, Esq.
Facsimile:  +1 212-277-4001

Freshfields Bruckhaus Deringer
65 Fleet Street
London EC4Y 1HS
United Kingdom
Attention:  Richard G.R. Lister, Esq.
Facsimile:  +44 207 832 7001

11.2        Export Laws:  This Agreement is made subject to any restrictions concerning the export or re-export of products, technical information or technical assistance imposed at any time by the Parties’ respective countries.

11.3        Assignment:  This Agreement and the rights and licenses herein granted shall be binding upon and shall inure to the benefit of successors of the Parties hereto.  This Agreement shall be assignable by either Party to their Affiliates but shall otherwise not be assignable by either Party without the prior written consent of the other Party.  Any attempted assignment in violation of this Section 10.3 shall be null and void and of no effect.

11.4        Failure to Notify:  Failure by either Party to notify the other Party of any default as provided in this Agreement or to terminate this Agreement pursuant to any provisions herein contained shall not constitute a waiver of any such default, or constitute a consent or acquiescence to or waiver of, any other or future defaults, whether of the same or a different character.  Failure of either Party at any time to require performance of any provision shall not affect the right to require full performance thereof any time thereafter, and the waiver by either Party of a breach of any such provision shall not constitute a waiver of any subsequent breach or nullify any such provision.

11.5        Independent Status of the Parties:  The Parties understand and agree that each is an independent contractor, that neither Party shall be considered to be the agent, master or servant of the other Party for any purpose whatsoever and that neither Party has any authority to enter

19

into any contract, assume any obligations or to make any warranties or representations on behalf of the other.  Nothing in this Agreement shall be construed to create a relationship of partners or joint venturers between the Parties.

11.6                        Entire Agreement:  This Agreement constitutes the entire agreement between the Parties with respect to AGA’s license to Licensed Patents and can only be modified in writing, signed by all the parties; and this Agreement supersedes all prior agreements, if any, between the Parties concerning AGA’s license to the Licensed Patents, all of which are hereby cancelled.

11.7                        Specific Performance:  The Parties acknowledge and agree that, in addition to any other remedies that may be available to them, each Party shall be entitled to seek to enforce the terms of this Agreement by a decree of specific performance, and each Party hereby waives, and agrees that it will not raise, any defense to such an action for specific performance of the terms of this Agreement based on any obligation of the other Party to mitigate damages or based upon the other Party having an adequate remedy at law or a breach of this Agreement not giving rise to irreparable harm.

11.8                        Consent to Jurisdiction:  Each Party irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each Party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County.  Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 10.1 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 10.8.  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

11.9                        Governing Law:  This Agreement shall be construed in accordance with, and this Agreement and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this Agreement shall be governed by, the law of the State of New York.

11.10                 Captions:  All captions herein are for convenience only, and shall not be interpreted as having any substantive effect.

11.11                 Counterparts:  This Agreement may be executed in any number of counterparts, each of which once so executed and delivered shall be deemed an original, but all of which shall constitute one and the same Agreement

[This Space Intentionally Left Blank - Signature Page to Follow]

20

IN WITNESS WHEREOF, AGA and INO-T have executed this Agreement by a duly authorized Officer.

AGA AB

By:
Name:
Title:

INO THERAPEUTICS LLC

By:
Name:
Title:

21

SCHEDULE 1

BETH ISRAEL PATENTS

Family	Country	Serial No.	Filing Date	Patent or Pub. No.	Issue/Pub Date

[**]

A total of three pages have been omitted and filed separately with the Securities and Exchange Commission.

22

SCHEDULE 2

BRIGHAM PATENTS

Family	Country	Serial No.	Filing Date	Patent or Pub. No.	Issue/Pub Date

[**]

23

SCHEDULE 3

COLUMBIA PATENTS

Family	Country	Serial No.	Filing Date	Patent or Pub. No.	Issue/Pub Date

[**]

24

SCHEDULE 4

DATEX-OHMEDA PATENTS

Family	Country	Serial No.	Filing Date	Patent or Pub. No.	Issue/ Pub Date

[**]

25

SCHEDULE 5

HIGENBOTTAM PATENTS

Family	Country	Serial No.	Filing Date	Patent or Pub. No.	Issue/Pub Date

[**]

26

SCHEDULE 6

INO-T CO-OWNED PATENT RIGHTS

Family	Country	Serial No.	Filing Date	Patent or Pub. No.	Issue/Pub Date

[**]

27

SCHEDULE 7

INO-T PATENT RIGHTS

Family	Country	Serial No.	Filing Date	Patent or Pub. No.	Issue/Pub Date

[**]

28

SCHEDULE 8

INVENTOR PATENTS

Family	Country	Filing date	Application Number	Patent Number	Status	Grant Date

[**]

29

SCHEDULE 9

INO-T ASSIGNED PATENT RIGHTS

Family	Country	Serial No.	Filing Date	Patent or Pub. No.	Issue/Pub Date

[**]

30

2007

INO THERAPEUTICS LLC

AGAAB

COEXISTENCE AGREEMENT

APPLICATIONS	17

PART B AGA’S TRADEMARKS	18

REGISTRATIONS	18

APPLICATIONS	20

Exhibit 1.1(i)

COEXISTENCE AGREEMENT

This COEXISTENCE AGREEMENT (this Agreement), dated                     , 2007, by and among INO THERAPEUTICS LLC, a Delaware limited liability company, having its principal place of business at 6 Route 173, Clinton, New Jersey, 08809, U.S.A. (INO-T), and AGA AB, a Swedish aktiebloag, having its principal place of business at 181 81 Lidingo, Sweden (AGA, and together with INO-T, the Parties).

W I T N E S S E T H

WHEREAS AGA owns various trademarks for the Brand in the Linde Territories and INO-T owns various trademarks for the Brand in other parts of the world.

WHEREAS the Parties wish to agree terms to govern their respective use of the Brand in their respective territories.

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth in this Agreement, the Parties hereby agree as follows:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               Definitions

(a)                                  As used in this Agreement, the following terms have the following meanings:

Affiliate means, with respect to any Person, any other Person that controls, is controlled by or is under common control with such first Person (and for this purpose, the term control means the power to direct the management and policies of such Person (directly or indirectly), whether through ownership of voting securities, by contract or otherwise (and the terms controlling and controlled have meanings correlative to the foregoing)).

Ancillary Agreements is as defined in the SPA.

Applicable Law is as defined in the SPA.

Brand means the “INO” brand and other brands beginning with or incorporating the letters “INO” or other confusingly similar expressions and includes the trademark applications and registrations set out in Schedule 2.

Closing is as defined in the SPA.

Contract is as defined in the SPA.

Group means , in relation to INO-T, the INO-T Group and, in relation to AGA, the Linde Group.

INO-T Group means INO-T and/or all or any of its Affiliates, other than AGA and its Affiliates, from time to time (it being agreed that an Affiliate of AGA that is also an Affiliate of INO-T shall not be considered part of the INO-T Group hereunder if such Person is an Affiliate of INO-T solely as a result of (a) the ownership of equity securities, or having the right to nominate and

1

elect members of the board of directors, of Ikaria Holdings, Inc.; (b) having rights under any Ancillary Agreement; or (c) any combination thereof).

INO-T Territories means anywhere in the world outside the Linde Territories.

Linde Group means AGA and/or all or any of its Affiliates, other than INO-T and its Affiliates (it being agreed that an Affiliate of AGA that is also an Affiliate of INO-T shall be considered part of the Linde Group hereunder if such Person is an Affiliate of INO-T solely as a result of (a) the ownership of equity securities, or having the right to nominate and elect members of the board of directors, of Ikaria Holdings, Inc.; (b) having rights under any Ancillary Agreement; or (c) any combination thereof).

Linde Territories means Albania, Andorra, Armenia, Austria, Azerbaijan, Azores, Belarus, Belgium, Bosnia-Herzegovina, Bulgaria, Canary Islands, Channel Islands, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Faeroe Islands, Finland, France, Georgia, Germany, Gibraltar, Greece, Greenland, Hungary, Iceland, Ireland, Isle of Man, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Macedonia, Madeira, Malta, Moldova, Monaco, Netherlands, Norway, Poland, Portugal, Republic of Montenegro, Romania, Russian Federation, Serbia, Slovak Republic, Slovenia, Spain, Sweden, Switzerland, Turkey, Ukraine, United Kingdom.

Parties has the meaning set forth in the preamble to this Agreement.

Person means any individual or any corporation, limited liability company, partnership, trust, association or other entity of any kind.

Products means:

(b)                                 the products specified in Schedule 1;

(c)                                  any INO products similar to the products specified in Schedule 1; and

(d)                                 any other products as agreed by the Parties from time to time.

SPA means the sale and purchase agreement, dated as of February [  ] 2007 by and among Linde Gas Inc, Linde AG, Ikaria Holdings, Inc., Ikaria Acquisitions Inc. and Ikaria, Inc.

1.2                               In this Agreement:

(a)                                  the definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined;

(b)                                 any pronoun shall include the corresponding masculine, feminine and neuter forms;

(c)                                  the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

2

(d)                                 any reference in this Agreement to any Person shall be construed to include such Person’s successors and permitted assigns;

(e)                                  all references in this Agreement to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement; and

(f)                                    the headings, captions and defined terms used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

2.                                      TERM

This Agreement shall continue in force until it is terminated by the mutual agreement of the Parties.

3.                                      FIELD OF USE AND TERRITORIAL RESTRICTIONS

(a)                                  AGA may use the Brand only in respect of Products.

(b)                                 INO-T shall not use the Brand in the Linde Territories without obtaining the prior written consent of AGA (which consent may be withheld at AGA’s discretion).

(c)                                  AGA shall not use the Brand in the INO-T Territories without obtaining the prior written consent of INO-T (which consent may be withheld at INO-T’s discretion).

4.                                      CONDITIONS OF USE

4.1                               Quality Assurance

The Parties shall ensure that Products offered under the Brand:

(a)                                  are subject to appropriate quality control procedures and are not of significantly lower quality than those supplied at the date of this Agreement;

(b)                                 comply at all times with all Applicable Laws; and

(c)                                  are supported by effective customer services.

4.2                               Value and reputation

The Parties shall use all commercially reasonable efforts to seek to maintain and enhance the value and reputation of the Brand in their respective territories.

5.                                      TRADEMARK APPLICATIONS AND REGISTRATIONS

(a)                                  AGA shall not:

(i)                                     make any trademark applications for the Brand in the INO-T Territories;

3

(ii)                                  oppose any trademark applications for the Brand made by INO-T in the INO-T Territories; or

(iii)                               apply to revoke or invalidate any registrations for the Brand held by INO-T in the INO-T Territories.

(b)                                 INO-T shall not:

(i)                                     make any trademark applications for the Brand in the Linde Territories;

(ii)                                  oppose any applications for the Brand made by AGA in the Linde Territories; or

(iii)                               apply to revoke or invalidate any registrations for the Brand held by AGA in the Linde Territories.

6.                                      DOMAIN NAMES

6.1                               Registration of domain names

(a)                                  INO-T may register domain names consisting of the Brand or variations of the Brand followed by .com, ..biz, .info, .net, .org or any of the top level domains for any country forming part of the INO-T Territories.

(b)                                 AGA may register domain names consisting of the Brand or variations of the Brand followed by .eu or any of the top level domains for any country forming part of the Linde Territories.

(c)                                  The Parties shall discuss in good faith which of them shall be entitled to register any other domain names that relate to the Brand.

6.2                               Hyperlinks

Each Party shall ensure that the websites maintained by them at the domains listed in Section 6.1 incorporate a reasonable number of hyperlinks to the websites maintained by the other party at the domains listed in Section 6.1.

7.                                      THIRD PARTY INFRINGEMENT

Each Party shall inform the other of any reasonably suspected third party infringements of their trademarks for the Brand, shall discuss with the other the appropriate course of action to be taken, and shall keep the other party updated, from time to time, on the progress of any ongoing litigation.  Each Party shall have absolute discretion to decide what action, if any, to take against a third party that is infringing its trademarks for the Brand.

4

8.                                      ASSIGNMENT OF TRADEMARKS AND THIS AGREEMENT

(a)                                  Each Party may only assign its trademarks for the Brand to a third party, if this Agreement is also assigned to that third party in accordance with Section 8(b).

(b)                                 This Agreement and the rights and obligations hereunder shall not be assignable or transferable by either Party without the prior written consent of the other Party hereto except that either Party may assign this Agreement and the rights and obligations hereunder, to a member of the Party’s Group or an acquirer of substantially all of the assets of such Party.  Any attempted assignment in violation of this Section 8(b) shall be null and void and of no effect.

9.                                      CONFIDENTIALITY

(a)                                  During the term of this Agreement and for the longer of:

(i)                                     [**] years thereafter; and

(ii)                                  for so long as any information in question shall have value as a trade secret,

neither Party shall, without the specific written consent of the other Party, disclose to any third party or use for its own purposes or for the benefit of any third party (except as contemplated in this Agreement and then with disclosure only on a need to know basis) any of the Confidential Information disclosed by the other Party.

(b)                                 The term Confidential Information shall mean technical and business information, whether written, oral or in any other form, that one Party shall provide to the other Party pursuant to this Agreement, with the exception only of the following:

(i)                                     information which was known to or in the possession of the receiving Party prior to the time of receipt from the disclosing Party, except for information that was shared by a Party with a member of the Group of the other Party prior to Closing where such information is of a type that a reasonable person would deem to be confidential or proprietary, or the circumstances or nature of the information should reasonably put the other Party on notice that such information should be treated as confidential or proprietary, provided that nothing in this Agreement shall restrict or prevent the use by the Linde Group in relation to goods and services other than those concerning nitric oxide and carbon monoxide of information disclosed by INO-T to the Linde Group prior to Closing and the Linde Group continues to handle such information in those circumstances with at least the same standard of care as it has applied to such information in those circumstances prior to Closing;

5

(ii)                                  information which as of the time of receipt is generally available to the public or subsequently becomes generally available to the public through no breach of this Agreement by the receiving Party;

(iii)                               information which at any time is provided to the receiving Party by a third party that was lawfully in possession of the same and had the lawful right to disclose the same;

(iv)                              information which at any time corresponds to information independently developed by the receiving Party without the aid, use or application of any information which constitutes Confidential Information;

(v)                                 information which is necessary or advisable to be disclosed by the receiving Party to comply with Applicable Law, applicable rules or regulations of any securities exchange, or the request of any Government Entity, provided that the receiving Party gives the disclosing Party reasonable prior written notice to permit it to seek a protective order or other remedy to prevent or limit such disclosure, and thereafter discloses only the minimum information required to be disclosed in order to comply;

(vi)                              information which is necessary or advisable to be disclosed by the receiving Party in connection with any suit, claim, investigation, arbitration, action or proceeding, provided that the receiving Party gives the disclosing Party reasonable prior written notice to permit it to seek a protective order or other remedy to prevent or limit such disclosure; and

(vii)                           information which is specifically permitted to be disclosed pursuant to the terms of this Agreement and/or any other Contract by and between the Parties.

(c)                                  Neither Party shall disclose to any third party, or originate any publicity, news release or public announcement, written or oral, whether to the public or the press or otherwise, referring to the terms of this Agreement except where mutually agreed upon in writing.

10.                               TERMINATION

No Release of Obligations

Any expiration or termination of this Agreement shall not release the Parties from liabilities or obligations accrued as of the date thereof.

6

11.                               MISCELLANEOUS

11.1                        Affiliates and Licensees

Each of the Parties shall cause the members of their respective Groups and their respective licensees to comply with the terms of this Agreement as if each such Group member and licensee was a Party hereto.

11.2                        Independent Relationship

Nothing in this Agreement shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party.  Neither Party shall have any power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

11.3                        Amendments and Waivers

This Agreement may not be amended or modified except by an instrument in writing signed on behalf of INO-T and AGA.  By an instrument in writing, DNTO-T or AGA may waive compliance by the other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform.

11.4                        Third-Party Beneficiaries

This Agreement is for the sole and exclusive benefit of the Parties and their successors and permitted assigns, and nothing in this Agreement expressed or implied shall give, or be construed to give, to any Person, other than the Parties and such successors and permitted assigns, any legal or equitable right, remedies or claims under or with respect to this Agreement or any provisions hereof.

11.5                        Counterpart Execution and Facsimile Delivery

This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.  Any such counterpart may be delivered by a Party by facsimile or e-mail, and any party who signs this Agreement and transmits such signature to the other party by facsimile or e-mail shall be deemed to have duly executed this Agreement.

11.6                        Severability

If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.  The Parties hereto shall

7

meet and mutually agree to amend this Agreement to incorporate new terms which shall, to the greatest extent possible, restore the intent of the Parties in drafting this Agreement.

11.7                        Consent to Jurisdiction

Each Party irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each Party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County.  Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective registered address shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 11.7.  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

11.8                        Governing Law

This Agreement shall be construed in accordance with, and this Agreement and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this Agreement shall be governed by, the law of the State of New York.

11.9                        Waiver of Jury Trial

Each Party hereby waives, to the fullest extent permitted by applicable laws, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement and any transaction contemplated hereby.  Each Party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.9.

[SIGNATURE PAGE FOLLOWS]

8

IN WITNESS WHEREOF, each of the Parties has duly executed this Agreement as of the date first written above.

AGA AB

By:
Name:
Title:

INO THERAPEUTICS LLC

By:
Name:
Title:

9

SCHEDULE 1 — PRODUCTS

Bulk NO Gas

INOcal Gas

INOmax

INOmeter

INOpulse

INOvent

INOvent Accessory

10

SCHEDULE 2

TRADEMARKS

Part A INO-T trademarks

REGISTRATIONS

Owner	Territory	Mark	Registration Number	Date of Registration
INO-T	Argentina	I-N-O	1632662	15.05.1997
INO-T	Argentina	INOCAL	1647527	16.10.1997
INO-T	Argentina	INOFLO	2052090	07.11.2005
INO-T	Argentina	INOMAX	1802805	22.08.2000
INO-T	Argentina	INOREG	1811960	05 12.2000
INO-T	Argentina	INOREG	1811959	05.12 2000
INO-T	Argentina	INOTHERAPY	1808889	31 10.2000
INO-T	Argentina	INOTHERAPY	1808890	31.10.2000
INO-T	Argentina	INOTHERAPY	1810044	09.11.2000
INO-T	Argentina	INOTHERAPY	1810045	09.11.2000
INO-T	Australia	I-N-O	649377	09.07.1996
INO-T	Australia	INOCAL	710276	13.06.1997
INO-T	Australia	INOMAX	788810	22.03.1999
INO-T	Australia	INOREG	796440	04 06.1999
INO-T	Australia	INOTHERAPY	796442	04.06 1999
INO-T	Australia	INOMAX	893015	04.04.2006
INO-T	Australia	INOblender	892785	04.04.2006
INO-T	Boliva	I-N-O	68808-C	11.11.1998
INO-T	Boliva	INOCAL	66748-C	07.08.1998
INO-T	Bolivia	INOMAX	105147	29.08.2006
INO-T	Boliva	INOREG	79019	06.06.2000
INO-T	Boliva	INOREG	79020	06.06.2000
INO-T	Boliva	INOTHERAPY	80414	01.08.2000
INO-T	Boliva	INOTHERAPY	80368	01.08.2000
INO-T	Boliva	INOTHERAPY	79013	06.06.2000
INO-T	Boliva	INOTHERAPY	79014	06.06.2000
INO-T	Boliva	INOTHERAPY	79015	06.06.2000
INO-T	Boliva	INOTHERAPY	79016	06.06.2000
INO-T	Boliva	INOTHERAPY	79017	06.06.2000
INO-T	Boliva	INOTHERAPY	79018	06.06.2000
INO-T	Boliva	INOMAX	105897	09.10.2006
INO-T	Boliva	INOblender	106623	27.11.2006
INO-T	Brazil	I-N-O	818924136	23.06.1998
INO-T	Brazil	INOCAL	819273074	23.02.1999
INO-T	Brazil	INOREG	821729268	11.03.2003

11

INO-T	Brazil	INOREG	821729267	11.03.2003
INO-T	Brazil	INOTHERAPY	821729187	11.03.2003
INO-T	Brazil	INOTHERAPY	200034340	11.03.2003
INO-T	Brazil	INOTHERAPY	821729195	11.03.2003
INO-T	Brazil	INOTHERAPY	827129209	11.03.2003
INO-T	Brazil	INOTHERAPY	821729217	11.03.2003
INO-T	Brazil	INOTHERAPY	821729225	11.03.2003
INO-T	Brazil	INOTHERAPY	821729233	11.03.2003
INO-T	Brazil	INOTHERAPY	821729241	11.03.2003
INO-T	Canada	I-N-O	576774	03.03.2003
INO-T	Canada	INOCAL	576744	28.02.2003
INO-T	Canada	INOFLO	562856	30.05.2002
INO-T	Canada	INOMAX	621362	01.10.2004
INO-T	Canada	INOTHERAPY	TMA643009	27.06.2005
INO-T	Chile	INOCAL	571580	11.07.2000
INO-T	Chile	INOMAX	598407	27.06.2001
INO-T	Chile	INOREG	553695	22.11.1999
INO-T	Chile	INOTHERAPY	553693	22.11.1999
INO-T	Chile	INOTHERAPY	559397	24.01.2000
INO-T	Chile	INOMAX	762143	10.07.2006
INO-T	Chile	INOblender	764847	14.08.2006
INO-T	China	l-N-O	928660	14.01.1997
INO-T	China	INOCAL	1099385	14.09.1997
INO-T	China	INOMAX	928657	14.01.1997
INO-T	China	INOREG	1462542	21.10.2000
INO-T	China	INOREG	1459243	14.10.2000
INO-T	China	INOTHERAPY	1464135	28.10.2000
INO-T	China	INOTHERAPY	1507781	14.01.2001
INO-T	China	INOTHERAPY	1462541	21.10.2000
INO-T	China	INOTHERAPY	1459228	14.10.2000
INO-T	China	INOTHERAPY	1467378	28.10.2000
INO-T	China	INOTHERAPY	1459508	14.10.2000
INO-T	China	INOTHERAPY	1459493	14.10.2000
INO-T	China	INOMAX	893015	04.04.2006
INO-T	China	INOblender	892785	04.04.2006
INO-T	Columbia	I-N-O	300687	04.08.2005
INO-T	Columbia	INOCAL	302673	16.08.2005
INO-T	Columbia	INOFLO	226044	13.04.2000
INO-T	Columbia	INOFLO	226864	19.05.2000
INO-T	Columbia	INOREG	226006	13.04.2000
INO-T	Columbia	INOREG	226007	13.04.2000
INO-T	Columbia	INOTHERAPY	225903	13.04.2000
INO-T	Columbia	INOTHERAPY	225942	13.04.2000
INO-T	Columbia	INOTHERAPY	224751	10.03.2000
INO-T	Columbia	INOTHERAPY	225943	13.04.2000

12

INO-T	Columbia	INOTHERAPY	225944	13.04.2000
INO-T	Columbia	INOTHERAPY	225945	13.04.2000
INO-T	Columbia	INOTHERAPY	225946	13.04.2000
INO-T	Columbia	INOTHERAPY	226043	13.04.2000
INO-T	Ecuador	I-N-O	2520-97	04.09.1997
INO-T	Ecuador	INOCAL	4941-97	10.12.1997
INO-T	Ecuador	INOMAX	4735-00	26.06.2000
INO-T	Ecuador	INOREG	7261-00	17.10.2000
INO-T	Ecuador	INOREG	7260-00	17.10.2000
INO-T	Ecuador	INOTHERAPY	7253-00	17.10.2000
INO-T	Ecuador	INOTHERAPY	7255-00	17.10.2000
INO-T	Ecuador	INOTHERAPY	7254-00	17.10.2000
INO-T	Ecuador	INOTHERAPY	7768-00	15.11.2000
INO-T	Ecuador	INOTHERAPY	7256-00	17.09.2000
INO-T	Ecuador	INOTHERAPY	2170-00	29.09.2000
INO-T	Ecuador	INOTHERAPY	2171-00	29.09.2000
INO-T	Ecuador	INOTHERAPY	2172-00	29.09.2000
INO-T	Hong Kong	INOCAL	2985/1998	11.06.1996
INO-T	Hong Kong	INOMAX	3618/2000	23.03.1999
INO-T	Hong Kong	INOTHERAPY	20004712	05.06.2006
INO-T	Hong Kong	INOTHERAPY	20004713	05.06.2006
INO-T	Hong Kong	INOTHERAPY	200101483	05.06.1999
INO-T	Hong Kong	INOTHERAPY	20004714	05.06.1999
INO-T	Hong Kong	INOTHERAPY	200101402	05.06.1999
INO-T	Hong Kong	INOTHERAPY	20015749	05.06.1999
INO-T	Hong Kong	INOTHERAPY	200106471	05.06.1999
INO-T	Hong Kong	INOTHERAPY	200106472	05.06.1999
INO-T	Hong Kong	INOMAX	300601893	17.03.2006
INO-T	Hong Kong	INOblender	300619975	13.04.2006
INO-T	Indonesia	I-N-O	356278	12.03.1996
INO-T	Indonesia	INOCAL	386703	08.09.1997
INO-T	Indonesia	INOMAX	356279	12.03.1996
INO-T	Indonesia	INOREG	463975	26.01.2001
INO-T	Indonesia	INOREG	459267	21.12.2000
INO-T	Indonesia	INOTHERAPY	460305	02.01.2001
INO-T	Indonesia	INOTHERAPY	460304	02.01.2001
INO-T	Indonesia	INOTHERAPY	460302	26.01.2001
INO-T	Indonesia	INOTHERAPY	460303	02.01.2001
INO-T	Indonesia	INOTHERAPY	463976	26.01.2001
INO-T	Indonesia	INOTHERAPY	460600	03.01.2001
INO-T	Indonesia	INOTHERAPY	460301	02.01.2001
INO-T	Indonesia	INOTHERAPY	459270	21.12.2000
INO-T	India	INOREG	860258	09.06.1999
INO-T	India	INOREG	860249	09.06.1999
INO-T	India	INOTHERAPY	310288	17.01.2005

13

INO-T	India	INOTHERAPY	860252	26.04.2005
INO-T	India	INOTHERAPY	860253	13.06.2003
INO-T	India	INOTHERAPY	860254	27.06.2006
INO-T	India	INOTHERAPY	860255	22 01.2005
INO-T	Japan	INOCAL	4768539	30.04.2004
INO-T	Japan	INOMAX	4359499	04.02.2000
INO-T	Japan	INOMAX	4783465	02.07.2004
INO-T	Japan	INOREG	4456726	02.03.2001
INO-T	Japan	INOTHERAPY	4478969	01.06.2001
INO-T	Japan	INOTHERAPY	4765385	16.04.2004
INO-T	Japan	INOMETER	4710141	12.09.2003
INO-T	Japan	INOMAX	893015	04.04.2006
INO-T	Japan	INOblender	892785	04.04.2006
INO-T	Mexico	INOMAX	660113	26.06.2000
INO-T	Mexico	INOREG	624905	27.09.1999
INO-T	Mexico	INOREG	620492	30.08.1999
INO-T	Mexico	INOTHERAPY	622110	31.08.1999
INO-T	Mexico	INOTHERAPY	620493	30.08.1999
INO-T	Mexico	INOTHERAPY	624904	27.10.1999
INO-T	Mexico	INOTHERAPY	622109	31.08.1999
INO-T	Mexico	INOTHERAPY	622106	31.08.1999
INO-T	Mexico	INOTHERAPY	647546	28.03.2000
INO-T	Mexico	INOTHERAPY	656311	30.05.2000
INO-T	Mexico	INOTHERAPY	622107	31.08.1999
INO-T	Mexico	INOMETER	824044	27.02.2004
INO-T	Mexico	INOMETER	824493	09.03.2004
INO-T	Mexico	INOMETER	825844	22.03 2004
INO-T	Mexico	INOMAX	929989	21.04.2006
INO-T	Mexico	INOblender	932936	28.04.2006
INO-T	Malaysia	INOCAL	97/10861	06.08.2004
INO-T	Malaysia	INOMAX	95/03803	24.04.1995
INO-T	Malaysia	INOREG	99005103	19.04.2002
INO-T	Malaysia	INOREG	99/05106	14.06.2009
INO-T	Malaysia	INOTHERAPY	99005108	14.07.1999
INO-T	Malaysia	INOTHERAPY	99005248	09.07.2002
INO-T	Malaysia	INOTHERAPY	99005105	24.05.2002
INO-T	Malaysia	INOTHERAPY	99005113	14.06.1999
INO-T	Malaysia	INOTHERAPY	99005112	14.06.1999
INO-T	Malaysia	INOTHERAPY	99/05111	25.06.2003
INO-T	New Zealand	I-N-O	B244337	22.12.1994
INO-T	New Zealand	INOCAL	263005	04.06.1996
INO-T	New Zealand	INOREG	310701	07.12.2000
INO-T	New Zealand	INOREG	310700	07.12.2000
INO-T	New Zealand	INOTHERAPY	310704	07.12.2000
INO-T	New Zealand	INOTHERAPY	310705	07.12.2000

14

INO-T	New Zealand	INOTHERAPY	310706	07.12.2000
INO-T	New Zealand	INOTHERAPY	310707	07.12.2000
INO-T	New Zealand	INOTHERAPY	310708	07.12.2000
INO-T	New Zealand	INOTHERAPY	310709	07.12.2000
INO-T	New Zealand	INOTHERAPY	310710	07.12.2000
INO-T	New Zealand	INOTHERAPY	310711	07.12.2000
INO-T	New Zealand	INOMAX	744310	10.03.2006
INO-T	Philippines	I-N-O	4-1995-0099	30.07.2005
INO-T	Pakistan	INOCAL	167271	24.10.2000
INO-T	Pakistan	INOTHERAPY	155651	04.05.2005
INO-T	Pakistan	INOTHERAPY	155653	25.05.2005
INO-T	Pakistan	INOTHERAPY	155909	25.06.1999
INO-T	Singapore	INOCAL	T96/05650C	05.06.1996
INO-T	Singapore	INOMAX	T99/028791	23.03.1999
INO-T	Singapore	INOREG	T99/06040D	14.06.1999
INO-T	Singapore	INOREG	T99/06041B	14.06.1999
INO-T	Singapore	INOTHERAPY	T99/06030G	14.06.1999
INO-T	Singapore	INOTHERAPY	T99/06031 E	14.06.1999
INO-T	Singapore	INOTHERAPY	T99/06032C	14.06.1999
INO-T	Singapore	INOTHERAPY	T99/06033A	14.06.1999
INO-T	Singapore	INOTHERAPY	T99/06035H	14.06.1999
INO-T	Singapore	INOTHERAPY	T99/06036F	14.06.1999
INO-T	Singapore	INOTHERAPY	T99/06037D	14.06.1999
INO-T	Singapore	INOMAX	893015 (partial refusal of protection)	04.04.2006
INO-T	Singapore	INOblender	892785	04.04.2006
INO-T	Thailand	INOCAL	Kor59569	11.07.1996
INO-T	Thailand	INOMAX	Kor40666	04.04.1995
INO-T	Thailand	INOREG	114886	21.06.2000
INO-T	Thailand	INOREG	112867	08.07.1999
INO-T	Thailand	INOTHERAPY	119597	08.07.1999
INO-T	Thailand	INOTHERAPY	Kor121076	03.10.2000
INO-T	Thailand	INOTHERAPY	110360	08.07.1999
INO-T	Thailand	INOTHERAPY	Kor124636	06.12.2000
INO-T	Thailand	INOTHERAPY	113844	08.07.1999
INO-T	Thailand	INOTHERAPY	10643	08.07.1999
INO-T	Thailand	INOTHERAPY	10642	08.07.1999
INO-T	Thailand	INOTHERAPY	10641/Bor	12.09.1999
INO-T	Thailand	INOblender	Kor251215	12.04.2006
INO-T	Taiwan	INOCAL	766655	16.07.1997
INO-T	Taiwan	INOMAX	713867	16.04.1996
INO-T	Taiwan	INOREG	932820	01.03.2001
INO-T	Taiwan	INOREG	907827	01.10.2000
INO-T	Taiwan	INOTHERAPY	910823	01.11.2000

15

INO-T	Taiwan	INOTHERAPY	908744	16.10.2000
INO-T	Taiwan	INOTHERAPY	922174	01.01.2001
INO-T	Taiwan	INOTHERAPY	890901	01.05.2000
INO-T	Taiwan	INOTHERAPY	907828	01.10.2000
INO-T	Taiwan	INOTHERAPY	137325	01.02.2001
INO-T	Taiwan	INOTHERAPY	131154	16.10.2000
INO-T	Taiwan	INOTHERAPY	137557	01.02.2001
INO-T	Taiwan	INOMAX	1234266	01.11.2006
INO-T	US	INOCAL	2109970	28.10.1997
INO-T	US	INOMAX	2185947	01.09.1998
INO-T	US	INOTHERAPY	2678500	21.01.2003
INO-T	US	INOMAX	893015 (partial refusal of protection)	04.04.2006
INO-T	US	INOblender	892785 (partial refusal of protection)	04.04.2006
INO-T	Uruguay	I-N-O	287041	04.08.1997
INO-T	Uruguay	INOCAL	287646	05.06.1998
INO-T	Uruguay	INOMAX	312214	26.11.2001
INO-T	Uruguay	INOREG	314479	01.08.2000
INO-T	Uruguay	INOTHERAPY	314481	01.08.2000
INO-T	Venezuala	I-N-O	197278-P	09.05.1997
INO-T	Venezuela	INOCAL	8395/96	23.01.1998
INO-T	Venezuela	INOREG	P-222131	07.07.2000
INO-T	Venezuela	INOREG	P-245654	22.11.2000
INO-T	Venezuela	INOTHERAPY	P-222137	07.07.2000
INO-T	Venezuela	INOTHERAPY	P-222136	07.07.2000
INO-T	Venezuela	INOTHERAPY	P-222134	07.07.2000
INO-T	Venezuela	INOTHERAPY	P-222135	07.07.2000
INO-T	Venezuela	INOTHERAPY	P-227171	28.09.2000
INO-T	Venezuela	INOTHERAPY	S-13332	07.07.2000
INO-T	Venezuela	INOTHERAPY	S-13331	07.07.2000
INO-T	Venezuela	INOTHERAPY	S-13330	07.07.2000
INO-T	South Africa	INOCAL	96/07267	03.06.1996
INO-T	South Africa	INOMAX	1999/04450	04.04.2002
INO-T	South Africa	INOREG	1999/11872	08.10.2002
INO-T	South Africa	INOREG	1999/11873	08.10.2002
INO-T	South Africa	INOTHERAPY	1999/11875	09.09.2002
INO-T	South Africa	INOTHERAPY	1999/11876	09.09.2002
INO-T	South Africa	INOTHERAPY	1999/11877	09.09.2002
INO-T	South Africa	INOTHERAPY	1999/11878	09.09.2002
INO-T	South Africa	INOTHERAPY	1999/11879	09.09.2002
INO-T	South Africa	INOTHERAPY	1999/11880	09.09.2002
INO-T	South Africa	INOTHERAPY	1999/11881	09.09.2002

16

INO-T	South Africa	INOTHERAPY	1999/11874	09.09.2002
DATEX-OHMEDA INC. (1)	U.S. Federal	INOPULSE	2532358	21.01.2002
DATEX-OHMEDA INC.	Canada	INOPULSE	TMA602882	20.02.2004
DATEX- OHMEDA INC.	Japan	INOPULSE	4580369	28.06.2002

APPLICATIONS

Owner	Territory	Mark	Application Number	Date of Application
INO-T	Argentina	INOMAX	2656178	13.03.2006
INO-T	Argentina	INOblender	2662580	04.04.2006
INO-T	Brazil	INOMAX	821749005	29.06.1999
INO-T	Brazil	INOMAX	828279225	29.03.2006
INO-T	Brazil	INOblender	828287090	10.04.2006
INO-T	Canada	INOMAX	1294778	22.03.2006
INO-T	Canada	INOblender	1296888	06.04.2006
INO-T	China	INOTHERAPY	9900065908	11.06.1999
INO-T	Ecuador	INOMAX	168716	15.03.2006
INO-T	Ecuador	INOblender	169881	17.04.2006
INO-T	India	I-N-O	658085	09.03.1995
INO-T	India	INOTHERAPY	863073	29.06.1999
INO-T	India	INOMAX	1433164	15.03.2006
INO-T	India	INOblender	1447168	12.04.2006
INO-T	Mexico	INOCAL	795525	21.07.2006
INO-T	Malaysia	I-N-O	95/03799	24.04.1995
INO-T	Malaysia	INOTHERAPY	99/05109	14.06.1999
INO-T	Malaysia	INOTHERAPY	99/05110	14.06.1999
INO-T	Malaysia	INOMAX	2006/04524	22.03.2006
INO-T	Malaysia	INOblender	2006/06346	19.04.2006
INO-T	New Zealand	INOblender	746071	07.04.2006
INO-T	Philippines	INOCAL	4-2004-07800	24.08.2004
INO-T	Philippines	INOMAX	4-2006-003069	17.03.2006
INO-T	Philippines	INOTHERAPY	4-2006-003070	17.03.2006
INO-T	Philippines	INOMAX	4/2006/002837	13.03.2006
INO-T	Philippines	INOblender	4-2006-003882	07.04.2006
INO-T	Pakistan	I-N-O	167274	24.10.2000
INO-T	Pakistan	INOMAX	153912	24.03.1999

(1) INOPULSE trademarks have been assigned to INO-T.  Trademark offices in the different countries are currently in the process of recording this assignment.

17

INO-T	Pakistan	INOTHERAPY	155648	10.06.1999
INO-T	Pakistan	INOTHERAPY	155654	10.06.1999
INO-T	Pakistan	INOTHERAPY	155656	10.06.1999
INO-T	Pakistan	INOMAX	219440	10.03.2006
INO-T	Pakistan	INOblender	220555	07.04.2006
INO-T	Singapore	INOTHERAPY	T99/06034Z	14.06.1999
INO-T	Thailand	INOMAX	621585	24.03.2006
INO-T	Taiwan	INOblender	Pending	05.04.2006
INO-T	US	INOMETER	78/959,255	24.08.2006
INO-T	Uruguay	INOMAX	369364	10.03.2006
INO-T	Uruguay	INOblender	370252	20.04.2006
INO-T	Venezuela	INOMAX	5130-99	25.03.1999
INO-T	Venezuela	INOMAX	5678-06	17.03.2006
INO-T	Venezuela	INOblender	7649-06	07.04.2006
INO-T	South Africa	INOMAX	2006/05226	13.03.2006
INO-T	South Africa	INOblender	2006/07894	07.04.2006

Part B AGA’s trademarks

REGISTRATIONS

Owner	Territory	Mark	Registration Number	Date of Registration
AGA	Austria	I-N-O	164078	07.05.1996
AGA	Austria	INOCAL	166111	06.09.1996
AGA	Benelux	INOCAL	597865	02.06.1997
AGA	Switzerland	I-N-O	435169	17.02.1997
AGA	Switzerland	INOCAL	440215	28.04.1997
AGA	Switzerland	INOREG	468143	04.01.2000
AGA	Switzerland	INOTHERAPY	468145	04.01.2000
AGA	Czech Republic	INOCAL	203895	23.09.1997
AGA	Czech Republic	INOMAX	226731	21.09.2000
AGA	Czech Republic	INOREG	227568	19.10.2000
AGA	Czech Republic	INOTHERAPY	234009	12.11.2001
AGA	Germany	INOCAL	39624874	14.10.1996
AGA	Germany	INOMETER	30203205	21.03.2002
AGA	Germany	INOMAX	30608405	08.03.2006
AGA	Germany	INOblender	30608469	03.03.2006
AGA	Denmark	I-N-O	6969/1996	20.12.1996
AGA	Denmark	INOCAL	4229/1996	12.07.1996
AGA	Estonia	INOCAL	25071	07.01.1998
AGA	Estonia	INOMAX	32168	14.09.2000
AGA	Estonia	INOREG	32307	28.09.2000
AGA	Estonia	INOTHERAPY	32644	20.10.2000
AGA	Spain	INOCAL	2033842	22.12.1997

18

AGA	European Community	I-N-O	2616043	08.09.2003
AGA	European Community	INOFLO	001194646	16.11.2001
AGA	European Community	INOMAX	1107135	10.07.2001
AGA	European Community	INOREG	001194612	26.01.2001
AGA	European Community	INOTHERAPY	1215979	26.01.2001
AGA	European Community	INOMETER	002864833	19.02.2004
AGA	Finland	I-N-O	204469	14.02.1997
AGA	Finland	INOCAL	205108	14.03.1997
AGA	France	INOCAL	96/628312	04.06.1996
AGA	Greece	INOCAL	130121	17.11.1998
AGA	Hungary	INOCAL	149061	10.03.1998
AGA	Hungary	INOMAX	161754	18.09.2000
AGA	Hungary	INOREG	159153	02.12.1999
AGA	Hungary	INOTHERAPY	160310	03.04.2000
AGA	Ireland	INOCAL	177152	06.06.1996
AGA	Iceland	I-N-O	959/1996	26.09.1996
AGA	Iceland	INOCAL	1251/96	25.11.1996
AGA	Iceland	INOMAX	561/1999	27.05.1999
AGA	Iceland	INOREG	822/1999	04.08.1999
AGA	Iceland	INOTHERAPY	965/1999	29.09.1999
AGA	Iceland	INOMAX	893015	04.04.2006
AGA	Iceland	INOblender	892785	04.04.2006
AGA	Italy	INOCAL	745602	31.03.1998
AGA	Lithuania	INOCAL	32551	08.04.1999
AGA	Lithuania	INOMAX	40463	17.10.2000
AGA	Lithuania	INOREG	39447	17.08 2000
AGA	Lithuania	INOTHERAPY	44862	13.02.2002
AGA	Latvia	INOCAL	M40000	20.03.1998
AGA	Latvia	INOMAX	M45748	20.03.2000
AGA	Latvia	INOREG	M46144	20.05.2000
AGA	Latvia	INOTHERAPY	M47075	20.12.2000
AGA	Norway	I-N-O	179361	23.01.1997
AGA	Norway	INOCAL	181570	24.04.1997
AGA	Norway	INOMAX	201856	09.03.2000
AGA	Norway	INOREG	201064	13.01.2000
AGA	Norway	INOREG	203123	31.05.2000
AGA	Norway	INOTHERAPY	207015	22.02.2001
AGA	Norway	INOMAX	893015	04.04.2006
AGA	Norway	INOblender	892785	04.04.2006

19

AGA	Poland	INOCAL	113906	04.10.1999
AGA	Poland	INOMAX	NR 138317	09.03.2003
AGA	Poland	INOREG	141599	07.01.2003
AGA	Poland	INOTHERAPY	R140818	12.11.2002
AGA	Portugal	INOCAL	317612	07.04.1997
AGA	Russian Federation	INOMAX	189286	31.05 2000
AGA	Russian Federation	INOREG	198218	28.12.2000
AGA	Russian Federation	INOTHERAPY	216400	05.07.2002
AGA	Russian Federation	INOMAX	893015	04.04.2006
AGA	Russian Federation	INOblender	892785	04.04.2006
AGA	Slovak Republic	INOMAX	193040	16.11.2000
AGA	Slovak Republic	INOREG	195975	12.07.2001
AGA	Slovak Republic	INOTHERAPY	197266	12.11.2001
AGA	Sweden	INOCAL	320169	06.12.1996
AGA	Sweden	INOMAX	342391	17.11.2000
AGA	Sweden	INOREG	344660	23.02.2001
AGA	Sweden	INOTHERAPY	364192	28.11.2003
INO THERAPEU TICS LLC	European Community	INOPULSE	2253482	18.07.2002

APPLICATIONS

Owner	Territory	Mark	Application Number	Date of Application
AGA	European Community	INOMAX	4881124	06.02.2006
AGA	European Community	INOblender	004978623	24.03.2006

20